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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVI BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	93-0797222 (I.R.S. Employer Identification Number)
One S.W. Columbia, Suite 1105, Portland, OR 97258 (503) 227-0554 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Denis R. Burger, Ph.D.
Chief Executive Officer
AVI Biopharma, Inc.
One S.W. Columbia, Suite 1105, Portland, OR 97258
(503) 227-0554
(Name, address, including zip code, and telephone number,
including area code of agent for service)
Copies to:
Francis R. Wheeler, Esq. Cooley Godward LLP 380 Interlocken Crescent, Suite 900 Broomfield, Colorado 80021 (720) 566-4000	Joel I. Papernik, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, New York 10017 (212) 935-3000

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, par value $0.0001 per share	2,188,874 shares	N/A	$12,038,807	$974

(1)
This Registration Statement covers the maximum number of shares of AVI common stock issuable in connection with the exchange offer and merger in exchange for shares of eXegenics common stock, based on the maximum number of shares of eXegenics common stock exchangeable in the exchange offer and merger (20,791,874 shares). The Registration Statement also covers additional shares of AVI common stock that may be issued to prevent dilution resulting from a stock split, stock dividend or similar transaction involving eXegenics or AVI common stock, under Rule 416 of the Securities Act.
(2)
Pursuant to Rule 457(o) of the Securities Act, the Proposed Maximum Offering Price Per Share has been omitted.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (3) and Rule 457(c) of the Securities Act, based on the market value of the AVI common stock to be issued in the merger, as established by the average of the high and low sale prices of AVI common stock on July 22, 2003 on the NASDAQ National Market, which was $5.50, and the maximum number of shares of AVI common stock to be issued.
(4)
This fee has been calculated pursuant to Rule 457(f) of the Securities Act to be $974 which is equal to .0000809 multiplied by the proposed maximum aggregate offering price of $12,038,807.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus may change. AVI BioPharma, Inc. may not complete the exchange offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and AVI BioPharma, Inc. is not soliciting offers to buy these securities in any state where the exchange offer or sale is not permitted.

PRELIMINARY PROSPECTUS, DATED JULY 25, 2003

AVI BIOPHARMA, INC.
OFFER TO EXCHANGE OUTSTANDING SHARES OF
COMMON STOCK AND PREFERRED STOCK
OF
EXEGENICS INC.
FOR
SHARES OF COMMON STOCK
OF
AVI BIOPHARMA, INC.

        The exchange offer and withdrawal rights will expire at 12:00 midnight, New York time, on Friday, August 22, 2003, unless the exchange offer is extended. Shares tendered pursuant to the exchange offer may be withdrawn at any time before the expiration of the exchange offer, but not during any subsequent offering period.

        On July 16, 2003, we entered into a merger agreement with eXegenics Inc., providing for Elk Acquisition Inc., our wholly owned subsidiary, to acquire all of the outstanding shares of eXegenics common stock and eXegenics preferred stock by means of an exchange offer and a subsequent merger. The eXegenics board of directors has unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, the holders of eXegenics common stock and eXegenics preferred stock and recommends that eXegenics stockholders accept the exchange offer and tender their shares of eXegenics common stock and eXegenics preferred stock pursuant to the exchange offer. Throughout this prospectus, we sometimes refer to the eXegenics common stock and eXegenics preferred stock collectively as the "eXegenics capital stock."

        Through Elk Acquisition, we are hereby offering, upon the terms and subject to the conditions set forth in this document and in the enclosed letters of transmittal, to exchange 0.103 of a share of AVI common stock and cash in lieu of any fractional share for each outstanding share of eXegenics common stock that is validly tendered and not withdrawn on or before the expiration date of the exchange offer, and 0.155 of a share of AVI common stock and cash in lieu of any fractional share for each outstanding share of eXegenics preferred stock that is validly tendered and not withdrawn on or before the expiration date of the exchange offer.

        If completed, the exchange offer will be followed by a merger of Elk Acquisition into eXegenics in which each share of eXegenics common stock not tendered in the exchange offer will be converted into the right to receive 0.103 of a share of AVI common stock and cash in lieu of any fractional share, and each share of eXegenics preferred stock not tendered in the exchange offer will be converted into the right to receive 0.155 of a share of AVI common stock and cash in lieu of any fractional share, unless, in each case, the holder properly perfects his or her appraisal rights under Delaware law. After completion of the merger, eXegenics will be a wholly owned subsidiary of AVI.

        Our obligation to exchange shares of AVI common stock for eXegenics capital stock in the exchange offer is subject to the conditions listed in the section entitled "Certain Terms of the Merger Agreement — Conditions to the Exchange Offer" beginning on page 55 of this prospectus. Our common stock is listed on the NASDAQ National Market under the symbol "AVII" and eXegenics common stock is listed on the NASDAQ SmallCap Market under the symbol "EXEG."

        See "Risk Factors" beginning on page 19 for a discussion of important factors that you should consider in connection with the exchange offer.

        We are not asking you for a proxy nor should you send us a proxy. Any request for proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July     , 2003.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION
SUMMARY
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
RECENT DEVELOPMENTS CONCERNING EXEGENICS
AVI BIOPHARMA, INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
EXEGENICS INC. SELECTED HISTORICAL FINANCIAL INFORMATION
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
RISK FACTORS
Risks Related to the Transaction
Risks Related to AVI's Business
Risks Related to AVI Common Stock
THE TRANSACTION
General Description of the Exchange Offer and the Merger
Purpose of the Exchange Offer and the Merger
The Minimum Tender Condition
Extension, Termination and Amendment
Subsequent Offer Period
Exchange of Shares of eXegenics capital stock; Delivery of Shares
Cash Instead of Fractional Shares of AVI Common Stock
Withdrawal Rights
Procedure for Tendering
Guaranteed Delivery of Shares of Common Stock
Effect of Tender
Background
Reasons for the Exchange Offer and the Merger
Interests of eXegenics' Directors and Officers in the Transaction
Management of AVI Following the Merger
Material U.S. Federal Income Tax Consequences
Accounting Treatment
Regulatory Approvals
Approval of the Merger
Top-Up Option
Amendment to eXegenics' Stockholder Rights Plan
Appraisal Rights
Possible Effects of the Exchange Offer
Relationships Between AVI and eXegenics
Fees and Expenses
CERTAIN TERMS OF THE MERGER AGREEMENT
The Exchange Offer
Composition of eXegenics' Board of Directors after the Exchange Offer
The Merger
Treatment of eXegenics Stock Options and Warrants
Top-Up Option
Representations and Warranties
Conduct of eXegenics Business Prior to Completion of the Exchange Offer
Commercially Reasonable Efforts to Complete the Transaction

i

Limitation on eXegenics' Ability to Consider Other Acquisition Proposals
Recommendation of eXegenics' Board of Directors
Employee Benefits
Conditions to the Exchange Offer
Conditions to the Merger
Termination of the Merger Agreement
Expenses
Amendments to the Merger Agreement
THE STOCKHOLDER AGREEMENTS
Parties to the Stockholder Agreements
Agreement to Tender
Agreement to Vote
Termination
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
COMPARISON OF RIGHTS OF AVI STOCKHOLDERS AND EXEGENICS STOCKHOLDERS
Differences In Corporate Law
Differences in Charter Documents and Bylaws
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SCHEDULE I: INFORMATION CONCERNING DIRECTORS ANDEXECUTIVE OFFICERS OF AVI BIOPHARMA, INC.
ANNEX A: AGREEMENT AND PLAN OF MERGER
ANNEX B: FORM OF STOCKHOLDER AGREEMENT
ANNEX C: FORM OF AFFILIATE AGREEMENT
ANNEX D: SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about AVI and eXegenics from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.

        You may also request copies of these documents from AVI, without charge, upon written or oral request to:

AVI BioPharma, Inc.
Investor Relations
One S.W. Columbia
Suite 1105
Portland, Oregon 97258
Attn: Michael C. Hubbard
(503) 227-0554

        In order to receive timely delivery of the documents, you must make your request no later than August 15, 2003.

        See "Where You Can Find More Information" beginning on page 77 of this prospectus.

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents described below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about AVI.

        The following documents that we have previously filed with the Securities and Exchange Commission are incorporated by reference:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 31, 2003, including information incorporated by reference in the Form 10-K from our definitive proxy statement for the 2003 annual meeting of stockholders, which was filed on April 10, 2003;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 13, 2003;

  •
  Our Current Reports on Form 8-K filed on May 7, 2003, May 8, 2003, May 9, 2003, May 20, 2003 and July 17, 2003; and

  •
  The description of our common stock set forth in our registration statement on Form 8-A filed on May 29, 1997.

        The following documents that eXegenics has previously filed with the Securities and Exchange Commission are incorporated by reference:

  •
  eXegenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 20, 2003, including information incorporated by reference in the Form 10-K from

    eXegenics' definitive proxy statement for the 2003 annual meeting of stockholders, which was filed on April 15, 2003 (a copy of this Annual Report is attached to this prospectus) and eXegenics' amended Annual Report on Form 10-K/A, filed on April 8, 2003 (a copy of this amended Annual Report is attached to this prospectus);

  •
  eXegenics' Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 13, 2003 (a copy of this Quarterly Report is attached to this prospectus); and

  •
  eXegenics' Current Reports on Form 8-K filed on March 14, 2003, March 20, 2003, March 21, 2003, April 11, 2003, May 13, 2003, May 19, 2003, May 30, 2003, June 9, 2003 and July 16, 2003.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:
What are AVI and eXegenics proposing?

A:
AVI and eXegenics have entered into a merger agreement, pursuant to which we are offering to exchange shares of AVI common stock for all of the outstanding shares of eXegenics capital stock. If the exchange offer is completed, Elk Acquisition, our wholly owned subsidiary, will merge into eXegenics. As a result of the exchange offer and the merger, eXegenics will become a wholly owned subsidiary of AVI.

Q:
What will I receive in exchange for my shares of eXegenics capital stock?

A:
In the exchange offer, you will receive 0.103 of a share of AVI common stock for each share of eXegenics common stock that you validly tender and do not withdraw, and 0.155 of a share of AVI common stock for each share of eXegenics preferred stock that you validly tender and do not withdraw. Each eXegenics stockholder who tendered shares of eXegenics capital stock in the exchange offer will be entitled to receive cash in lieu of any fractional share of AVI common stock that would otherwise have been delivered to such stockholder in connection with the exchange offer, after aggregating all fractional shares of AVI common stock that would otherwise have been issued to the stockholder. The exchange offer, if completed, will be followed by a merger in which each share of eXegenics common stock will be converted into the right to receive 0.103 of a share of AVI common stock, and each share of eXegenics preferred stock will be converted into the right to receive 0.155 of a share of AVI common stock, subject in each case to the exercise of appraisal rights. Each eXegenics stockholder whose shares of eXegenics capital stock are converted into the right to receive shares of AVI common stock in the merger will be entitled to receive cash in lieu of any fractional share of AVI common stock that would otherwise have been delivered to such stockholder in connection with the merger, after aggregating all fractional shares of AVI common stock that would otherwise have been issued to the stockholder.

Q:
Is the exchange offer being made by AVI or Elk Acquisition?

A:
The exchange offer is technically being made by Elk Acquisition, which we formed specifically for the purpose of making the exchange offer and otherwise facilitating the transaction. Because Elk Acquisition is our wholly owned subsidiary, all of the shares of eXegenics capital stock acquired by Elk Acquisition in the exchange offer will actually be beneficially owned and controlled by AVI. Therefore, although Elk Acquisition is technically making the exchange offer and will be a party to the merger, when we discuss the exchange offer and the merger, we generally refer only to AVI.

Q:
How long will it take to complete the exchange offer and the merger?

A:
We hope to complete the exchange offer on August 22, 2003. However, the exchange offer may be extended if the conditions to the exchange offer have not been satisfied at the scheduled expiration date or if we are required to extend the exchange offer by the terms of the merger agreement or the rules of the Securities and Exchange Commission. We expect to complete the merger shortly after completing the exchange offer, or, if adoption of the merger agreement by eXegenics stockholders is required, shortly after the execution of a written consent by holders of a majority of eXegenics' capital stock adopting and approving the merger agreement.

Q:
Will I have to pay any brokerage fees or commissions?

A:
If you are the record owner of your shares of eXegenics capital stock and you tender your shares in the exchange offer directly to the exchange agent, you will not incur any brokerage fees or commissions. If you own your shares of eXegenics capital stock through a broker or other nominee who tenders the shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Q:
Does eXegenics support the exchange offer and the merger?

A:
Yes. eXegenics' board of directors has unanimously determined that the exchange offer and the merger are fair to, and in the best interests of, the holders of eXegenics common stock and the holders of eXegenics preferred stock and recommends that eXegenics' stockholders accept the exchange offer and tender their shares of eXegenics capital stock pursuant to the exchange offer. eXegenics' board of directors has also approved the merger agreement and the merger. Information about the recommendation of eXegenics' board of directors is more fully set forth in the section entitled "The Transaction—Reasons for the Exchange Offer and the Merger" beginning on page 34 of this prospectus.

Q:
How do I participate in the exchange offer?

A:
You are urged to read this entire prospectus carefully, and to consider how the exchange offer and the merger affect you. Then, if you wish to tender your shares of eXegenics capital stock, you should do the following:

•
with respect to either common stock or preferred stock of eXegenics, if you hold your shares in your own name, complete and sign the appropriate letter of transmittal for the class of stock you hold and return it with your stock certificates to Mellon Investor Services LLC, the exchange agent for the exchange offer, at the appropriate address specified on the back cover of this prospectus before the expiration date of the exchange offer; or

•
if you hold shares of common stock of eXegenics in "street name" through a broker, ask your broker to tender your shares before the expiration date.

  Alternatively, you may comply with the guaranteed delivery procedures described in the section entitled "The Transaction—Guaranteed Delivery of Shares/Common Stock" beginning on page 29 of this prospectus. Please read this prospectus carefully for more information about procedures for tendering your shares, the timing of the exchange offer, extensions of the exchange offer period and your rights to withdraw your shares from the exchange offer prior to the expiration date.

Q:
When and how can I withdraw tendered shares?

A:
You may withdraw any shares you have tendered at any time before the time we accept the shares for exchange in the exchange offer.

  For a withdrawal to become effective, our exchange agent must receive a written or facsimile transmission notice of withdrawal before the time we accept the shares for exchange in the exchange offer. In a notice of withdrawal you must specify your name, the number of shares to be withdrawn and the name in which the certificates are registered, if different from your name. If you have delivered to our exchange agent certificates for shares to be withdrawn, you must also indicate the serial numbers shown on the particular certificates evidencing the shares to be withdrawn.

Q:
Have any eXegenics stockholders agreed to tender their shares?

A:
Yes. All of the directors and officers of eXegenics have agreed to tender into the exchange offer shares representing approximately 0.7% of the capital stock of eXegenics outstanding as of July 22, 2003.

Q:
What percentage of AVI common stock will eXegenics stockholders own after the merger?

A:
If we obtain all of the outstanding shares of eXegenics capital stock pursuant to the exchange offer and the merger, former stockholders of eXegenics will own approximately 5.5% of the shares of AVI common stock, based upon the number of shares of AVI common stock, eXegenics common stock and eXegenics preferred stock outstanding on July 22, 2003, and not taking into account stock options, warrants or convertible securities of AVI or eXegenics.

Q:
What are the most significant conditions to the exchange offer?

A:
Our obligation to accept shares of eXegenics capital stock for exchange in the exchange offer is subject to several conditions, including:

•
a majority of the sum of (i) the outstanding shares of eXegenics capital stock plus, (ii) at our option, an additional number of shares not exceeding the number of shares of capital stock of eXegenics issuable upon the exercise of in-the-money options and warrants, having been validly tendered and not withdrawn, which is referred to in this prospectus as the "minimum tender condition";

•
eXegenics having not materially breached any covenant in the merger agreement, and not having breached its representations and warranties in the merger agreement in any material respect;

•
eXegenics having cash and cash equivalents, net of liabilities of the types described in the merger agreement, of at least $9,000,000; and

•
the registration statement of which this prospectus is a part having been declared effective by the Securities and Exchange Commission.

  These and other conditions to the exchange offer are described in the section entitled "Certain Terms of the Merger Agreement—Conditions to the Exchange Offer" beginning on page 55 of this prospectus.

Q:
What happens if I do not tender my shares of eXegenics capital stock in the exchange offer?

A:
If, after completion of the exchange offer, we own a majority of the outstanding shares of eXegenics capital stock, we intend to complete a merger of our wholly owned subsidiary, Elk Acquisition, with eXegenics. Upon completion of the merger, each share of eXegenics common stock that has not been tendered and accepted for exchange in the exchange offer will be converted into the right to receive 0.103 of a share of AVI common stock, and each share of eXegenics preferred stock that has not been tendered and accepted for exchange in the exchange offer will be converted into the right to receive 0.155 of a share of AVI common stock, in each case, unless you properly perfect your appraisal rights under Delaware law. The appraisal process is discussed more fully in the section entitled "The Transaction—Appraisal Rights" beginning on page 42 of this prospectus.

Q:
Are AVI's business, prospects and financial condition relevant to my decision to tender my shares in the exchange offer?

A:
Yes. Shares of eXegenics capital stock accepted for exchange in the exchange offer will be exchanged for AVI common stock; therefore, you should consider our business and financial condition before you decide to tender your shares of eXegenics capital stock in the exchange offer. In considering our business and financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about AVI.

Q:
Has the exchange offer commenced?

A:
Yes. The exchange offer commenced on July 25, 2003. At the same time we commenced the exchange offer, we filed a registration statement covering the shares of AVI common stock to be issued in exchange for shares of eXegenics capital stock. You may now tender shares of eXegenics capital stock in the exchange offer in accordance with the procedures outlined in this prospectus. We cannot, however, accept for exchange and pay for any shares tendered in the exchange offer until the registration statement is declared effective by the Securities and Exchange Commission and the other conditions to the exchange offer have been satisfied or, where permissible, waived.

Q:
Where can I find more information about AVI and eXegenics?

A:
You can find more information about AVI and eXegenics as described in the section entitled "Where You Can Find More Information" beginning on page 77 of this prospectus.

Q:
Whom should I contact if I have more questions about the transaction?

A:
You may contact Mellon Investor Services LLC, the information agent for the exchange offer, using the following contact information:

Information Agent

MELLON INVESTOR SERVICES LLC
85 Challenger Road
2nd Floor
Ridgefield Park, NJ 07660
Call Toll Free: (866) 323-8164

SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you or that are incorporated by reference in this prospectus in order to understand fully the exchange offer and the merger. See "Where You Can Find More Information" beginning on page 77 of this prospectus for the location of these documents. The merger agreement is attached as Annex A to this prospectus. AVI and eXegenics encourage you to read the merger agreement as it is the legal document that governs the exchange offer and the merger. We have included page references in parentheses, where applicable, to other sections of this prospectus in order to direct you to a more detailed description of the topics presented in this summary.

The Companies

  AVI BioPharma, Inc.
  One S.W. Columbia
  Suite 1105
  Portland, Oregon 97258
  Telephone: (503) 227-0554

        We are a biopharmaceutical company developing therapeutic products for the treatment of life-threatening diseases using two technology platforms: NEUGENE™ antisense drugs and cancer immunotherapy. Our lead NEUGENE antisense compound is designed to target cancer, cardiovascular restenosis, polycystic kidney disease and other cell proliferation disorders. In addition to targeting specific genes in the body, our antiviral program uses NEUGENE antisense compounds to target single-stranded RNA viruses, including West Nile Virus, SARS, coronavirus, calicivirus, and Hepatitis C. Our lead cancer agent, AVICINE™, is a therapeutic cancer vaccine that has completed Phase II clinical trials in colorectal and pancreatic cancer. We were incorporated in Oregon in 1980 as Antivirals, Inc., and changed our name to AVI BioPharma, Inc. in 1998.

        Our common stock is listed on the NASDAQ National Market under the symbol "AVII." We maintain a site on the Internet at "www.avibio.com"; however, information found on our website is not part of this prospectus.

  Elk Acquisition, Inc.
  c/o AVI BioPharma, Inc.
  One S.W. Columbia
  Suite 1105
  Portland, Oregon 97258
  Telephone: (503) 227-0554

        Elk Acquisition is our wholly owned subsidiary and was incorporated on July 10, 2003, in the State of Delaware. Elk Acquisition has not engaged in any operations and exists solely to make the exchange offer and otherwise facilitate the transaction. Therefore, although Elk Acquisition is technically making the exchange offer and will be a party to the merger, when we discuss the transaction in this prospectus, we generally refer only to AVI.

  eXegenics Inc.
  2110 Research Row
  Dallas, Texas 75235
  Telephone: (214) 358-2000

        eXegenics is no longer actively conducting research, but has historically been engaged in the discovery and development of drugs for treatment of cancers and drug-resistant bacterial diseases.

        From the time of its founding in 1991 until 2001, eXegenics' efforts were devoted to discovery research activities related to potential therapies for human disease and to improvement (by genetic engineering) of technologies for producing certain products manufactured and marketed by other companies. Through 2001, eXegenics had not created a commercially viable drug candidate, nor had its efforts in production technology improvement research led to any commercially viable manufacturing processes. eXegenics was incorporated in Texas in 1991 as Cytoclonal Pharmaceutics, Inc. and was reincorporated in Delaware in 1992. The name of the company was changed to eXegenics Inc. in 2001.

        eXegenics common stock is listed on the NASDAQ SmallCap Market under the symbol "EXEG." eXegenics preferred stock is not publicly traded. eXegenics maintains a site on the Internet at "www.exegenicsinc.com"; however, information found on eXegenics' website is not part of this prospectus.

The Transaction (Page 27)

        AVI and eXegenics are proposing a two-part business combination transaction in which AVI intends to acquire all of the outstanding shares of eXegenics capital stock. In the exchange offer, AVI is offering to exchange:

  •
  0.103 of a share of AVI common stock for each outstanding share of eXegenics common stock that is validly tendered and not withdrawn on or before the expiration date of the exchange offer; and

  •
  0.155 of a share of AVI common stock for each outstanding share of eXegenics preferred stock that is validly tendered and not withdrawn on or before the expiration date of the exchange offer.

        Each eXegenics stockholder who tenders shares of eXegenics capital stock in the exchange offer will be entitled to receive cash in lieu of any fractional share of AVI common stock that would otherwise have been delivered to such stockholder in connection with the exchange offer, after aggregating all fractional shares of AVI common stock that would otherwise have been issued to the stockholder. If we complete the exchange offer, it will be followed by a merger of Elk Acquisition into eXegenics. The exchange offer and the merger are sometimes collectively referred to in this prospectus as the "transaction."

        We are not required to accept for exchange, or to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock pursuant to the exchange offer, unless the number of shares of eXegenics capital stock validly tendered and not withdrawn prior to the expiration date of the exchange offer equals at least a majority of the sum of (i) the total number of shares of eXegenics capital stock then outstanding, plus (ii) at our election, an additional number of shares up to but not exceeding the total number of shares of eXegenics common stock issuable upon the exercise of in-the-money options and warrants. We may not waive this condition without eXegenics' consent. In addition, our obligation to accept for exchange, or to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock pursuant to the exchange offer is subject to several other conditions described in the section entitled "Certain Terms of the Merger Agreement—Conditions to the Exchange Offer" beginning on page 55 of this prospectus.

        Promptly after completion of the exchange offer, we intend to merge Elk Acquisition, our wholly owned subsidiary, with eXegenics. Upon completion of the merger, each share of eXegenics common stock that has not been tendered and accepted for exchange in the exchange offer will be converted into the right to receive 0.103 of a share of AVI common stock, and each share of eXegenics preferred stock that has not been tendered and accepted for exchange in the exchange offer will be converted into the right to receive 0.155 of a share of AVI common stock, in each case, unless the holder properly perfects appraisal rights under Delaware law. Each eXegenics stockholder whose shares of

eXegenics capital stock are converted into the right to receive shares of AVI common stock in the merger will be entitled to receive cash in lieu of any fractional share of AVI common stock that would otherwise have been delivered to such stockholder in connection with the merger, after aggregating all fractional shares of AVI common stock that would otherwise have been issued to the stockholder. We seek to acquire ownership of 100% of the outstanding shares of eXegenics capital stock through the exchange offer and the merger.

        Example:

  •
  If you currently own 100 shares of eXegenics common stock, after the transaction you will receive 10 shares of AVI common stock and a check for the value of 30% of a share of AVI common stock, rounded to the nearest whole cent.

  •
  On July 22, 2003, the most recent practicable date prior to the mailing of this prospectus, the last sale price of AVI common stock on the NASDAQ National Market was $5.35. Applying the exchange ratios in the exchange offer to the AVI closing price on that date, each holder would be entitled to receive 0.103 of a share of AVI common stock with a market value of approximately $0.55 for each share of eXegenics common stock validly tendered and not withdrawn, and 0.155 of a share of AVI common stock with a market value of approximately $0.83 for each share of eXegenics preferred stock validly tendered and not withdrawn. The actual value of the AVI common stock to be issued in the exchange offer and the merger, however, will depend on the market price at the closing of the exchange offer and the merger, and may be more or less than the value given in this example. We urge you to obtain current price quotations for AVI common stock and eXegenics common stock and, if available, preferred stock, prior to making your decision whether to tender into the exchange offer.

Market Price And Dividend Information (Page 12)

        Our common stock is listed on the NASDAQ National Market under the symbol "AVII," and eXegenics common stock is listed on the NASDAQ SmallCap Market under the symbol "EXEG." On July 15, 2003, the last full trading day before the public announcement of the exchange offer and the merger, the closing sales price per share of AVI common stock on the NASDAQ National Market was $6.15, and the closing sales price per share of eXegenics common stock on the NASDAQ SmallCap Market was $.61. On July 22, 2003, the most recent practicable date before the filing of this prospectus, the closing sales price per share of AVI common stock on the NASDAQ National Market was $5.35, and the closing sales price per share of eXegenics common stock on the NASDAQ SmallCap Market was $0.57. eXegenics preferred stock is not publicly traded and, as such, no current market value is available for such shares.

Material United States Federal Income Tax Consequences (Page 38)

        Your tax consequences will depend on whether the exchange offer and merger are treated as a reorganization or as a taxable transaction and, if the transaction is taxable, on whether you hold your shares of eXegenics capital stock at a gain or loss. If the transaction is a reorganization for U.S. federal income tax purposes, your receipt of AVI common stock in the transaction will be nontaxable for U.S. federal income tax purposes (except for taxes, if any, resulting from the receipt of cash instead of fractional shares of AVI common stock). If the transaction is not a reorganization for U.S. federal income tax purposes, you will recognize gain or loss on the exchange of your shares of eXegenics capital stock for shares of AVI common stock in the exchange offer or the merger. The amount of gain or loss recognized will be equal to the difference between the fair market value of the shares of AVI common stock received in the exchange offer or merger and your tax basis in the shares of eXegenics capital stock surrendered in the exchange offer or the merger.

        The tax treatment of the exchange offer and the merger to eXegenics stockholders depends on, among other things, certain facts that will not be known before the completion of the merger. eXegenics stockholders are urged to carefully read the discussion in the section entitled "The Transaction—Material United States Federal Income Tax Consequences" beginning on page 10 of this prospectus. That discussion includes a summary of the material U.S. federal income tax consequences of participation in the exchange offer and the merger in the event that the conditions described above are not satisfied.

        Tax matters are complicated, and the tax consequences of the exchange offer and the merger to you will depend on facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the exchange offer and the merger to you.

Reasons For The Transaction (Page 34)

        eXegenics.    eXegenics' board of directors believes that the transaction could result in a number of benefits to eXegenics and its stockholders, including the opportunity for eXegenics stockholders to have greater liquidity for their investment in the near term and, in the long term, the opportunity to participate in a significantly larger and more diversified company.

        AVI.    Our board of directors believes that the transaction could result in a number of benefits to AVI and our stockholders, including the following:

  •
  the opportunity to obtain additional cash to fund existing and new research and development programs to enhance our core technologies and expand product development; and

  •
  the opportunity to obtain eXegenics' intellectual property, including eXegenics target validation antisense platform (referred to as the "OASIS" program) and eXegenics' Quantum Core Technology.

        See the section entitled "The Transaction—Reasons for the Exchange Offer and the Merger" beginning on page 34 of this prospectus, as well as eXegenics' Solicitation/ Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus.

Recommendation to eXegenics Stockholders

        eXegenics' board of directors has unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, the holders of eXegenics common stock and the holders of eXegenics preferred stock, and unanimously recommends that eXegenics stockholders accept the exchange offer and tender their shares pursuant to the exchange offer and, if required by applicable law, adopt the merger agreement. Information about the unanimous recommendation of eXegenics' board of directors is more fully described in eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus.

Opinion of eXegenics' Financial Advisor

        eXegenics' board of directors has received a written opinion, dated July 15, 2003, from Petkevich & Partners LLC, eXegenics' exclusive financial advisor in connection with the exchange offer and the merger, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the aggregate consideration to be received by the holders of eXegenics common stock and eXegenics preferred stock (other than AVI and its affiliates) was fair, from a financial point of view, to such holders in the aggregate. A summary of Petkevich's opinion, including the analysis performed, the bases and methods of arriving at the opinion, and a description of Petkevich's investigation and assumptions, are disclosed in Item 4 of eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus. The full text of Petkevich's written opinion dated July 15, 2003, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex A to eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus. The opinion was addressed to the eXegenics board of directors and does not constitute a recommendation to any stockholder regarding whether stockholders should exchange shares pursuant to the exchange offer, or how stockholders should vote or act on any matter relating to the exchange offer or the merger.

Timing of the Exchange Offer

        The exchange offer commenced on July 25, 2003 and is currently scheduled to expire at 12:00 midnight, New York City time, on August 22, 2003. However, under certain circumstances the exchange offer may be extended. If we decide to extend the exchange offer, we will make an announcement regarding that extension as described in the section entitled "The Transaction—Extension, Termination and Amendment" beginning on page 28 of this prospectus.

Extension, Termination and Amendment (Page 28)

        If any condition to the exchange offer is not satisfied or, if permissible, waived, on any scheduled expiration date of the exchange offer, then we may extend the expiration date of the exchange offer from time to time for such period of time as we may reasonably determine to be necessary to permit such condition to be satisfied.

        We may also extend the expiration date of the exchange offer for one additional period of not more than 20 business days if the minimum condition has been satisfied, but either:

  •
  the sum of the number of shares of eXegenics common stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics common stock owned by us or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics common stock then outstanding; or

  •
  the sum of the number of shares of eXegenics preferred stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics preferred stock collectively owned by us and/or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics preferred stock then outstanding.

        In addition, we have the right to extend the exchange offer for any period of time required by the rules of the Securities and Exchange Commission. We are not giving any assurance that we will exercise our right to extend the expiration date of the exchange offer. During an extension, all shares of eXegenics capital stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of eXegenics capital stock previously tendered in the exchange offer. An extension of the exchange offer is different than a subsequent offering period. The effects of a subsequent offering period are described below.

        We are required to extend the expiration date of the exchange offer for a period of ten business days after the initial expiration date if:

  •
  all of the conditions to the exchange offer, other than the minimum tender condition, are satisfied as of the initial expiration date;

  •
  a number of shares of eXegenics common stock have been validly tendered and not withdrawn as of the initial expiration date that represents at least 35% of the sum of (i) the total number of shares of common stock outstanding as of the initial expiration date, plus (ii) the total number of shares of eXegenics common stock issuable on the exercise of in-the-money options and warrants to purchase eXegenics common stock, each as outstanding as of the initial expiration date; and

  •
  a number of shares of eXegenics preferred stock have been validly tendered and not withdrawn as of the initial expiration date that represents at least 35% of the total number of shares of eXegenics preferred stock outstanding as of the initial expiration date.

        We reserve the right to make any changes in the terms and conditions of the exchange offer by giving oral or written notice of the changes to the exchange agent and by making a public announcement thereof; however, without the prior written consent of eXegenics, we cannot:

  •
  amend or waive the minimum tender condition;

  •
  make any changes to the form of consideration to be delivered for the shares of eXegenics capital stock tendered in the exchange offer;

  •
  decrease either the common stock exchange ratio or the preferred stock exchange ratio, or the number of shares of eXegenics capital stock sought in the exchange offer;

  •
  impose any condition to the exchange offer other than those already described in the merger agreement or modify any existing condition to the exchange offer if the modification would make satisfaction of the condition materially more difficult; or

  •
  extend the initial expiration date of the exchange offer, except in the circumstances described above.

        We are required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Any announcement about an extension is required to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer. Subject to applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate the public announcement other than by making a release to the Dow Jones News Service.

Subsequent Offering Period (Page 29)

        We may elect to provide a subsequent offering period of not less than three nor more than 20 business days after the acceptance of shares of eXegenics capital stock in the exchange offer if the requirements of Rule 14d-11 under the Securities Exchange Act of 1934 relating to a subsequent offering period have been met. You will not have the right to withdraw any shares of eXegenics capital stock that you tender during the subsequent offering period. We are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered promptly after the tender of such shares during any subsequent offering period. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Withdrawal Rights (Page 30)

        Your tender of shares of eXegenics capital stock pursuant to the exchange offer is irrevocable, except that shares of eXegenics capital stock tendered pursuant to the exchange offer may be withdrawn at any time before the time we first accept tendered shares of eXegenics capital stock for exchange pursuant to the exchange offer. Once we have accepted shares of eXegenics capital stock for exchange pursuant to the exchange offer, all tenders are irrevocable.

        If we elect to provide a subsequent offering period pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, you will not have the right to withdraw shares of eXegenics common stock that you tender in the subsequent offering period.

Exchange of Shares of eXegenics Capital Stock; Delivery of Shares (Page 29)

        We are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered and not withdrawn promptly after the expiration date of the exchange offer, upon the terms and conditions to the exchange offer, including the terms and conditions of any extension or amendment. In addition, we are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock promptly after they are validly tendered during any subsequent offering period, upon the terms and conditions to the exchange offer, including the terms and conditions of any extension or termination.

Procedure For Tendering (Page 31)

        The method of tendering your shares in the exchange offer will depend on whether the shares are held in certificate or book-entry form.

  •
  If your shares of eXegenics capital stock are held in certificate form, you must deliver the certificates, a properly completed and duly executed letter of transmittal, or a manually executed facsimile of that document, and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus. In the circumstances detailed in the letter of transmittal, the signatures on the letter of transmittal must be guaranteed.

  •
  If your shares of eXegenics capital stock are held in book-entry form, the shares must be tendered in accordance with the procedures for book-entry tender, and the exchange agent must receive a so-called "agent's message" and a confirmation of receipt of the tender. The procedures for book-entry transfer are described under "The Transaction—Procedure for Tendering" on page 31.

  •
  If you hold your shares in "street name" through a broker, ask your broker to tender your shares before the expiration date.

        In all cases, deliveries to the exchange agent must be made before the expiration of the exchange offer.

        If certificates evidencing your shares of eXegenics capital stock are not currently available and you cannot now comply with the preceding requirements, you can still participate in the exchange offer by complying with the guaranteed delivery procedures set forth under "The Transaction—Guaranteed Delivery of Shares of Common Stock" beginning on page 32.

A Stockholder Vote May Be Required To Adopt The Merger Agreement

        If, after completion of the exchange offer, as it may be extended and including any subsequent offering period, we own 90% or more of the outstanding shares of eXegenics common stock and 90% or more of the outstanding shares of eXegenics preferred stock, the merger can be accomplished without a vote of eXegenics stockholders. If, on the other hand, after completion of the exchange offer, as it may be extended and including any subsequent offering period, we own more than 50% but less than 90% of the outstanding shares of eXegenics common stock or eXegenics preferred stock, the affirmative vote or written consent of the holders of a majority of the shares of eXegenics capital stock outstanding on the record date for any such meeting or written consent will be required to complete the merger. If we complete the exchange offer, however, we will own a majority of the shares of eXegenics capital stock outstanding on any such record date, so adoption of the merger agreement by

eXegenics stockholders will be assured. Please see the section entitled "The Transaction—The Top-Up Option" on page 41 of this prospectus for a discussion of our option to purchase additional shares of capital stock of eXegenics.

The Stockholder Agreements (Page 62)

        eXegenics' directors and officers, who own 123,400 shares of eXegenics common stock in the aggregate, have agreed to tender and not withdraw their shares in the exchange offer.

Interests of eXegenics' Officers and Directors in the Transaction (Page 37)

        When you consider the unanimous recommendation of eXegenics' board of directors that eXegenics stockholders accept the exchange offer and tender their shares in the exchange offer, you should be aware that some eXegenics officers and directors may have interests in the transaction that may be different from, or in addition to, their interests as stockholders of eXegenics. See the section entitled "The Transaction—Interests of eXegenics' Officers and Directors in the Transaction" beginning on page 37 of this prospectus, as well as eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus.

Conditions to the Exchange Offer and the Merger (Pages 55 and 58)

        Our obligation to accept shares of eXegenics capital stock for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock in the exchange offer and the obligations of AVI and eXegenics to complete the merger are subject to the satisfaction of a number of conditions that may, in some instances, be waived.

        Limitation on eXegenics' Ability to Consider Other Acquisition Proposals (Page 53)

        Except as set forth below, eXegenics has agreed not to solicit, initiate or encourage (including furnishing any information, engaging in discussions, entering into any letter of intent or approving or endorsing) any of the following transactions:

  •
  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which eXegenics is a constituent corporation or pursuant to which (i) any person or entity directly or indirectly acquires more than 15% of the outstanding securities of any class of voting securities of eXegenics or (ii) eXegenics issues securities representing more than 15% of the issued and outstanding securities of any class of its voting securities;

  •
  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of eXegenics; or

  •
  any liquidation or dissolution of eXegenics.

        eXegenics is permitted to provide non-public information to, and negotiate with, another party if the other party has made an unsolicited, good faith written offer to acquire eXegenics on terms that the eXegenics' board of directors determines, in its reasonable judgment, based upon a written opinion of its financial advisor, to be more favorable to the eXegenics stockholders than the terms of the transaction, provided that a number of other conditions are satisfied.

Termination of the Merger Agreement (Page 58)

        AVI and eXegenics can terminate the merger agreement under certain circumstances, including if the exchange offer is not consummated by November 15, 2003.

Expenses (Page 60)

        The merger agreement provides that all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement are to be paid by the party incurring such expenses, except that AVI and eXegenics will share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of this prospectus and other related documents. However, if the merger agreement is terminated under certain specified circumstances and, within 180 days following that termination eXegenics engages in, becomes the subject of or agrees to consummate an acquisition transaction, the total value of which exceeds the total value of the shares of AVI common stock that would otherwise have been issued by us in connection with the exchange offer and the merger, then upon consummation of such a transaction, eXegenics is required to make a non-refundable payment to us equal to the lesser of $500,000 or 40% of the amount by which the consideration in the acquisition transaction exceeds the total value of the shares of AVI common stock that would otherwise have been issued by us in connection with the exchange offer and the merger.

Accounting Treatment (Page 40)

        We will account for the merger as a purchase for financial reporting purposes.

Appraisal Rights (Page 42)

        eXegenics stockholders are not entitled to appraisal rights in connection with the exchange offer. Under Delaware law, holders of eXegenics capital stock who have not exchanged their shares of eXegenics capital stock in the exchange offer will have appraisal rights with respect to such shares of eXegenics capital stock in connection with the merger.

        Stockholders who comply with the applicable statutory procedures regarding appraisal will be entitled to receive a judicial determination of the fair value of their shares of eXegenics capital stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, and to receive payment of this fair value in cash, together with a fair rate of interest.

Regulatory Approvals (Page 40)

        Other than the Securities and Exchange Commission declaring the registration statement on Form S-4 relating to this transaction effective and the filing of a certificate of merger, or a certificate of ownership and merger, as the case may be, under Delaware law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the exchange offer or the merger.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        AVI common stock is listed on the NASDAQ National Market under the symbol "AVII." eXegenics common stock is listed on the NASDAQ SmallCap Market under the symbol "EXEG." eXegenics preferred stock is not listed on any exchange or automated quotation system. The table below sets forth, for the periods indicated, the range of high and low closing per share sales prices for AVI common stock and eXegenics common stock as reported on the NASDAQ National Market.

	AVI Common Stock		eXegenics Common Stock
	Low	High	Low	High
Calendar year ended December 31, 2001
First quarter	$3.00	$6.87	$3.00	$8.00
Second quarter	3.75	9.85	3.13	4.58
Third quarter	5.86	10.45	2.90	4.25
Fourth quarter	7.12	11.19	2.20	4.00
Calendar year ended December 31, 2002
First quarter	8.04	12.97	1.55	3.20
Second quarter	2.70	7.95	0.81	1.70
Third quarte.	2.71	5.34	0.50	0.92
Fourth quarter	4.60	6.39	0.35	0.65
Calendar year ending December 31, 2003
First quarter	2.04	5.83	0.33	0.68
Second quarter	3.31	7.05	0.36	0.85
Third quarter (through July 22, 2003)	5.35	6.15	0.47	0.62

        As of July 22, 2003, there were approximately 609 record holders of AVI common stock. As of July 22, 2003, there were approximately 130 record holders of eXegenics common stock. Neither AVI nor eXegenics has ever paid cash dividends on their respective common stock and neither anticipates paying cash dividends for the foreseeable future.

        The table below presents the following information as of (i) July 15, 2003, the last full trading day before the public announcement of the proposed transaction, and (ii) July 22, 2003, the last full trading day for which such information could be practicably calculated before the date of this prospectus:

  •
  the closing sales price of AVI common stock, as reported on the NASDAQ National Market;

  •
  the closing sales price of eXegenics common stock, as reported on the NASDAQ SmallCap Market; and

  •
  the equivalent price per share of eXegenics common stock and eXegenics preferred stock as of the dates indicated, based on the closing price of AVI common stock multiplied by the common stock and preferred stock exchange ratios.

	Closing Sales Price of AVI Common Stock	Closing Sales Price of eXegenics Common Stock	Estimated Equivalent Price per Share of eXegenics Common Stock	Estimated Equivalent Price per Share of eXegenics Preferred Stock
July 15, 2003	$6.15	$0.61	$0.63	$0.95
July 22, 2003	$5.35	$0.57	$0.55	$0.83

RECENT DEVELOPMENTS CONCERNING EXEGENICS

        The following information describes the material changes in eXegenics' affairs that have occurred since December 31, 2002 and that were not described in eXegenics' Quarterly Report on Form 10-Q for quarter ended March 31, 2003 (a copy of which is attached to this prospectus).

Bristol-Myers Squibb License

        In March 2003, eXegenics and Bristol-Myers Squibb Company terminated their existing Master License Agreement and related Sponsored Research Agreement and sublicense agreements and eXegenics was reimbursed for certain out-of-pocket expenses related to the prosecution of patents under these agreements. eXegenics also sent a termination notice to The Washington State University Foundation (WSURF) with respect to eXegenics' license from WSURF, which termination was effective as of June 30, 2003.

Sale of Equipment

        Since March 31, 2003, eXegenics has sold to the Baylor College of Dentistry certain equipment for consideration of $17,700 and has been involved in various asset sales, the ascribed value of which are $7,000 in the aggregate. Numerous items of equipment have been disposed of through below cost distress sales and charitable donations. In certain instances, sales have been made to employees and former employees of eXegenics.

Labidi Proceeding

        In April 2002, Dr. Abdel Labidi, one of eXegenics' former employees, made certain allegations against eXegenics regarding discrimination. After eXegenics responded to these allegations, Dr. Labidi took no further action. On March 27, 2003, eXegenics received notice from the U.S. Equal Employment Opportunity Commission that Dr. Labidi had filed a Charge of Discrimination and that the EEOC intends to conduct an investigation of the charge. A mediation date has been scheduled for August 25, 2003 in Dallas, Texas.

Weiss Litigation

        On May 15, 2003, The M&B Weiss Family Limited Partnership of 1996 filed a lawsuit in the Delaware Court of Chancery, purportedly as a class action on behalf of all other similarly situated stockholders of eXegenics, against eXegenics and certain of its directors, and purportedly as a derivative action on behalf of eXegenics against the directors (the "Weiss Litigation"). The complaint alleges, among other things, that the defendants have mismanaged eXegenics, have made unwarranted and wasteful loans and payments to certain directors and third parties, have disseminated a materially false and misleading proxy statement in connection with the 2003 annual meeting of eXegenics' stockholders, and have breached their fiduciary duties to act in the best interests of eXegenics and its stockholders. The complaint seeks, among other things, court orders mandating that the defendants cooperate with parties proposing bona fide transactions to maximize stockholder value, make corrective disclosures with respect to the latest proxy statement, and account to eXegenics and the plaintiffs for damages suffered as a result of the actions alleged in the complaint. The plaintiffs are, in addition, seeking an award of costs and attorneys' fees and expenses. eXegenics and the individual defendant officers and directors believe the suit to be without merit. Accordingly, on June 9, 2003, the defendants filed a joint motion with the Delaware Court of Chancery to dismiss the complaint for failure to state a claim and for failure to make the statutorily required demand on eXegenics to assert the subject claims. eXegenics cannot predict at this point the length of time that the Weiss Litigation will be ongoing or the liability, if any, which may arise therefrom.

Accelrys Matter

        In June 2000, eXegenics entered into two three-year participation agreements with Molecular Simulations Incorporated ("MSI"), which subsequently assigned its interests and delegated its obligations to Accelrys, Inc., pursuant to which eXegenics was to participate with MSI and others in a project with the purpose of developing software to be used in the assignment and understanding of protein function, and a project with the purpose of developing and validating rapid computer-based methods for x-ray structure determination and model building and providing a scientific forum for research of x-ray crystallographic methods for structure determination. Pursuant to the agreements, eXegenics was to pay approximately $750,000 over a three-year period. In 2002, believing the milestones of the agreements had not been met, eXegenics instituted efforts to terminate the agreements and is currently in negotiations to reduce or eliminate its obligations thereunder. Of the $250,000 due under the agreements for the twelve-month period beginning July 2002, eXegenics recognized $127,000 in expenses related to the third year of this agreement and this amount is reflected in accrued expenses at December 31, 2002.

Resignation of Directors

        On May 15, 2003, Dr. Ira J. Gelb and Mr. Irwin C. Gerson resigned as directors of eXegenics citing in their respective letters of resignation apparent stockholder dissatisfaction with the management of the business of eXegenics by the board of directors and eXegenics' senior management.

Termination of Employees

        Since March 31, 2003, the employment of various eXegenics employees has been terminated. Among such employees were Joan Gillett, eXegenics' former Vice President, Controller and Principal Accounting Officer. Pursuant to a Separation Agreement, dated as of April 30, 2003, eXegenics agreed to pay Ms. Gillett a lump sum of $79,000, and the costs of the premiums associated with continuing her health insurance for a period of six months commencing as of the date of said agreement. Also terminated was Dr. Dorit Arad, eXegenics' former Vice President of Drug Design. Pursuant to an agreement, dated as of April 10, 2003, Dr. Arad is entitled to severance payments of twelve months of her salary, based on the rate of $190,000 per annum, and the costs of the premiums associated with continuing her health insurance following the date of that agreement through April 14, 2004.

Foundation Offer

        On May 29, 2003, EI Acquisition Inc., a wholly owned subsidiary of Foundation Growth Investments LLC, commenced an unsolicited cash tender offer (the "Foundation Offer") for all of eXegenics' capital stock at a price of $0.40 per share, and later reduced the price to $0.37 per share. For the reasons described in eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9 in response to the Foundation Offer and filed with the Securities and Exchange Commission on June 12, 2003, as amended, the eXegenics board of directors has unanimously recommended that eXegenics stockholders reject the Foundation Offer and not tender their shares of eXegenics capital stock to the Foundation Group.

        On June 18, 2003, the Foundation Group filed with the Securities and Exchange Commission preliminary proxy materials relating to its commencement of a solicitation of eXegenics' stockholders to consent to the removal of all the members of eXegenics' board of directors and the election of three new directors to serve as members of eXegenics' board of directors. The Foundation Group's consent solicitation materials stated that, if elected, the Foundation Group's nominees would consider taking the following actions: exempting the Foundation Group from the application of the Rights Plan adopted by eXegenics' board of directors (discussed below); exempting the Foundation Group from the application of the Delaware anti-takeover statute; repealing all of the recent amendments to eXegenics'

bylaws; and approving a merger between eXegenics and EI Acquisition following the completion of the Foundation Group's tender offer.

        On June 25, 2003, eXegenics filed with the Securities and Exchange Commission preliminary proxy materials relating to its opposition to the Foundation Group's consent solicitation. eXegenics' materials stated the belief of eXegenics that its stockholders should not provide their consent to the Foundation Group's proposals and should revoke any such consents that might have been given.

Rights Plan

        In an effort to preserve the ability of the Board and eXegenics' senior management to resist inadequate takeover proposals and thus protect stockholder value, on June 9, 2003, eXegenics adopted a stockholder rights plan (the "Rights Plan"). The Rights Plan requires any party seeking to acquire 15% or more of the outstanding eXegenics common stock to obtain the approval of eXegenics' board of directors or else the rights not held by the acquiror become exercisable for preferred stock of eXegenics, or common stock of the acquiror, at a discounted price that would make the acquisition prohibitively expensive. The Rights Plan was amended on July 16, 2003 to except AVI's actions in connection the transaction from triggering the above-described effects.

The Transaction

        In June 2003, eXegenics and AVI began discussions concerning a possible transaction between the parties. As described in greater detail under "The Transaction—Background" beginning on page 33, negotiations ensued and on July 16, 2003, eXegenics' entered into the merger agreement with AVI and Elk Acquisition pursuant to which AVI is offering to exchange shares of AVI common stock for each outstanding share of eXegenics' capital stock.

AVI BIOPHARMA, INC.
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth certain historical information of AVI. The selected financial data as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 have been derived from AVI's unaudited financial statements incorporated by reference into this prospectus. The selected financial data as of December 31, 2002 and the year ended December 31, 2002 have been derived from AVI's audited financial statements incorporated by reference into this prospectus. The selected financial data as of December 31, 2001, 2000, 1999 and 1998 and for the four years ended December 31, 2001, 2000, 1999 and 1998 have been derived from AVI's financial statements which had previously been audited by Arthur Andersen LLP. Arthur Andersen is no longer in a position to reissue their reports or provide consents. See the risk factor entitled "We are unable to obtain Arthur Andersen LLP's consent to incorporate by reference in this offering Arthur Andersen's report on our financial statements for calendar years 2000 and 20001, which Arthur Andersen audited, which could reduce your rights, if there were any material misstatements or omissions in such financial statements" on page 26 of this prospectus.

	Three months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Operations data:
Revenues	$257,923	$237,695	$836,784	$706,102	$1,297,338	$17,024	$120,351

Research and development	2,805,895	7,049,120	22,413,892	12,750,901	9,268,330	6,672,027	6,306,860
General and administrative	933,401	1,084,519	3,763,941	3,357,817	2,270,302	1,745,491	1,621,381
Acquired in-process research and development	—	—	—	—	—	71,874	19,473,154
Write-down of short-term securities—available-for-sale	—	—	(4,478,260)	(12,523,088)	—	—	—

Net loss	$(3,418,817)	$(7,816,093)	$(29,359,051)	$(26,925,174)	$(9,239,956)	$(8,378,441)	$(26,733,963)

Net loss per share—basic and diluted	$(0.13)	$(0.33)	$(1.14)	$(1.20)	$(0.49)	$(0.62)	$(2.27)

Cash flow used in operations	$(6,348,135)	$(4,473,433)	$(20,262,859)	$(12,822,129)	$(9,128,745)	$(7,561,388)	$(6,736,462)
Balance sheet data:
Cash and investments	$11,712,734	$37,825,328	$19,293,645	$25,597,121	$32,112,099	$11,620,505	$8,510,020
Working capital	10,961,447	33,381,521	15,279,854	24,230,010	31,408,473	10,611,593	7,833,049
Total assets	21,332,738	45,137,124	28,603,757	33,815,113	35,088,393	12,929,628	10,192,083
Shareholders' equity	$19,712,785	$40,417,271	$23,481,623	$30,534,047	$33,365,601	$11,889,474	$9,005,684

EXEGENICS INC.
SELECTED HISTORICAL FINANCIAL INFORMATION

        The following information is being provided to assist you in analyzing the financial aspects of the exchange offer and the merger. The information as of March 31, 2003 and 2002 and the three-month period ended March 31, 2003 and 2002 has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of eXegenics' management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition as such date and the results of operations for such periods. Information as of December 31, 2002, 2001, 2000, 1999 and 1998 and for the years then ended has been derived from audited financial statements. Such information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with such financial statements and the notes thereto contained in eXegenics' Annual Report on Form 10-K for year ended December 31, 2002, and in eXegenics' Quarterly Report on Form 10-Q for the three months ended March 31, 2003, each of which is attached to this prospectus. Historical results are not necessarily indicative of the results to be obtained in the future.

	Three months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Income Statement Data
Revenue	$13,000	$333,000	$562,000	$1,333,000	$865,000	$1,375,000	$1,183,000

Research and development	122,000	1,241,000	3,948,000	4,843,000	3,681,000	2,332,000	1,692,000
General and administrative expenses	805,000	1,061,000	4,770,000	6,448,000	5,788,000	3,194,000	2,500,000
Expenses related to strategic redirection	148,000	—	864,000	560,000	—	—	—
Merger expenses with IDDS	—	—	2,010,000	—	—	—	—

Operating loss	(1,062,000)	(1,969,000)	(11,030,000)	(10,518,000)	(8,604,000)	(4,151,000)	(3,009,000)
Gain on disposition	—	—	4,000	274,000	—	—	—
Interest income	(75,000)	(186,000)	686,000	1,383,000	1,543,000	222,000	286,000
Interest expense	—	—	(18,000)	(6,000)	(9,000)	(6,000)	(5,000)

Loss before provision (benefit) for taxes	(987,000)	(1,783,000)	(10,358,000)	(8,867,000)	(7,070,000)	(3,935,000)	(2,728,000)
Provision (benefit) for taxes	—	(14,000)	—	(82,000)	95,000	—	—

Net loss before cumulative effect of a change in accounting principle	(987,000)	(1,769,000)	(10,358,000)	(8,785,000)	(7,165,000)	(3,935,000)	(2,728,000)
Cumulative effect on prior years of change in method of revenue recognition	—	—	—	—	—	(422,000)	—

Net loss	(987,000)	(1,769,000)	(10,358,000)	(8,785,000)	(7,165,000)	(4,357,000)	(2,728,000)
Preferred stock dividend	(31,000)	(169,000)	(169,000)	(180,000)	(180,000)	(182,000)	(187,000)

Net loss attributable to common stockholders	$(1,018,000)	$(1,938,000)	$(10,527,000)	$(8,965,000)	$(7,345,000)	$(4,539,000)	$(2,915,000)

Basic and diluted loss per common share	$(0.07)	$(0.12)	$(0.67)	$(0.57)	$(0.51)	$(0.44)	$(0.30)

	March 31,		December 31,
	2003	2002	2002	2001	2000	1999	1998
Balance Sheet Data
Cash and investments	$15,476,000	$24,338,000	$16,742,000	$25,595,000	$35,408,000	$3,213,000	$6,826,000
Total assets	15,947,000	25,839,000	17,515,000	27,625,000	37,378,000	4,491,000	7,746,000
Working capital	14,945,000	23,480,000	15,924,000	24,949,000	35,050,000	2,324,000	6,227,000
Royalties payable—less current portion	—	—	—	—	750,000	875,000	1,000,000
Stockholders' equity	$15,087,000	$24,434,000	$16,074,000	$26,121,000	$35,775,000	$2,592,000	$6,062,000

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The table below presents selected financial data from the AVI and eXegenics unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2003 and for the year ended December 31, 2002 included in this prospectus. The unaudited pro forma condensed combined statements of operations are presented as if the merger had occurred at the beginning of each period presented. The unaudited pro forma condensed combined balance sheet presents the combined financial position of AVI and eXegenics as of March 31, 2003 assuming that the merger had occurred as of that date.

        The unaudited pro forma condensed combined financial data are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed combined financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes and the historical financial statements and related notes of AVI and eXegenics included in or incorporated by reference into this prospectus.

Pro forma Condensed Combined Statement of Operations

	Three months ended March 31, 2003	Year ended December 31, 2002
	(in thousands, except per share amounts)
Revenues	$271	$1,399
Operating Expenses	4,666	34,896
Net loss	(4,257)	(36,843)
Basic and diluted loss per share	(.15)	(1.34)

Pro forma Condensed Combined Balance Sheet Data

March 31, 2003
(in thousands)
Cash, cash equivalents and restricted cash	$22,648
Marketable securities	4,541
Working capital	21,703
Total assets	37,280
Long-term obligations, net of current portion	84
Total shareholders' equity	30,597

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table sets forth selected historical per share data and selected unaudited pro forma combined and equivalent per share data after giving effect to the merger assuming the merger has been completed at the beginning of the periods presented. This data has been derived from and should be read in conjunction with the summary selected historical financial data and unaudited pro forma condensed combined financial statements included in this prospectus, and the separate historical consolidated financial statements of AVI and eXegenics and accompanying notes incorporated by reference into this prospectus.

        The unaudited pro forma per share data presented below is for informational purposes only. You should not rely on the pro forma financial data as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the merger of AVI and eXegenics occurred at the beginning of the period presented.

	As of and for the three months ended March 31, 2003			For the year ended December 31, 2002
	Historical		Pro forma	Historical		Pro forma
	eXegenics	AVI	AVI & eXegenics	eXegenics	AVI	AVI & eXegenics
Basic and diluted loss per share(1)	$(.07)	$(.13)	$(.15)	$(1.14)	$(.67)	$(1.34)
Book value per share(2)	$.96	$.74	$1.09

(1)
The historical net loss per share is computed by dividing the historical net loss by the number of AVI or eXegenics weighted average shares outstanding. The pro forma combined net loss per share is computed by dividing the pro forma combined net loss by the pro forma weighted average common shares outstanding.

(2)
Historical book value per share is computed by dividing shareholders' equity by the number of shares of AVI or eXegenics common stock outstanding. Pro forma combined book value per share is computed by dividing pro forma combined shareholders' equity by the pro forma number of shares outstanding.

RISK FACTORS

        eXegenics stockholders should consider the following matters in deciding whether to tender shares of eXegenics capital stock in the exchange offer. eXegenics stockholders should consider these matters in connection with the other information that we have included or incorporated by reference into this prospectus.

Forward-Looking Information

        Certain of the information relating to AVI, eXegenics and the combined organization contained in or incorporated by reference into this prospectus is forward-looking in nature. All statements included or incorporated by reference into this prospectus or made by management of AVI or eXegenics, other than statements of historical fact regarding AVI or eXegenics, are forward-looking statements. Examples of forward-looking statements include statements regarding AVI's, eXegenics' or the combined organization's future financial results, operating results, business strategies, projected costs, future products and services, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "intends," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in this section. These and many other factors could affect the future financial and operating results of AVI, eXegenics or the combined company and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of AVI, eXegenics or the combined organization.

Risks Related to the Transaction

The shares of AVI common stock to be received by eXegenics stockholders in the transaction may decrease in value before or after the exchange offer is completed.

        The common stock exchange ratio in both the exchange offer and the merger is 0.103, and the preferred stock exchange ratio in both the exchange offer and the merger is 0.155. Because these ratios do not take into account changes in the relative value of AVI common stock, a decline in the trading price of AVI common stock before the merger is consummated could materially reduce the total value of the consideration to be paid to the holders of eXegenics capital stock.

        There will be no adjustment to the exchange ratio or right to terminate the merger agreement, the exchange offer or the merger based solely on fluctuations in the price of AVI common stock. In recent years, the stock market has experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of AVI common stock. The market price of AVI common stock upon and after completion of the exchange offer and the merger could be lower than the market price on the date of the merger agreement or the current market price. You should obtain recent market quotations of AVI common stock before you tender your shares.

The receipt of shares of AVI common stock could be taxable to you, depending on facts surrounding the transaction.

        The tax consequences of the offer and the merger to eXegenics stockholders depend in part on whether we continue an historic business of eXegenics or use a significant portion of eXegenics' historic business assets in a business. Determining whether we have met this test is an inherently factual inquiry. It is unclear whether continuity of business enterprise will be present in connection with the offer and the merger, if completed. If continuity of business enterprise is not present, the offer and merger will constitute taxable exchanges of eXegenics capital stock for AVI common stock, and eXegenics stockholders will recognize gain or loss on the exchange of their eXegenics shares for AVI shares in the offer or the merger. The amount of gain or loss recognized will be equal to the difference between the fair market value of the AVI common stock received by an eXegenics stockholder in the transaction and that stockholder's tax basis in the shares of eXegenics capital stock exchanged or converted in the transaction. If a stockholder is holding shares of eXegenics capital stock at a gain, the amount of taxes payable upon completion of the exchange offer or merger could be material.

The market price of AVI common stock may be affected by factors different from those affecting the market price of eXegenics' common stock.

        Upon completion of the exchange offer and the merger, holders of eXegenics capital stock will become holders of AVI common stock. Our business differs from that of eXegenics, and our results of operations, as well as the market price of our common stock, may be affected by factors different from those affecting eXegenics' results of operations and the market price of eXegenics' capital stock. For a discussion of AVI's and eXegenics' respective businesses and information to consider in evaluating such businesses, you should review our annual report on Form 10-K for the fiscal year ended on December 31, 2002, our subsequent quarterly and current reports, incorporated by reference into this prospectus, and eXegenics' annual report on Form 10-K for the fiscal year ended December 31, 2002, and its subsequent quarterly and current reports, incorporated by reference into this prospectus. eXegenics' annual report on Form 10-K, its amended annual report on Form 10-K/A for the fiscal year ended December 31, 2002, and its quarterly report on Form 10-Q for the three months ended March 31, 2003 are attached to this prospectus.

If AVI and eXegenics are not successful in integrating their intellectual property assets, some anticipated benefits of the transaction may not be realized.

        If AVI and the stockholders of the combined company are to realize all of the anticipated benefits of the transaction, the intellectual property assets of AVI and eXegenics must be integrated and combined efficiently. We cannot assure you that the integration will be successful or that the anticipated benefits of the merger will be fully realized. Similarly, we cannot guarantee that eXegenics stockholders will achieve greater value through their ownership of AVI common stock than they would have achieved as stockholders of eXegenics as a separate entity. The dedication of our management resources to integration activities may detract attention from the day-to-day business of the combined company. We cannot assure you that there will not be substantial costs associated with the integration process, that integration activities will not result in a decrease in revenues or a decrease in the value of AVI common stock or that there will not be other material adverse effects from our integration efforts.

Risks Related to AVI's Business

Our products are in an early stage of development and may not be determined to be safe or effective.

        We are only in the early stages of clinical development with our NEUGENE™ antisense pharmaceutical products and mid stage clinical development of our AVICINE™ products. We have devoted almost all of our time to research and development of our technology and products, protecting our proprietary rights and establishing strategic alliances. Our proposed products are in the pre-clinical or clinical stages of development and will require significant further research, development, clinical testing and regulatory clearances. We have no products available for sale and we do not expect to have any products available for sale for several years. Our proposed products are subject to development risks. These risks include the possibilities that any of the products could be found to be ineffective or toxic, or could fail to receive necessary regulatory clearances. Although we have obtained favorable results in Phase II trials using AVICINE to treat colorectal cancer patients, we may not obtain similar or more favorable results in our planned Phase III clinical trial. We have not received any significant revenues from the sale of products and we may not successfully develop marketable products that will increase sales and provide adequate margins to make us profitable. Third parties may develop superior or equivalent, but less expensive, products.

We have incurred net losses since our inception, and we may not achieve or sustain profitability.

        We incurred a net loss of $26.9 million in 2001 and $29.4 million in 2002, including non-cash write-downs of our investment securities in accordance with SEC accounting rules of $12.5 million in 2001 and $4.5 million in 2002. As of December 31, 2002, our accumulated deficit was $116.6 million and, at March 31, 2003, was $120.0 million. Our losses have resulted principally from expenses incurred in research and development of our technology and products and from selling, general and administrative expenses that we have incurred while building our business infrastructure. We expect to continue to incur significant losses in the future as we continue our research and development efforts and seek to obtain regulatory approval of our products. Our ability to achieve profitability depends on our ability to complete development of our products, obtain regulatory approvals and market our products. It is uncertain when, if ever, we will become profitable.

If we fail to attract significant additional capital, we may be unable to continue to successfully develop our products.

        Since we began operations, we have obtained operating funds primarily by selling shares of our common stock and warrants to purchase shares of our common stock. In May 2003, we raised $22.5 million by issuing common stock and warrants. Based on our current plans, we believe that current cash balances will be sufficient to meet our operating needs through calendar 2004. However, the actual amount of funds that we will need will be determined by many factors, some of which are beyond our control. These factors include the success of our research and development efforts, the status of our pre-clinical and clinical testing, costs relating to securing regulatory approvals and the costs and timing of obtaining new patent rights, regulatory changes, competition and technological developments in the market. We may need funds sooner than currently anticipated.

        We anticipate that we may need to obtain additional funds in the future. If necessary, potential sources of additional funding include strategic relationships, public or private sales of shares of our common stock or debt or other arrangements. We do not have any committed sources of additional financing at this time. We may not obtain additional funding when we need it on terms that will be acceptable to us or at all. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the ownership interest of our existing shareholders will be diluted. If we are unable to obtain financing when needed, our business and future prospects would be materially adversely affected.

If we fail to receive necessary regulatory approvals, we will be unable to commercialize our products.

        All of our products are subject to extensive regulation by the FDA and by comparable agencies in other countries. The FDA and comparable agencies require new pharmaceutical products to undergo lengthy and detailed clinical testing procedures and other costly and time-consuming compliance procedures. AVICINE has completed three Phase I and two Phase II studies and is ready to start a Phase III trial. Our first NEUGENE Antisense drug, Resten-NG™, completed Phase I trials in late 2001 and a Phase II trial in 2002. We initiated two additional Phase 1b studies in 2001 for cancer and polycystic kidney disease and completed three Phase I trials on drug metabolism. Except for clinical trials underway or ready to start, we may not initiate additional trials when predicted or at all, or complete our clinical trials that are started or in a timely fashion. We do not know when or if we will be able to submit our products for regulatory review. Even if we submit a product for regulatory review, there may be delays in obtaining regulatory approvals, or we may not obtain them at all. Sales of our products outside the United States will also be subject to regulatory requirements governing clinical trials and product approval. These requirements vary from country to country and could delay introduction of our products in those countries. We cannot assure you that any of our products will receive marketing approval from the FDA or comparable foreign agencies.

We may fail to compete effectively, particularly against larger, more established pharmaceutical companies, causing our business to suffer.

        The biotechnology industry is highly competitive. We compete with companies in the United States and abroad that are engaged in the development of pharmaceutical technologies and products. They include: biotechnology, pharmaceutical, chemical and other companies; academic and scientific institutions; governmental agencies; and public and private research organizations.

        Many of these companies and many of our other competitors have much greater financial and technical resources and production and marketing capabilities than we do. Our industry is characterized by extensive research and development and rapid technological progress. Competitors may successfully develop and market superior or less expensive products which render our products less valuable or unmarketable.

We have limited operating experience.

        We have engaged solely in the development of pharmaceutical technology. Although some members of our management have experience in biotechnology company operations, we have limited experience in manufacturing or selling pharmaceutical products. We also have only limited experience in negotiating and maintaining strategic relationships, and in conducting clinical trials and other later-stage phases of the regulatory approval process. We may not successfully engage in some or all of these activities.

We have limited manufacturing capability.

        While we believe that we can produce materials for clinical trials and produce products for human use at our recently completed Good Manufacturing Practices, or GMP, manufacturing facility, we may need to, depending on demand, expand our commercial manufacturing capabilities for products in the future if we elect not to or cannot contract with others to manufacture our products. This expansion may occur in stages, each of which would require regulatory approval, and product demand could at times exceed supply capacity. We have not selected a site for any expanded facilities and do not know what the construction cost will be for such facilities and whether we will have the financing needed for such construction. We do not know if or when the FDA will determine that such facilities comply with Good Manufacturing Practices. The projected location and construction of any facilities will depend on regulatory approvals, product development, pharmaceutical partners and capital resources, among other factors. We have not obtained regulatory approvals for any productions facilities for our products, nor can we assure investors that we will be able to do so.

If we lose key personnel or are unable to attract and retain additional, highly skilled personnel required for our activities, our business will suffer.

        Our success will depend to a large extent on the abilities and continued service of several key employees, including Drs. Denis Burger, Patrick Iversen, David Mason and Dwight Weller. We maintain key man life insurance in the amount of $1,000,000 for Dr. Burger and $500,000 for each of Drs. Iversen and Weller. The loss of any of these key employees could significantly delay the achievement of our goals. Competition for qualified personnel in our industry is intense, and our success will depend on our ability to attract and retain highly skilled personnel. To date, we are not aware of any key personnel who plan to retire or otherwise leave AVI in the near future.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly, and our failure to do so would harm our ability to compete and the results of our operations.

        Our success will depend on our existing patents and licenses, and our ability to obtain additional patents in the future. We have been issued 74 patents and have filed an additional 110 patent applications in the United States, Canada, Europe, Australia and Japan. We license the composition, manufacturing and use of AVICINE in all fields, except fertility regulation, from The Ohio State University, and we license other patents for certain complementary technologies from others.

        Some of our patents on core technologies expire as early as 2008, including for NEUGENE; however, based on patented improvements and additions to such core patents, we believe our patent protection for those products and other products would extend beyond 2020.

        We cannot assure investors that our pending patent applications will result in patents being issued in the United States or foreign countries. In addition, the patents that have been or will be issued may not afford meaningful protection for our technology and products. Competitors may develop products similar to ours that do not conflict with our patents. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the United States Patent and Trademark Office, or USPTO, or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the USPTO and the approval or rejection of patents may take several years.

        Our success will also depend partly on our ability to operate without infringing upon the proprietary rights of others, as well as our ability to prevent others from infringing on our proprietary rights. We may be required at times to take legal action to protect our proprietary rights and, despite our best efforts, we may be sued for infringing on the proprietary rights of others. We have not received any communications or other indications from owners of related patents or others that such persons believe our products or technology may infringe their patents. Patent litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition. If we do not prevail, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. If we fail to obtain a license, our business might be materially adversely affected.

        To help protect our proprietary rights in unpatented trade secrets, we require our employees, consultants and advisors to execute confidentiality agreements. However, such agreements may not provide us with adequate protection if confidential information is used or disclosed improperly. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets.

If our strategic relationships are unsuccessful, our business could be harmed.

        Our strategic relationships with SuperGen, Inc., Medtronic, Inc., Exelixis, Inc. and others are important to our success. The development, improvement and marketing of many of our key therapeutic products are or will be dependent on the efforts of our strategic partners. For example, under the SuperGen relationship, we may fail to achieve clinical and sales milestones; AVICINE may fail to achieve regulatory approval; AVICINE may not be commercially successful; SuperGen may fail to perform its obligations under our agreements, such as failing to devote sufficient resources to marketing AVICINE; and our agreements with SuperGen may be terminated against our will. Similarly, under the Medtronic relationship, we are dependent on Medtronic to achieve clinical and other milestones, to obtain regulatory approval and to commercially exploit our antisense compounds, including Resten-NG™ in certain treatments of vascular disease; products may not be developed or, if developed may not be commercially successful; and Medtronic may fail to perform its obligations under our agreements, such as failing to devote sufficient resources to development or to market such products. We may also need additional future funding, including for operations, product development and our other activities. We may not receive additional funding from our strategic partners, including SuperGen and Medtronic, under existing agreements. We may not receive any additional payments from SuperGen or Medtronic and those relationships may not be commercially successful. The transactions contemplated by our agreements with strategic partners, including the equity purchases and cash payments, are subject to numerous risks and conditions. The occurrence of any of these events could severely harm our business.

        Our near-term strategy is to co-develop products with strategic partners or to license the marketing rights for our products to pharmaceutical partners after we complete one or more Phase II clinical trials. In this manner, the extensive costs associated with late-stage clinical development and marketing will be shared with, or become the responsibility of, our strategic partners.

        To fully realize the potential of our products, including development, production and marketing, we may need to establish other strategic relationships.

We have limited sales capability and may not be able to successfully commercialize our products.

        We have been engaged solely in the development of pharmaceutical technology. Although some of our management have experience in biotechnology company operations, we have limited experience in manufacturing or selling pharmaceutical products. We also have only limited experience in negotiating and maintaining strategic relationships, and in conducting clinical trials and other later phases of the regulatory approval process. To the extent we rely on strategic partners to fully commercialize our products, we will be dependent on their efforts. We may not successfully engage in any of these activities.

We may be subject to product liability lawsuits and our insurance may not be adequate to cover damages.

        We believe we carry adequate insurance for the product development research we currently conduct. In the future, when we have products available for commercial sale and use, the use of our products will expose us to the risk of product liability claims. Although we intend to obtain product liability insurance coverage, product liability insurance may not continue to be available to us on acceptable terms and our coverage may not be sufficient to cover all claims against us. A product liability claim, even one without merit or for which we have substantial coverage, could result in significant legal defense costs, thereby increasing our expenses, lowering our earnings or, depending on revenues, potentially resulting in additional losses.

Continuing efforts of government and third party payers to contain or reduce the costs of health care may adversely affect our revenues and future profitability.

        In addition to obtaining regulatory approval, the successful commercialization of our products will depend on our ability to obtain reimbursement for the cost of the product and treatment. Government authorities, private health insurers and other organizations, such as HMOs, are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States, the growth of healthcare organizations, such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect our ability to sell our products and may have a material adverse effect on our operations. Reimbursement in the United States or foreign countries may not be available for any of our products, any reimbursement granted may be reduced or discontinued, and limits on reimbursement available from third-party payors may reduce the demand for, or the price of, our products. The lack or inadequacy of third-party reimbursements for our products would have a material adverse effect on our operations. Additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future that adversely affects our products and our business.

If we fail to establish strategic relationships with larger pharmaceutical partners, our business may suffer.

        We do not intend to conduct late-stage human clinical trials ourselves. We anticipate entering into relationships with larger pharmaceutical companies to conduct later stage pharmaceutical trials and to market our products and we also plan to continue to use contract manufacturing for late stage clinical and commercial quantities of our products. We may be unable to enter into corporate partnerships, which could impede our ability to bring our products to market. Any such corporate partnerships, if entered, may not be on favorable terms and may not result in the successful development or marketing of our products. If we are unsuccessful in establishing advantageous clinical testing, manufacturing and marketing relationships, we are not likely to generate significant revenues and become profitable.

We use hazardous substances in our research activities.

        We use organic and inorganic solvents and reagents in our clinical development that are customarily used in pharmaceutical development and synthesis. Some of those solvents and reagents we use, such as methylene chloride, isopropyl alcohol, ethyl acetate and acetone, may be classified as hazardous substances, are flammable and, if exposed to human skin can cause anything from irritation to severe burns. We endeavor to receive, store, use and dispose of such chemicals in compliance with all applicable laws with containment storage facilities and contained handling and disposal safeguards and procedures. We are routinely inspected by federal, state and local governmental and public safety agencies regarding our storage, use and disposal of such chemicals, including the federal Occupational, Safety and Health Agency ("OSHA"), the Oregon Department of Environmental Quality and local fire departments. Based on our limited use of such chemicals, the nature of such chemicals and the safeguards we undertake for storage, use and disposal, we believe we do not have any material exposure for toxic tort liability. While we do not have toxic tort liability insurance at this time, we believe our current insurance coverage is adequate to cover most liabilities that may arise from our use of such substances. If we are wrong in any of our beliefs, we could incur a liability in certain circumstances that would be material to our finances and the value of an investment in our securities.

Risks Related to AVI Common Stock

Our right to issue preferred stock, our classified board of directors and Oregon anti-takeover laws may delay a takeover attempt and prevent or frustrate any attempt to replace or remove the then current management of the company by shareholders.

        Our authorized capital consists of 200,000,000 shares of common stock and 20,000,000 shares of preferred stock. Our board of directors, without any further vote by the shareholders, has the authority to issue preferred shares and to determine the price, preferences, rights and restrictions, including voting and dividend rights, of these shares. The rights of the holders of shares of common stock may be affected by the rights of holders of any preferred shares that our board of directors may issue in the future. For example, our board of directors may allow the issuance of preferred shares with more voting rights, higher dividend payments or more favorable rights upon dissolution, than the shares of common stock or special rights to elect directors.

        In addition, we have a "classified" board of directors, which means that only one-half of our directors are eligible for election each year. Therefore, if shareholders wish to change the composition of our Board of Directors, it could take up to two years to remove a majority of the existing directors or to change all directors. Having a classified board of directors may, in some cases, delay mergers, tender offers or other possible transactions which may be favored by some or a majority of our shareholders and may delay or frustrate action by shareholders to change the then current board of directors and management.

        The Oregon Control Share Act and Business Combination Act may limit parties who acquire a significant amount of voting shares from exercising control over us for specific periods of time. These acts may lengthen the period for a proxy contest or for a person to vote their shares to elect the majority of our Board and change management.

Our stock price is volatile and may fluctuate due to factors beyond our control.

        Historically, the market price of our stock has been highly volatile. The table below shows the volatility of our stock, illustrated by the range of the high and low closing price per share sales prices, over the past two calendar years and calendar year 2003 through July 22, 2003.

	AVI Common Stock
	Low	High
Calendar year ended December 31, 2001
First quarter	$3.00	$6.87
Second quarter	3.75	9.85
Third quarter	5.86	10.45
Fourth quarter	7.12	11.19
Calendar year ended December 31, 2002
First quarter	8.04	12.97
Second quarter	2.70	7.95
Third quarter	2.71	5.34
Fourth quarter	4.60	6.39
Calendar year ending December 31, 2003
First quarter	2.04	5.83
Second quarter	3.31	7.05
Third quarter (through July 22, 2003)	5.35	6.15

        The following types of announcements could have a significant impact on the price of our common stock: positive or negative results of testing and clinical trials by ourselves or competitors; delays in entering into corporate partnerships; technological innovations or commercial product introductions by ourselves or competitors; changes in government regulations; developments concerning proprietary rights, including patents and litigation matters; public concern relating to the commercial value or safety of any of our products; or general stock market conditions.

        Further, the stock market has in recent years experienced and may continue to experience significant price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many biopharmaceutical companies that are not yet profitable. Often, the effect on the price of such securities is unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the ability of a shareholder to dispose of his or her shares at a price equal to or above the price at which the shares were purchased.

The significant number of our shares of common stock eligible for future sale may cause the price of our common stock to fall.

        As of July 22, 2003, we have outstanding 31,175,141 shares of common stock and all are eligible for sale under Rule 144 or are otherwise freely tradable. The 2,188,874 shares being registered hereunder will freely tradable upon issuance, subject to the Affiliate Agreements entered into among AVI and certain directors and officers of eXegenics. In addition:

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  Our employees and others hold options to buy a total of 3,706,075 shares of common stock as of July 22, 2003. The shares of common stock to be issued upon exercise of these options have been registered, and therefore may be freely sold when issued.

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  We may issue options to purchase up to an additional 1,547,267 shares of common stock under our stock option plans as of July 22, 2003, which also will be freely tradable when issued.

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  We are authorized to sell up to 164,004 shares of common stock under our Employee Stock Purchase Plan to our full-time employees, nearly all of whom are eligible to participate.

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  There are outstanding warrants to buy 13,468,684 shares of common stock as of July 22, 2003. All of these shares of common stock are registered for resale and may be freely sold when issued.

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  We have also granted certain contractual rights to purchase (i) up to 352,113 shares of our common stock at a price of $7.10 per share and (ii) up to $7,500,000 of our common stock based on the average closing sales price for the five days preceding the commitment to purchase. If we meet certain technological milestones, the holder of these rights is obligated to purchase shares of common stock from us. The holder of these rights may require us to register the shares issued upon the exercise of such purchase rights.

        Sales of substantial numbers of shares into the public market could lower the market price of our common stock.

We were unable to obtain Arthur Andersen LLP's consent to incorporate by reference in this exchange offer Arthur Andersen's report on our financials for calendar years 2000 and 2001 which Arthur Andersen audited, which could reduce your rights if there were any material misstatements or omissions in such financial statements.

        On May 15, 2002, we dismissed Arthur Andersen as our auditors and retained KPMG LLP. In June 2002, Arthur Andersen was convicted of federal obstruction of justice charges. As a result of Arthur Andersen's conviction, Arthur Andersen is no longer in a position to reissue their audit reports or to provide consents to include financial statements in this prospectus.

        Our financial statements for our two fiscal years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP ("Prior Financials"). Those Prior Financials were included in our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003. The Arthur Andersen report, dated February 21, 2002, expressed an unqualified opinion on those financials. The SEC rules relating to the registration of the securities included in this exchange offer require that we include in the registration of such shares the 2002 and 2001 financial statements and the auditor's reports thereon by incorporation of and reference to our annual report on Form 10-K for the year ended December 31, 2002, and that we file a consent of Arthur Andersen to such inclusion of their report. The consent of Arthur Andersen is not available as they are no longer in a position to reissue their reports or provide consents.

        Without Arthur Andersen's consent to such inclusion in the registration of the shares being offered, you may not rely on their audit of the Prior Financials in connection with your decision to exchange shares of eXegenics capital stock for shares of AVI common stock. As a result, your remedies as an investor against Arthur Andersen may be materially reduced or eliminated in the event of a material misstatement or omission in such Prior Financials. Under Section 11 of the Securities Act of 1933, as amended, you would otherwise have certain claims against Arthur Andersen if there were material misstatements or omissions related to Arthur Andersen's audit and opinion included in such Prior Financials. Without such consent, there would not be such liability. Further, there may be similar claims and remedies under the antifraud provisions of the 1933 Act, the Securities Exchange Act of 1934 and applicable state securities laws that will also not be available against Arthur Andersen for the audit and material misstatements or omissions, if any, related to such audit without such consent. In giving such consent, Arthur Andersen would normally undertake certain review and updating procedures that could uncover certain material misstatements or omissions, if they existed, in the Prior Financials or require their qualification. The Prior Financials incorporated herein will not have had the benefit of such review process and possible disclosure of any such misstatements, omissions or qualifications. While we are not aware of any material misstatements or omissions or qualifications related to the Prior Financials or Arthur Andersen's audit work, there is no assurance that there are none. If there are any, the value of an investment in our securities could be adversely affected and an investor would not have any recourse against Arthur Andersen if it were otherwise responsible to investors under applicable law for such loss. If there were any, we believe that it is unlikely that damages, if any, could be recovered from Arthur Andersen for any claim against Arthur Andersen.

We do not expect to pay dividends in the foreseeable future.

        We have never paid dividends on our shares of common stock and do not intend to pay dividends in the foreseeable future. Therefore, you should only invest in our common stock with the expectation of realizing a return through capital appreciation on your investment. You should not invest in our common stock if you are seeking dividend income.

THE TRANSACTION

        This section of the document describes aspects of the proposed exchange offer and merger that we consider to be important. The discussion of the exchange offer and merger in this prospectus and the description of the principal terms of the exchange offer and merger agreement are only summaries of the material features of the proposed exchange offer and merger. You can obtain a more complete understanding of the exchange offer and merger by reading the Agreement and Plan of Merger, a copy of which is attached to this prospectus as Annex A and incorporated by reference herein. You are encouraged to read the merger agreement and the other annexes to this prospectus in their entirety.

General Description of the Exchange Offer and the Merger

        AVI, through Elk Acquisition, is offering to exchange 0.103 of a share of AVI common stock for each outstanding share of eXegenics common stock that is validly tendered and not withdrawn on or prior to the expiration date of the exchange offer, and to exchange 0.155 of a share of AVI common stock for each outstanding share of eXegenics preferred stock that is validly tendered and not withdrawn on or prior to the expiration date of the exchange offer, in each case subject to the terms and conditions described in this prospectus and the related letter of transmittal.

        If completed, the exchange offer will be followed by a merger of Elk Acquisition into eXegenics in which shares of eXegenics capital stock will be converted into the right to receive shares of AVI common stock at the same exchange ratios used in the exchange offer, unless the holder properly perfects appraisal rights under Delaware law. After completion of the merger, eXegenics will be a wholly owned subsidiary of AVI.

        The expiration date of the exchange offer is 12:00 midnight, New York City time, on August 22, 2003, unless we extend the period of time for which the exchange offer is open, in which case the term "expiration date" means the latest time and date on which the exchange offer, as so extended, expires.

        If you are the record owner of your shares of eXegenics capital stock and you tender those shares directly to the exchange agent, you will not incur any brokerage fees or commissions. If you own your shares of eXegenics capital stock through a broker or other nominee, and your broker tenders those shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. We will be responsible for any transfer taxes on the exchange of shares of eXegenics capital stock pursuant to the exchange offer that are imposed on the acquiror of the shares of eXegenics capital stock. You will be responsible for any transfer taxes that are imposed on the transferor.

        eXegenics' board of directors unanimously approved the merger agreement, determined that the exchange offer and the merger together are fair to, and in the best interests of, eXegenics stockholders and recommends that eXegenics stockholders accept the exchange offer and tender their shares pursuant to the exchange offer.

Purpose of the Exchange Offer and the Merger

        We are making the exchange offer in order to acquire all of the outstanding shares of eXegenics capital stock. We intend, as soon as practicable after completion of the exchange offer, to have our wholly owned subsidiary, Elk Acquisition, the purchaser in the exchange offer, merge with eXegenics. The purpose of the merger is to acquire all shares of eXegenics capital stock not tendered and exchanged pursuant to the exchange offer. In the merger, all then-outstanding shares of eXegenics common stock and eXegenics preferred stock, except for shares held by eXegenics and shares that AVI or Elk Acquisition hold for their own accounts, and, if applicable, shares of eXegenics capital stock held by stockholders exercising appraisal rights, will be converted into the right to receive shares of AVI common stock at the same respective exchange ratios used in the exchange offer. Assuming the minimum tender condition is satisfied and we complete the exchange offer, we will have sufficient voting power to effect the merger without the vote or written consent of any other stockholder of eXegenics.

The Minimum Tender Condition

        Our obligation to accept for exchange and to deliver shares of AVI common stock in exchange for shares of eXegenics capital stock is subject to the condition that the total number of shares of eXegenics capital stock validly tendered and not withdrawn, when added to any shares of eXegenics capital stock collectively owned by AVI and/or Elk Acquisition, if any, is equal to more than 50% of the sum of (i) the total number of shares of eXegenics capital stock outstanding as of the date of acceptance plus (ii) at our election, an additional number of shares up to but not exceeding the total number of shares of eXegenics capital stock issuable upon exercise of outstanding in-the-money options and warrants to acquire eXegenics capital stock.

        Based on information supplied to us by eXegenics, the number of shares of eXegenics capital stock needed to satisfy the minimum tender condition as of July 22, 2003, based on the closing price of eXegenics' common stock on July 22, 2003 of $0.57, and including all outstanding in-the-money options and warrants, would have been approximately 8,932,672.

        Our obligation to accept shares of eXegenics capital stock for exchange in the exchange offer is also subject to several other conditions referred to in the section entitled "Certain Terms of the Merger Agreement—Conditions to the Exchange Offer" beginning on page 55.

Extension, Termination and Amendment

        Subject to the terms of the merger agreement, if, at the scheduled expiration date of the exchange offer, any condition to the exchange offer has not been satisfied or, where permissible, waived, we may extend the exchange offer for a period of time that we reasonably determine to be necessary to permit the condition to be satisfied. We also have the right to extend the exchange offer if required by the rules of the Securities and Exchange Commission and under certain other circumstances. We are not making any assurance that we will exercise our right to extend the exchange offer. During an extension, all shares of eXegenics common stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of eXegenics common stock. You should read the discussion below in the section entitled "—Withdrawal Rights" for more details.

        We may also extend the expiration date of the exchange offer for one additional period of not more than 20 business days if the minimum condition has been satisfied, but either:

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  the sum of the number of shares of eXegenics common stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics common stock owned by us or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics common stock then outstanding; or

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  the sum of the number of shares of eXegenics preferred stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics preferred stock owned by us or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics preferred stock then outstanding.

        In addition, we are obligated to extend the exchange offer for a period of 10 business days if, on August 22, 2003, which is the date that is 20 business days following the date of the commencement of the exchange offer, the following conditions are met:

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  a number of shares common stock of eXegenics have been validly tendered and not withdrawn equal to 35% of (i) the total number of shares of common stock outstanding as of such date plus (ii) the total number of shares of eXegenics common stock issuable on the exercise of in-the-money options and warrants to purchase common stock of eXegenics;

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  a number of shares preferred stock of eXegenics have been validly tendered and not withdrawn equal to 35% of the total number of shares of preferred stock outstanding as of such date; and

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  all other conditions to the offer have been satisfied as of such date.

        We reserve the right to make any changes in the terms and conditions of the exchange offer by giving oral or written notice of the change to the exchange agent and by making a public announcement. However, without the prior written consent of eXegenics, we cannot:

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  amend or waive the minimum tender condition;

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  make any changes to the form of consideration to be delivered for the shares of eXegenics capital stock tendered in the exchange offer;

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  decrease either the common stock exchange ratio or the preferred stock exchange ratio or the number of shares of eXegenics capital stock sought in the exchange offer;

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  impose any condition to the exchange offer other than those already described in the merger agreement, or modify any existing condition to the exchange offer if the modification would make satisfaction of the condition materially more difficult; or

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  extend the initial expiration date of the exchange offer, except in the circumstances described above.

        We are required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the announcement is required to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

        If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required under the Securities Exchange Act of 1934. If, before the expiration date and after obtaining eXegenics' prior written consent, we change the percentage of shares of eXegenics capital stock being sought or the consideration offered to you, that change will apply to all stockholders whose shares of eXegenics capital stock are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to you, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we are required to extend the exchange offer until the expiration of that 10 business day period. For purposes of the exchange offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Subsequent Offering Period

        We may elect to provide a subsequent offering period of not less than three nor more than 20 business days after the acceptance of shares of eXegenics capital stock in the exchange offer if the requirements of Rule 14d-11 under the Securities Exchange Act of 1934 have been met. You will not have the right to withdraw any shares of eXegenics capital stock that you tender during the subsequent offering period. We are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered promptly after the tender of such shares during any subsequent offering period. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Exchange of Shares of eXegenics Capital Stock; Delivery of Shares

        We are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered and not withdrawn, promptly after the expiration date of the exchange offer, upon the terms and conditions to the exchange offer, including the terms and conditions of any extension or amendment. In addition, we are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock promptly after they are validly tendered during any subsequent offering period, upon the terms and conditions to the exchange offer, including the terms and conditions of any extension or termination. Subject to applicable rules of the Securities and Exchange Commission, we reserve the right to delay acceptance for exchange, or the exchange of, shares of eXegenics capital stock in order to comply with any applicable law. In all cases, exchange of shares of eXegenics capital stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

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  certificates for the shares of eXegenics capital stock (or a confirmation of a book-entry transfer of the shares of eXegenics common stock in the exchange agent's account at The Depository Trust Company, if applicable, which we refer to in this prospectus as "DTC");

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  a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document; and

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  any other required documents.

        For purposes of the exchange offer, we will be deemed to have accepted for exchange shares of eXegenics capital stock validly tendered and not withdrawn if and when we notify the exchange agent of our acceptance of the tender of those shares of eXegenics capital stock pursuant to the exchange offer. The exchange agent is required to then deliver shares of AVI common stock and cash in lieu of fractional shares of AVI common stock in exchange for such accepted shares promptly after receipt of our notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving shares of AVI common stock and any cash to be paid in lieu of any fractional shares of AVI common stock that would otherwise be issuable and transmitting a certificate or certificates for AVI common stock and cash, if any, to the tendering stockholders. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

        If we do not accept any tendered shares of eXegenics capital stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, we are required to return certificates for the unaccepted shares of eXegenics capital stock to the tendering stockholder. In the case of shares of eXegenics common stock tendered by book-entry transfer of such shares of eXegenics common stock into the exchange agent's account at one of the addresses on the back page of this prospectus, pursuant to the procedures described below in the section entitled "—Procedure for Tendering," those shares of eXegenics common stock will be credited to an account maintained within DTC as soon as practicable following expiration or termination of the exchange offer.

        If we increase the consideration offered to eXegenics stockholders in the exchange offer before the expiration date, such increased consideration will be given to all stockholders whose shares of

eXegenics capital stock are tendered pursuant to the exchange offer, whether or not such shares of eXegenics capital stock were tendered or accepted for exchange before such increase in consideration.

Cash Instead of Fractional Shares of AVI Common Stock

        We will not issue certificates representing fractional shares of AVI common stock in the exchange offer. Instead, each tendering stockholder who would otherwise be entitled to fractional shares (after aggregating all fractional shares of AVI common stock that otherwise would be received by such stockholder) will receive cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying:

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  that fraction of a share of AVI common stock to which such stockholder is entitled (after aggregating all fractional shares of AVI common stock that otherwise would be received by such stockholder), by

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  the closing price of one share of AVI common stock on the NASDAQ National Market (as reported in The Wall Street Journal) on the date we first accept shares of eXegenics capital stock for exchange in the exchange offer.

Withdrawal Rights

        Your tender of shares of eXegenics capital stock pursuant to the exchange offer is irrevocable, except that shares of eXegenics capital stock tendered pursuant to the exchange offer may be withdrawn at any time before our acceptance of them for exchange pursuant to the exchange offer. If we elect to provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, you will not have the right to withdraw shares of eXegenics capital stock that you tender during the subsequent offering period. Once we accept shares of eXegenics capital stock pursuant to the exchange offer, your tender is irrevocable.

        For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of eXegenics capital stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered the shares of eXegenics capital stock.

        A financial institution must guarantee all signatures on the notice of withdrawal unless the shares of eXegenics capital stock have been tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be an "eligible institution" which means it is a participant in the Securities Transfer Agents Medallion Program.

        If shares of eXegenics capital stock have been tendered pursuant to the procedures for book-entry tender discussed under the caption below entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of eXegenics capital stock and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered stockholder and the serial numbers of the particular certificates evidencing the shares of eXegenics capital stock withdrawn must also be furnished to the exchange agent, as stated above, before the physical release of the certificates. We will decide all questions regarding the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

        None of AVI, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will any such person incur any liability for failure to give proper notification. Any shares of eXegenics capital stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of eXegenics capital stock by following one of the procedures discussed below in the sections entitled "Procedure for Tendering" or "Guaranteed Delivery" at any time before the expiration date.

Procedure for Tendering

  eXegenics Common Stock

        For you to validly tender shares of eXegenics common stock pursuant to the exchange offer, (i) the common stock letter of transmittal, properly completed and duly executed, or a manually executed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of the addresses on the back cover of this prospectus, and certificates for tendered shares of eXegenics common stock must be received by the exchange agent at that address, or the shares of eXegenics common stock must be tendered pursuant to the procedures for book-entry tender described below (and a confirmation of receipt of the tender must be received, which we refer to below as a "book-entry confirmation"), in each case before the expiration date, or (ii) you must comply with the guaranteed delivery procedures described below in the section entitled "Guaranteed Delivery."

        The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of eXegenics common stock that are the subject of the book-entry confirmation, the participant has received and agrees to be bound by the terms of the letter of transmittal and we may enforce that agreement against the participant.

        The exchange agent is required to establish accounts with respect to the shares of eXegenics common stock at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of eXegenics common stock by causing DTC to transfer tendered shares of eXegenics common stock into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of shares of eXegenics common stock may be effected through book-entry transfer at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees or an agent's message in connection with a book-entry transfer and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses on the back cover of this prospectus before the expiration date, or the guaranteed delivery procedures described below must be followed.

  eXegenics Preferred Stock

        eXegenics preferred stock is not publicly traded or eligible for book-entry transfer through DTC. Therefore, for you to validly tender shares of eXegenics preferred stock pursuant to the exchange offer, the enclosed letter of transmittal, properly completed and duly executed, or a manually executed facsimile of that document, along with any required signature guarantees, and any other required documents must be transmitted to and received by the exchange agent at one of the addresses on the back cover of this prospectus and certificates for tendered shares of eXegenics preferred stock must be received by the exchange agent at that address, in each case before the expiration date.

  General

        Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of eXegenics capital stock are tendered either (i) by a registered holder of shares of eXegenics capital stock who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an eligible institution.

        If the certificates for shares of eXegenics capital stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

        The method of delivery of eXegenics stock certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Guaranteed Delivery of Shares of Common Stock

        If you wish to tender shares of eXegenics common stock pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent before the expiration date or you cannot complete the procedure for book-entry transfer on a timely basis, your shares of eXegenics common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

  •
  you make your tender by or through an eligible institution;

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  the notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or before the expiration date; and

  •
  the certificates for all tendered shares of eXegenics common stock (or a confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, with any required signature guarantees (or in the case of a book-entry transfer, an agent's message), and all other documents required by the letter of transmittal are received by the exchange agent within three NASDAQ National Market trading days after the date of execution of the notice of guaranteed delivery.

        You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail it to the exchange agent, and you must include a signature guarantee by an eligible institution in the form provided in that notice.

        In all cases, we are required to exchange shares of eXegenics capital stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of certificates for shares of eXegenics capital stock (or, with respect to eXegenics common stock, timely confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or manually signed facsimile(s) thereof) or an agent's message in connection with a book-entry transfer of shares of eXegenics common stock of eXegenics, and any other required documents.

Effect of Tender

        By executing a letter of transmittal as described above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of eXegenics capital stock tendered and accepted for exchange by AVI and with respect to any and all other shares of eXegenics capital stock and other securities (other than the shares of AVI common stock) issued or issuable in respect of the shares of eXegenics capital stock on or after July 25, 2003. That appointment is effective if and when, and only to the extent that, we accept the shares of eXegenics capital stock for exchange pursuant to the exchange offer. All of these proxies shall be considered coupled with an interest in the tendered shares of eXegenics capital stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the shares of eXegenics capital stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of eXegenics stockholders or otherwise. We reserve the right to require that, in order for shares of eXegenics capital stock to be deemed validly tendered, immediately upon our exchange of the shares, we must be able to exercise full voting rights with respect to the tendered shares of eXegenics capital stock.

        We will determine questions regarding the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of eXegenics capital stock, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of eXegenics capital stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of eXegenics capital stock. No tender of shares of eXegenics capital stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of eXegenics capital stock have been cured or waived. None of AVI, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of eXegenics capital stock nor will any such person incur any liability for failure to give notification. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

        The tender of shares of eXegenics capital stock pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions to the exchange offer.

Background

        On May 29, 2003, a representative of Petkevich & Partners LLC, financial advisor to eXegenics, contacted Alan P. Timmins, our President and Chief Operating Officer, to determine whether we would be interested in considering the possible acquisition of eXegenics.

        On June 2, 2003, after having received a favorable response from us to its initial inquiry, Petkevich provided our senior management by email with a nonconfidential corporate summary of eXegenics.

        On June 10, 2003, we delivered to eXegenics, with a copy to Petkevich, a written preliminary nonbinding indication of interest in acquiring eXegenics, at a purchase price equal to approximately 110% of the value of the net cash and cash equivalents anticipated to be held by eXegenics at the close of an acquisition transaction. The indication of interest provided that the purchase price would be payable in shares of AVI common stock.

        On June 20, 2003, AVI and eXegenics entered into a confidentiality agreement.

        On June 26, 2003, Denis R. Burger, Ph.D., our Chief Executive Officer, Ronald L. Goode, Ph.D., the President and Chief Executive Officer of eXegenics, and a representative from Petkevich met in New York, New York at the offices of eXegenics' legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., to discuss our interest in acquiring eXegenics. Dr. Burger and Dr. Goode continued these discussions on June 27, 2003.

        In the ensuing days, Dr. Burger continued telephonic discussions with Dr. Goode and representatives of Petkevich regarding the terms of a possible acquisition of eXegenics by AVI. During this time, Dr. Burger instructed our legal counsel, Cooley Godward LLP, to prepare a draft merger agreement contemplating a possible acquisition of eXegenics by AVI pursuant to a two-step business combination transaction, the first step of which would be a stock-for-stock exchange offer for all of the outstanding shares of eXegenics capital stock, and the second step of which would be a merger between a wholly owned subsidiary of AVI and eXegenics, with eXegenics surviving the merger as a wholly owned subsidiary of AVI.

        On the evening of July 4, 2003, Cooley Godward, on our behalf, delivered an initial draft of the merger agreement to eXegenics and its financial and legal advisors. Members of eXegenics' senior management, together with representatives of Petkevich and Mintz Levin, reviewed the draft over the remainder of the July 4 weekend in preparation for negotiations with AVI.

        On July 7, 2003, Dr. Burger and Mr. Timmins, together with representatives of Cooley Godward, met with Dr. Goode and David E. Riggs, eXegenics' Vice President, Chief Business Officer and Chief Financial Officer, together with representatives of Petkevich and Mintz Levin, at Cooley Godward's offices in Palo Alto, California to discuss and negotiate the terms of the draft merger agreement.

        Also on July 7, 2003, our board of directors met by teleconference to discuss with members of our senior management the material terms of the proposed transaction and the status of the negotiations.

        Representatives of Cooley Godward and Mintz Levin continued to meet daily at Cooley Godward's Palo Alto offices throughout the period beginning July 8, 2003 and ending on July 15, 2003 to negotiate the terms of the draft merger agreement and the related ancillary agreements. Mr. Timmins participated in these meetings as necessary via teleconference. The negotiations included, among other things, the scope of the representations and warranties to be made by eXegenics regarding the business and affairs of eXegenics, the calculation of the consideration to be paid by us in the exchange offer and the merger, the circumstances under which the exchange offer might be extended, the conditions to our obligation to complete the exchange offer, the circumstances under which the eXegenics board of directors would be permitted to withdraw its recommendation in favor of the exchange offer and the merger, the circumstances under which the merger agreement might be terminated and the amount, and trigger for payment, of any termination fee in the event of the termination of the merger agreement.

        As negotiations continued, Cooley Godward performed legal due diligence on eXegenics, and members of our senior management performed business and financial due diligence on eXegenics. In addition, Mintz Levin performed legal due diligence on AVI, and Petkevich performed business and financial due diligence on AVI, including a visit to our offices in Oregon.

        On July 9, 2003, our board of directors met by teleconference to discuss a revised draft of the merger agreement, which had previously been distributed to the members of the board of directors. At this meeting, members of our senior management and representatives of Cooley Godward updated our board of directors on the status of negotiations with eXegenics and the material terms of the draft merger agreement and advised the board of directors on the risks associated with the transaction. The members of our board of directors, having determined that the exchange offer and the merger contemplated by the merger agreement were in the best interests of AVI, then approved the exchange offer and the merger and the related transaction agreements, and provided the members of our senior management with delegated authority to complete the negotiation of a definitive merger agreement and related documents involving AVI and eXegenics.

        On July 14, 2003, Mr. Timmins and representatives of Cooley Godward held a series of meetings and teleconference calls with Dr. Goode and Mr. Riggs, together with representatives of Petkevich and Mintz Levin, to resolve some of the outstanding issues on the draft merger agreement. Representatives of Cooley Godward and Mintz Levin also negotiated the terms of the ancillary documents that would be executed in connection with entering into the merger agreement.

        On July 15, 2003, representatives of Cooley Godward met with representatives of Mintz Levin to negotiate the final outstanding issues on the draft merger agreement. Mr. Riggs also participated in these meetings to assist in the finalization of eXegenics' disclosure schedules for the merger agreement.

        The eXegenics board of directors convened at 7:15 a.m. (EST) on July 16, 2003 to receive a final update on the status of the merger agreement from Mintz Levin. The eXegenics board of directors then unanimously determined that the merger agreement, the exchange offer and the merger are fair, to and in the best interests of, the holders of eXegenics common stock and the holders of eXegenics preferred stock, approved the merger agreement and the transactions contemplated thereby (including the exchange offer and the merger) and declared that the merger agreement is advisable. The eXegenics board of directors further resolved that it would unanimously recommend that eXegenics' stockholders accept the exchange offer, tender their shares of eXegenics capital stock in the exchange offer and vote to adopt the merger agreement (if a vote becomes requires under applicable law).

        Immediately following the meeting of the eXegenics board of directors on July 16, 2003, eXegenics entered into the amendment to its Rights Plan negotiated with AVI, the directors and officers of eXegenics entered into the Stockholder and Affiliate Agreements with AVI, and eXegenics and AVI entered into the merger agreement.

        Later that morning, eXegenics and AVI jointly issued a press release announcing the execution of the merger agreement.

        On July 25, 2003, we commenced the exchange offer.

Reasons for the Exchange Offer and the Merger

        The following discussion of the parties' reasons for the exchange offer and the merger contains a number of forward-looking statements that reflect the current views of AVI or eXegenics with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in "Summary—Forward-Looking Information" on page 19 and "Risk Factors" beginning on page 19.

  eXegenics' Reasons for the Exchange Offer and the Merger; Recommendation of the eXegenics Board of Directors

        In approving the merger agreement and the transactions contemplated thereby, including the exchange offer and the merger, and recommending that all holders of eXegenics' capital stock accept the exchange offer, tender their shares of eXegenics capital stock pursuant to the offer and, in the event that stockholder approval is required to consummate the merger, adopt the merger agreement, the board of directors of eXegenics considered a number of factors including, but not limited to, the factors listed below. The following discussion of information and factors considered and given weight by the eXegenics board of directors is not intended to be exhaustive, but is believed to include all of the material factors considered by the eXegenics board of directors. In view of the variety of factors considered in connection with its evaluation of the exchange offer and the merger, the eXegenics board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendation. In addition, individual members of the eXegenics board of directors may have assigned different weights to different factors and may have viewed some factors more positively or negatively than others.

   Prospects of eXegenics; Business Combination

        eXegenics historically operated as a drug discovery company. In 2002, however, changing market conditions led the eXegenics board of directors and senior management to consider strategies that would shift the focus of eXegenics from drug discovery into clinical drug development for the purpose of building stockholder value. To that end, the eXegenics board of directors concluded that it would be in the best interest of eXegenics' stockholders if eXegenics entered into a business combination with a company having products in clinical development.

        While the eXegenics board of directors and members of eXegenics senior management have, during the past year, considered several strategic alternatives for eXegenics, the eXegenics board of directors believes that the exchange offer and merger is eXegenics' most viable option for maximizing stockholder value. The three other options, which the eXegenics board of directors deems possible, but less attractive, at this time, are as follows:

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  the Foundation Offer, which, as discussed above, the eXegenics board of directors deems inadequate and which places the value per share of eXegenics' capital stock at only $0.37, as opposed to the value placed by the exchange offer of $0.63 per share of eXegenics common stock and $0.95 per share of eXegenics preferred stock, based on the exchange ratios and the closing price of AVI common stock on July 15, 2003;

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  a liquidation of eXegenics, which is likely to result in lower stockholder value than the exchange offer; and

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  continuing to operate as an independent entity while seeking out a new partner for a business combination, which would be difficult to achieve given the recent litigation brought against the directors of eXegenics and the limited and declining financial resources of eXegenics.

  Prospects of AVI

        In considering whether to authorize eXegenics to enter into the merger agreement, the eXegenics board of directors took into consideration various data regarding AVI and its prospects, as well as the due diligence report of Petkevich, which performed business and financial due diligence on AVI, and the due diligence report of Mintz Levin, which performed legal due diligence on AVI. Based in part on this review, the eXegenics board of directors concluded that the exchange offer and merger is eXegenics' most viable option for maximizing stockholder value.

        Among other things, the eXegenics board of directors took note of the following:

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  the nature of AVI's business, including an evaluation of AVI's products in various phases of clinical trials and certain near-term milestones;

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  the financial position of the AVI;

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  the market capitalization of AVI and the liquidity and trading performance of the AVI common stock; and

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  the qualifications of the board of directors and management team of AVI.

  Likelihood of Consummation of This Transaction as Opposed to Alternative Transactions

        The eXegenics board of directors also took into consideration the results of the process that had been conducted by eXegenics since March 2002 to evaluate eXegenics' strategic alternatives as well as the totality of the terms of the merger agreement and the stockholder agreements and concluded that these agreements were such as to maximize the likelihood of the consummation of the exchange offer and the merger.

        Among other things, the eXegenics board of directors also took note of the following:

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  the judgment of the eXegenics board that, based on historical discussions with other parties with respect to potential business combinations with eXegenics, the likelihood of achieving an alternative business combination transaction, and the risks associated therewith, and the likelihood of obtaining a higher value for the shares of eXegenics capital stock in any such transaction, did not justify the risk of either delaying proceeding with the favorable transaction with AVI or breaking off negotiations with AVI;

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  the judgment of the eXegenics board of directors, based on the arm's-length negotiations with AVI, that the exchange ratios represented the highest price that AVI would be willing to pay to acquire the shares of eXegenics capital stock;

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  the superior value offered by the terms of the exchange offer and the merger relative to the terms of the Foundation Offer;

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  by virtue of the stockholder agreements, each of the directors and officers of eXegenics have agreed to tender their shares of capital stock in the Offer; and

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  the fact that the eXegenics board of directors determined that the other conditions to AVI's obligations to consummate the exchange offer were customary and, in the assessment of the board of directors and in light of all of the circumstances, not unduly onerous.

  Fairness Opinion of eXegenics' Financial Advisor

        eXegenics' board of directors has also received a written opinion, dated July 15, 2003, from Petkevich & Partners LLC, eXegenics' exclusive financial advisor in connection with the exchange offer and the merger, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the aggregate consideration to be received by the holders of eXegenics common stock and eXegenics preferred stock (other than AVI and its affiliates) was fair, from a financial point of view, to such holders in the aggregate. A summary of Petkevich's opinion, including the analysis performed, the bases and methods of arriving at the opinion, and a description of Petkevich's investigation and assumptions, are disclosed in Item 4 of eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus. The full text of Petkevich's written opinion dated July 15, 2003, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex A to eXegenics' Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus. The opinion was addressed to the eXegenics board of directors and does not constitute a recommendation to any eXegenics stockholder regarding whether the stockholder should tender for exchange shares of eXegenics capital stock pursuant to the exchange offer, or how eXegenics stockholders should vote or act on any matter relating to the exchange offer or the merger.

        In light of the above factors, the eXegenics board of directors determined that the exchange offer and merger represented the best alternative available to eXegenics at the present time to maximize stockholder value because the transaction, if consummated, may provide stockholders with greater liquidity in the near term and the opportunity to participate in the future growth of a larger, more diversified enterprise. As a result, the eXegenics board of directors unanimously determined that the merger agreement, the exchange offer and the merger are fair, to and in the best interests of, the holders of eXegenics common stock and the holders of eXegenics preferred stock.

  AVI's Reasons for the Exchange Offer and the Merger

        The AVI board of directors has determined that the exchange offer and merger are in the best interests of AVI. In reaching its determination, the AVI board of directors considered a number of factors, including the factors listed below. The conclusions of the AVI board of directors with respect to each of these factors supported its determination that the merger and the issuance of shares of AVI common stock in the exchange offer and the merger are in the best interests of AVI. The most relevant information reviewed and factors considered are set forth below:

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  the opportunity to obtain additional cash to fund existing and new research and development programs to enhance our core technologies and expand product development;

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  the opportunity to obtain antisense drug discovery technology and three validated cancer targets; and

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  the terms of the merger agreement and related agreements, including price and structure, which were considered by both the board of directors and management of AVI to provide a fair and equitable basis for the merger.

        The AVI board of directors also considered a number of potentially negative factors in its deliberations concerning the exchange offer and the merger. The negative factors considered by the AVI board of directors included:

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  the risk that the merger might not be completed in a timely manner or at all and the expense and time associated with this risk;

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  the risk that we may assume unknown liabilities in the merger that could materially affect our stock price or results of operations and;

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  the other risks and uncertainties discussed above under "Risk Factors."

        The above discussion of information and factors considered by the AVI board of directors is not intended to be exhaustive but we believe it includes all material factors considered by the board. In view of the wide variety of factors considered by the AVI board of directors, the AVI board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. In addition, the board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the AVI board of directors may have given different weights to different factors. After taking into account all of the factors set forth above, however, the AVI board of directors unanimously agreed that the merger agreement and the exchange offer and merger are in the best interests of AVI and that we should proceed with the exchange offer and merger.

        There can be no assurance that the benefits of the potential growth or opportunities considered by the AVI board of directors will be achieved through consummation of the merger. For additional information, see the section of this prospectus entitled "Risk Factors" beginning on page 19.

Interests of eXegenics' Directors and Officers in the Transaction

        Certain of eXegenics' directors and officers may have interests in the exchange offer and the merger that may be different from, or in addition to, their interest as eXegenics stockholders. You should be aware of those interests when considering the unanimous recommendation of the eXegenics board that eXegenics stockholders accept the exchange offer and tender their shares pursuant to the exchange offer.

  Treatment of Stock Options

        The merger agreement provides that AVI will not assume any eXegenics stock options. Under eXegenics' 1996 and 2000 stock option plans, pursuant to which substantially all currently outstanding options were granted, the vesting of all eXegenics stock options that are not assumed in connection with a merger or change in control automatically accelerates and the options become fully vested and exercisable immediately upon the consummation of such a transaction. As a result, all options held by employees or non-employee directors of eXegenics will become fully vested and exercisable immediately upon our acceptance of shares of eXegenics capital stock in the exchange offer or upon the consummation of the merger. Based on the closing price of eXegenics' common stock on July 22, 2003, the aggregate value of in-the-money stock options held by all directors and officers of eXegenics, after giving effect to the acceleration of vesting caused by the consummation of the tender offer and merger, would have been approximately $18,000, and no individual officer or director held options that, after giving effect to the acceleration of vesting, had an aggregate value in excess of approximately $4,250.

  Indemnification and Insurance

        The merger agreement provides that all rights to indemnification existing in favor of individuals who were officers or directors of eXegenics on as of the date of the merger agreement for their acts and omissions as directors and officers occurring prior to the effective time of the merger, as provided in eXegenics' certificate of incorporation or bylaws, or in an agreement between one of the above parties and eXegenics in effect as of July 16, 2003, will survive the merger and be observed by the surviving company to the fullest extent permitted under Delaware law for a period of five years from the effective time of the merger.

        eXegenics has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in its bylaws. Such indemnification agreements generally provide that eXegenics will indemnify the applicable indemnitee, to the fullest extent permitted by applicable law, for all expenses incurred in connection with any threatened, pending or completed suit or proceeding (or any investigation that the indemnitee in good faith believes might lead to the institution of a suit or proceeding) to which the indemnitee is a party or witness or in which the indemnitee is otherwise involved, by reason of the fact that the indemnitee is to become, is or was a director, officer, employee, agent or fiduciary of eXegenics. Such indemnification will continue after the indemnitee has ceased to be a director, officer, employee, agent or fiduciary of eXegenics. The indemnification agreements provide that, under certain circumstances, the indemnitees thereunder will be entitled to the advancement of expenses. In addition, the indemnification agreements require eXegenics to maintain directors' and officers' liability insurance covering the indemnitees for a period from the date of such agreements until six years after the last date on which the indemnitee ceases to be a director, officer, employee, agent or fiduciary of eXegenics (or substantially similar coverage). Consistent with these existing obligations, the merger agreement also provides that, prior to the effective Time of the merger, eXegenics must procure six-year "tail" coverage for the benefit of each current and former director and officer with whom eXegenics has entered into an indemnification agreement (or substantially similar coverage) with respect to each such indemnitee's acts and omissions as a director or officer of eXegenics occurring prior to the effective Time of the merger. In addition, the merger agreement provides that, to the extent eXegenics has or acquires knowledge that it has any obligation to any such indemnitee to maintain in effect for the benefit of such indemnitee any policy of directors' and officers' liability insurance other than the tail policy, it must use commercially reasonable efforts to ensure that such obligation is promptly terminated.

        After completion of the merger, AVI is required to indemnify and hold harmless the individuals who on or before the completion of the merger were officers or directors of eXegenics and any of its subsidiaries to the same extent as set forth in the preceding paragraphs.

Management of AVI Following the Merger

        The management of AVI after the transaction will remain unchanged. Information about the current directors and executive officers of AVI can be found in our Definitive Proxy Statement filed with respect to our 2003 annual meeting of stockholders on April 10, 2003, which is incorporated by reference into this prospectus. See the section of this prospectus entitled "Where You Can Find More Information" on page 77 for information on where these additional documents may be found.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material United States federal income tax consequences of the exchange offer and the merger to holders of shares of eXegenics capital stock who exchange their shares of eXegenics capital stock for AVI shares in the exchange offer or the merger. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), applicable United States Treasury regulations, administrative interpretations and court decisions in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect. Any such change could alter the tax consequences described in this summary. This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the exchange offer and the merger. It does not address all aspects of federal income taxation that may be important to a holder of shares eXegenics capital stock in light of a holder's particular circumstances or to holders subject to special rules, such as:

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  a foreign entity or an individual stockholder who is not a citizen or resident of the United States;

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  a financial institution or insurance company;

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  a tax-exempt organization;

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  a dealer or broker in securities;

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  a stockholder who is subject to the alternative minimum tax provisions of the Code;

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  a stockholder whose shares are qualified small business stock under Section 1202 of the Code;

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  a stockholder who holds shares of eXegenics capital stock as part of a hedge, appreciated financial position, straddle, constructive sale, conversion or other risk reduction transaction;

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  a stockholder who acquired shares of eXegenics capital stock pursuant to the exercise of stock options or in another compensatory transaction; or

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  a stockholder who does not hold shares of eXegenics capital stock as capital assets.

        In addition, this discussion does not address any state, local or foreign income tax or non-income tax consequences of the exchange offer and the merger or the tax consequences of any transactions other than the exchange offer and the merger. No ruling from the IRS and no tax opinion of counsel has been or will be requested in connection with the exchange offer or merger.

        The tax consequences of the exchange offer and the merger to eXegenics stockholders depend in part on whether we continue an historic business of eXegenics or use a significant portion of eXegenics' historic business assets in a business. This is referred to as "continuity of business enterprise" in certain Treasury regulations relating to reorganizations. The continuity of business enterprise analysis is an inherently factual inquiry. It is unclear whether continuity of business enterprise will be present in connection with the exchange offer and the merger. If continuity of business enterprise is not present, the exchange offer and merger will constitute taxable exchanges of eXegenics capital stock for AVI common stock and the tax consequences to the eXegenics stockholders will be as follows:

  •
  eXegenics stockholders will recognize gain or loss on the exchange of their shares of eXegenics capital stock for shares of AVI common stock in the exchange offer or the merger. The amount of gain or loss recognized will be equal to the difference between (i) the fair market value of the shares of AVI common stock received by an eXegenics stockholder in the exchange offer or merger and (ii) that stockholder's tax basis in the shares of eXegenics capital stock surrendered in the exchange offer or the merger. Capital gain recognized in the exchange offer or merger will be long-term capital gain if the eXegenics stockholder has held the shares of eXegenics capital stock exchanged for more than one year at the time such shares are accepted in the exchange offer or at the effective time of the merger, as applicable. For individuals, long-term capital gains are taxable at a maximum federal rate of 15% and short-term capital gains are taxable at ordinary income rates up to 35%. For corporations, the maximum federal income tax rate applicable to capital gains is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

  •
  The basis of an eXegenics stockholder in the AVI common stock received in the exchange offer or the merger will be equal to the fair market value of the AVI common stock received as of the time the shares of eXegenics capital stock are accepted in the exchange offer or as of the effective time of the merger, as applicable.

  •
  For purposes of capital gains treatment, the holding period of an eXegenics stockholder in the shares of AVI common stock received in the exchange offer or the merger will begin on the day after the date such shares are accepted in the exchange offer or the day after the effective time of the merger, as applicable.

        If continuity of business enterprise is present, and the other conditions for treatment of the exchange offer and the merger as a nontaxable reorganization are satisfied, the tax consequences of the exchange offer and the merger would be as follows:

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  eXegenics stockholders generally would not recognize gain or loss with respect to their shares of eXegenics capital stock surrendered in the exchange offer or the merger, except to the extent cash is received in lieu of fractional shares.

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  The aggregate tax basis of the shares of AVI common stock received by each eXegenics stockholder in the exchange offer and the merger, including any fractional share of AVI common stock not actually received, would be the same as the aggregate basis of the shares of eXegenics capital stock surrendered.

  •
  For purposes of capital gains treatment, the holding period of the shares of AVI common stock received by each eXegenics stockholder in the exchange offer and the merger would include the holding period for the shares of eXegenics capital stock surrendered.

  Appraisal Rights

        A dissenting holder of shares of eXegenics capital stock who perfects appraisal rights will generally be treated as having received a distribution in redemption of his, her or its shares subject to the provisions and limitations of Sections 302 of the Code. While the tax consequences of such a redemption depend on a stockholder's particular circumstances, a stockholder perfecting appraisal rights who, after the exchange offer and merger, does not own (actually or constructively) any shares of AVI common stock will generally recognize capital gain or loss with respect to his, her or its shares of eXegenics capital stock equal to the difference between the amount of cash received and his, her or its basis in such shares of eXegenics capital stock. Holders of shares of eXegenics capital stock who exercise appraisal rights are urged to consult their own tax advisors.

  Other Consideration

        To the extent that any consideration received by any eXegenics stockholder is determined to have been received in exchange for services or in exchange for something other than the eXegenics stockholder's shares of eXegenics capital stock in the exchange offer or the merger, such stockholder generally will recognize income or gain equal to the fair market value of such consideration.

  Backup Withholding

        Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 28% of any cash payments to an eXegenics stockholder in the exchange offer and the merger unless the stockholder provides the appropriate form as described below. Each eXegenics stockholder should complete and sign the substitute Form W-9 included as part of the letters of transmittal to be sent to each eXegenics stockholder together with this prospectus, so as to provide the information, including such stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proven in a manner satisfactory to AVI and the exchange agent.

        The summary of material U.S. federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential federal income tax consequences of the exchange offer and the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state or local tax consequences of the exchange offer and the merger. The summary does not address the tax consequences of any transaction other than the exchange offer and the merger. Accordingly, each eXegenics stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the exchange offer and the merger to such stockholder.

Accounting Treatment

        The transaction described in this prospectus will be accounted for as a "purchase," as that term is used under generally accepted accounting principles in the United States for accounting and financial reporting purposes. eXegenics will be treated as the acquired corporation for these purposes. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their respective fair values on the transaction date. The final allocation of such consideration may differ from that reflected in the unaudited pro forma condensed combined financial information. We do not expect that the final allocation of the aggregate purchase price for the merger will differ materially from the preliminary allocations. For more information, see the section of the prospectus entitled "Notes to Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 67.

Regulatory Approvals

        Other than the Securities and Exchange Commission declaring the registration statement on Form S-4 relating to this transaction effective and the filing of a certificate of merger, or a certificate of ownership and merger, as the case may be, under Delaware law with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the exchange offer and merger.

Approval of the Merger

        The boards of directors of AVI, Elk Acquisition and eXegenics have unanimously approved the merger agreement.

        Under Section 251 of the General Corporation Law of the State of Delaware, except in certain circumstances, the affirmative vote of the holders of a majority of a constituent corporation's outstanding shares entitled to vote thereon is required for stockholders to adopt a merger agreement.

AVI, as the sole stockholder of Elk Acquisition, has adopted the merger agreement. Because AVI is not a constituent corporation, AVI stockholders are not required to approve the merger of Elk Acquisition with eXegenics.

        If, after completion of the exchange offer, we own more than 50% but less than 90% of the outstanding shares of both eXegenics common stock and eXegenics preferred stock, we will complete the acquisition of the remaining outstanding shares of eXegenics capital stock through a vote or action by written consent of eXegenics stockholders with respect to the merger. Since we will own a majority of the outstanding shares of eXegenics common stock and eXegenics preferred stock, taken together, on the record date, we will have a sufficient number of shares of eXegenics capital stock to adopt the merger agreement without the affirmative vote or written consent of any other holder of shares of eXegenics capital stock and, therefore, adoption of the merger agreement by eXegenics stockholders will be assured. Completion of the transaction in this manner is referred to in this prospectus as a "long-form" merger.

        Under Section 253 of the General Corporation Law of the State of Delaware, if, after completion of the exchange offer, as it may be extended and including any subsequent offering period, we own at least 90% of the outstanding shares of eXegenics common stock and at least 90% of the outstanding shares of eXegenics preferred stock, we can effect a merger of Elk Acquisition with eXegenics without a vote of eXegenics stockholders. Completion of the transaction in this manner is referred to in this prospectus as a "short-form" merger.

Top-Up Option

        Pursuant to the merger agreement, we have an irrevocable option to purchase from eXegenics, at any time on or after the first date upon which we accept shares of eXegenics capital stock for exchange pursuant to the exchange offer, additional shares of eXegenics common stock or eXegenics preferred stock, or both. The exercise of this option would allow us to complete a "short-form" merger rather than a "long-form" merger as discussed above.

        If we exercise the common stock top-up option, we may purchase up to the number of shares of eXegenics common stock that would equal, when combined with the shares of eXegenics common stock already owned by us, 90.1% of the outstanding shares of eXegenics common stock, after giving effect to the issuance of the shares subject to the common stock top-up option. We may pay the purchase price for the shares of eXegenics common stock purchased pursuant to the exercise of the common stock top-up option either by issuing a number of shares of AVI common stock equal to the number of shares of eXegenics common stock purchased multiplied by the common stock exchange ratio or by payment of cash and issuance of a promissory note equivalent in value to the shares of AVI common stock that otherwise would have been issued.

        Similarly, if we exercise the preferred stock top-up option, we may purchase up to the number of shares of eXegenics preferred stock that would equal, when combined with the shares of eXegenics preferred stock already owned by us, 90.1% of the outstanding shares of eXegenics preferred stock, after giving effect to the issuance of the shares subject to the preferred stock top-up option. Similarly, we may pay the purchase price for the shares of eXegenics preferred stock purchased pursuant to the exercise of the preferred stock top-up option either by issuing a number of shares of AVI common stock equal to the number of shares of eXegenics preferred stock purchased multiplied by the preferred stock exchange ratio or by payment of cash and issuance of a promissory note equivalent in value to the shares of AVI common stock that otherwise would have been issued.

        The number of shares of eXegenics capital stock that may be purchased under either top-up option is limited to the number of authorized but unissued shares of eXegenics common stock or eXegenics preferred stock, as applicable, then available for issuance by eXegenics.

Amendment to eXegenics' Stockholder Rights Plan

        In connection with the approval of the merger agreement, the exchange offer and the merger by the board of directors of eXegenics, eXegenics amended its rights agreement, dated as of June 9, 2003, with American Stock Transfer & Trust Company, as rights agent. According to the amendment, none of the transactions contemplated in the merger agreement, including the exchange offer and the merger, will trigger any of the anti-takeover mechanisms in the rights plan. The preferred stock purchase rights issued under this agreement currently are not separately transferable and will be automatically tendered along with the shares of eXegenics common stock in the exchange offer.

Appraisal Rights

        eXegenics stockholders do not have appraisal rights in connection with the exchange offer.

  Long-Form Merger

        If we complete the exchange offer but, upon completion of the exchange offer, own less than 90% of the outstanding shares of eXegenics common stock or less than 90% of the outstanding shares of eXegenics preferred stock (and we do not exercise our Top-Up Option), we have agreed to effect a long-form merger. The long-form merger must be approved by the stockholders either at a duly called meeting or by the written consent of the stockholders pursuant to the eXegenics Amended and Restated Bylaws and the Delaware General Corporation Law.

        The shares of eXegenics common stock are currently listed on the NASDAQ SmallCap Market, but are not currently listed on a national securities exchange or designated as a national market system security, nor are they currently held of record by more than 2,000 holders. Assuming these conditions remain unchanged on the date fixed to determine the stockholders entitled to vote on a long-form merger or act by written consent to approve a long-form merger, holders of eXegenics common stock will have appraisal rights with respect to any then-outstanding shares of eXegenics common stock pursuant to the provisions of Section 262 of the Delaware General Corporation Law as described below. If, on the date fixed to determine stockholders entitled to vote on the merger or act by written consent to approve a long-form merger, the shares of eXegenics common stock are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or if on such date the shares of eXegenics common stock are held of record by more than 2,000 holders, the holders of eXegenics common stock who have not exchanged their shares in the exchange offer will not have appraisal rights in connection with a long-form merger.

        The shares of eXegenics preferred stock are not listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., nor are they held by more than 2,000 holders. Assuming these conditions remain unchanged on the date fixed to determine stockholders entitled to vote on the long-form merger, or the record date for determining the stockholders entitled to notice of an action by written consent, holders of eXegenics preferred stock will have appraisal rights with respect to any then-outstanding shares of eXegenics preferred stock pursuant to the provisions of Section 262 of the Delaware General Corporation Law as described below if we complete a long-form merger.

  Short-Form Merger

        If we complete the exchange offer and, upon completion of the exchange offer (and following any exercise of our Top-Up Option), we own at least 90% of the outstanding shares of eXegenics common stock and 90% of the outstanding shares of eXegenics preferred stock, we have agreed to effect a short-form merger, as described above. Please see the section of this prospectus entitled "The

Transaction—Top-Up Option" on page 41 for a discussion of our option to purchase additional shares of capital stock of eXegenics under certain circumstances.

        Under Delaware law, holders of eXegenics capital stock will have appraisal rights with respect to any then-outstanding shares of eXegenics capital stock in the event of a short-form merger.

  General

        Under Section 262 of the Delaware General Corporation Law, stockholders who have the right to appraisal of their shares of eXegenics capital stock and who comply with the applicable statutory procedures under the Delaware General Corporation Law will be entitled to receive a judicial determination of the fair value of their shares of eXegenics capital stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of this fair value in cash, together with a fair rate of interest, if any. In Cede & Co. and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the Delaware General Corporation Law and held that the "accomplishment or expectation" exclusion from the calculation of fair value described in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value. We cannot assure you what methodology a court would use to determine fair value or how a court would select which elements of value are to be included in its determination.

        If you have and with to exercise appraisal rights in connection with the merger, you will have to comply with specific statutory provisions under Delaware law. The following is a brief summary of the statutory procedures that you must follow in order to perfect appraisal rights under Delaware law.

        The following discussion is not a complete statement of the Delaware law pertaining to appraisal rights and is qualified in its entirety by the full text of Section 262 of the General Corporation Law of the State of Delaware which is attached to this prospectus as Annex D. Because of the complexity of Section 262 and the need to strictly comply with various technical requirements, you should read Annex D in its entirety. A person having a beneficial interest in shares of eXegenics capital stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. Alternatively, where a merger is submitted for approval by action by written consent of the stockholders, one of the constituent corporations must notify each holder of capital stock of the constituent corporations, prior to the effective date of the merger, that such appraisal rights are available or, alternatively, the surviving corporation must notify such stockholders within 10 days after the effective date of the merger that such appraisal rights are available. In each case, the notice must include a copy of Section 262.

        If the merger is to be submitted for approval at a meeting of the eXegenics stockholders, a holder of shares of eXegenics capital stock wishing to exercise such holder's appraisal rights:

  •
  must deliver to eXegenics, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of his or her shares; and

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  must not vote in favor of the adoption of the merger agreement.

        In order not to vote in favor of the adoption of the merger agreement, a stockholder must either:

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  not return a proxy card and not vote in person in favor of the adoption of the merger agreement,

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  return a proxy card with the "Against" or "Abstain" box checked,

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  vote in person against the adoption of the merger agreement, or

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  register in person an abstention from the proposal to adopt the merger agreement.

        If the merger is approved by written consent of the eXegenics stockholders, a holder of shares of eXegenics capital stock who desires to exercise appraisal rights must deliver to eXegenics, within 20 days after the mailing of the notice of such holder's appraisal rights, a written demand for appraisal.

        All written demands for appraisal pursuant to Section 262 should be sent or delivered to eXegenics Inc. at 2110 Research Row, Dallas, Texas, 75235, attention: President.

        A holder of shares of eXegenics capital stock who wishes to exercise the holder's appraisal rights must hold of record these shares on the date the written demand for appraisal is made and must continue to hold these shares of record through the effective time of the merger. A vote against the adoption of the merger agreement (in the case of a meeting of the stockholders of eXegenics) will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. Rather, the demand must reasonably inform eXegenics of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. In this situation, a stockholder's failure to make the written demand before the taking of the vote on the adoption of the merger agreement at the special meeting of eXegenics stockholders will constitute a waiver of appraisal rights. If the merger is approved by the written consent of the eXegenics stockholders, then the written demand for appraisal must reasonably inform the corporation of the identity of the stockholder, and that the stockholder intends thereby to demand appraisal of such holder's shares.

        Only a holder of record of shares of eXegenics capital stock is entitled to assert appraisal rights for the shares of eXegenics capital stock registered in that holder's name. The demand for appraisal in respect of shares of eXegenics capital stock must be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, and must state that the holder intends thereby to demand appraisal of the holder's shares of eXegenics capital stock in connection with the merger. If the shares of eXegenics capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares of eXegenics capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is acting as agent for the owner or owners. A record holder, such as a broker who holds shares of eXegenics capital stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of eXegenics capital stock held for one or more beneficial owners while not exercising such rights with respect to the shares of eXegenics capital stock held for other beneficial owners. In this case, however, the written demand should set forth the number of shares of eXegenics capital stock as to which appraisal is sought, and if no number of shares of eXegenics capital stock is expressly mentioned, the demand will be presumed to cover all shares of eXegenics capital stock held in the name of the record owner. Stockholders who hold their shares of eXegenics capital stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of eXegenics capital stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement of the date that the merger has become effective. Within 120 days after the effective time of the merger, the surviving corporation or any holder of eXegenics capital stock who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder's shares of eXegenics capital stock. Neither eXegenics, as the surviving corporation, nor AVI is under any obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of eXegenics capital stock to initiate all necessary action to perfect their appraisal rights in respect of their shares of eXegenics capital stock within the time prescribed in Section 262.

        Within 120 days after the effective time of the merger, any holder of eXegenics capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement, the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. This statement must be mailed within 10 days after a written request for the statement has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for an appraisal is timely filed by a holder of shares of eXegenics capital stock and a copy of the petition is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to these stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights under Section 262. The Delaware Court of Chancery may require the holders of shares of eXegenics capital stock who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation on the certificate of the pendency of the appraisal proceeding. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to this stockholder.

        After determining the holders of eXegenics capital stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of eXegenics capital stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amount determined to be the fair value. Holders of eXegenics capital stock considering seeking appraisal should be aware that the fair value of their shares of eXegenics capital stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of eXegenics capital stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

        Any holder of shares of eXegenics capital stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of eXegenics capital stock subject to such demand for any purpose. In addition, the shares subject to the demand will not be entitled to the payment of dividends or other distributions on those shares of eXegenics capital stock, except dividends or other distributions payable to holders of record of eXegenics capital stock as of a record date before the effective time of the merger.

        If any stockholder who demands appraisal of the holder's shares of eXegenics capital stock under Section 262 fails to perfect, or effectively withdraws or loses, the holder's right to appraisal, the shares of eXegenics capital stock of the stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration, without interest. The number of shares of AVI common stock, and cash in lieu of a fraction of a share of AVI common stock, delivered to the stockholder will be based on the same exchange ratios utilized in the exchange offer and the merger, regardless of the market price of AVI common stock at the time of delivery. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

        Failure to follow the steps required by Section 262 of the General Corporation Law of the State of Delaware for perfecting appraisal rights may result in the loss of these rights.

Possible Effects of the Exchange Offer

  Reduced Liquidity of eXegenics Common Stock; Possibly No Longer Included for Quotation

        The tender and exchange of shares of eXegenics common stock pursuant to the exchange offer will reduce the number of holders of shares of eXegenics common stock as well as the number of shares of eXegenics common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of eXegenics common stock held by the public.

        Shares of eXegenics common stock are included for listing and principally traded on the NASDAQ SmallCap Market. Depending on the number of shares of eXegenics common stock acquired pursuant to the exchange offer, following completion of the exchange offer, shares of eXegenics common stock may no longer meet the requirements of the NASDAQ SmallCap Market for continued listing. The requirements for continued inclusion in the NASDAQ SmallCap Market, among other things, require that an issuer have either:

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  at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $5.0 million and net tangible assets of at least $4.0 million and at least two registered and active market makers for the shares; or

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  at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of at least $15.0 million and at least four registered and active market markers, and either:

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  a market capitalization of at least $50.0 million; or

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  total assets and total revenue of at least $50.0 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

        On October 25, 2002, eXegenics transferred from the NASDAQ National Market to the NASDAQ SmallCap Market as a result of its failure to comply with the minimum bid price requirement of $1.00 per share. The NASDAQ SmallCap Market also requires that an issuer's listed securities maintain a minimum bid price of $1.00. On January 21, 2003, the eXegenics received from NASDAQ a 180-day grace period to comply with this listing requirement, and recently received an additional 90 day grace period. It is likely that, following this 90-day grace period, eXegenics' common stock will cease to be traded principally on the NASDAQ SmallCap Market.

        Even if the requirements for continued inclusion in the NASDAQ SmallCap Market are not satisfied, the shares might nevertheless continue to be included in a different tier of NASDAQ with quotations published in the NASDAQ "additional list" or in one of the "local lists," but if the number of holders of shares of eXegenics capital stock falls below 300, the number of publicly held shares fall below 500,000 or there are not at least two registered and active market makers for the shares, applicable NASDAQ rules provide that the shares are no longer "qualified" for NASDAQ reporting and NASDAQ would cease to provide any quotations. Shares of eXegenics capital stock held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares of eXegenics capital stock are not considered as being publicly held for this purpose. If, following the completion of the exchange offer, the shares of eXegenics capital stock no longer meet the requirements for continued inclusion in the NASDAQ SmallCap Market or in any other tier of NASDAQ and the shares are no longer included in the NASDAQ SmallCap Market or in any other tier of NASDAQ, the market for shares of eXegenics capital stock could be adversely affected.

        If the shares of eXegenics common stock no longer meet the requirements for continued inclusion in any tier of the NASDAQ, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares of eXegenics common stock and the availability of quotations for shares of eXegenics common stock would, however, depend upon the number of holders or the aggregate market value of the shares remaining at that time, the interest in maintaining a market in shares of eXegenics common stock on the part of securities firms, the possible termination of registration of the shares under the Securities Exchange Act of 1934, as described below, and other factors. We cannot predict whether the reduction in the number of shares of eXegenics common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of eXegenics common stock.

        eXegenics' preferred stock is not currently traded on any tier of NASDAQ or on any national exchange.

        According to eXegenics, as of July 22, 2003, there were approximately 16,184,486 shares of eXegenics common stock outstanding.

  Registration under the Securities Exchange Act of 1934

        Shares of eXegenics common stock are currently registered under the Securities Exchange Act of 1934. eXegenics can terminate that registration upon application to the Securities and Exchange Commission if the outstanding shares are not listed on a national securities exchange or if there are fewer than 300 holders of record of shares of eXegenics common stock. After completion of the merger, we intend to cause eXegenics to terminate the registration of eXegenics common stock under the Securities Exchange Act of 1934. Termination of registration of the shares of eXegenics common stock under the Securities Exchange Act of 1934 would reduce the information that eXegenics must furnish to its stockholders and to the Securities and Exchange Commission.

Relationships between AVI and eXegenics

        Except for the Stockholder Agreements, the Proxy Agreements that are attached to the Stockholder Agreements, the Affiliate Agreements, or as otherwise described in this prospectus, neither AVI nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of eXegenics, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus, there have been no contacts, negotiations or transactions since January 1, 2002, between AVI or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and eXegenics or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither AVI nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has, since January 1, 2002, had any transaction with eXegenics or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the Securities and Exchange Commission applicable to the exchange offer. For a description of the contacts and negotiations between AVI and any of our directors, executive officers or other affiliates, on the one hand, and eXegenics and its directors, executive officers or affiliates on the other hand, relating to the exchange offer and the merger see the section of this prospectus entitled "The Transaction—Background" beginning on page 33.

        Neither AVI nor, to the best of our knowledge, any of our directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of eXegenics common stock except pursuant to the Stockholder Agreements described in more detail in the section of this prospectus entitled "The Stockholder Agreements" on page 62.

        Neither AVI nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has effected any transaction in shares of eXegenics capital stock during the past 60 days.

Fees and Expenses

        We have retained Mellon Investor Services LLC to act as information agent in connection with the exchange offer. The information agent may contact holders of shares of eXegenics capital stock by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the exchange offer to beneficial owners of shares of eXegenics capital stock. We have agreed to pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

        In addition, we have retained Mellon Investor Services LLC as the exchange agent. We have agreed to pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, have agreed to reimburse the exchange agent for its reasonable out-of-pocket expenses and have agreed to indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

        Except as described above, we have not agreed to pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of eXegenics capital stock pursuant to the exchange offer. We have agreed to reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

CERTAIN TERMS OF THE MERGER AGREEMENT

        The following summary of the merger agreement describes certain material terms of the merger agreement. The complete text of the merger agreement is attached as Annex A to this prospectus and is incorporated into this prospectus by reference. We encourage all eXegenics stockholders to read carefully the entire merger agreement.

The Exchange Offer

  Generally

        Under the terms of the merger agreement, we have commenced an exchange offer for all outstanding shares of eXegenics capital stock. In the exchange offer, we are offering to exchange 0.103 of a share of AVI common stock for each share of eXegenics common stock that is validly tendered and not withdrawn, and 0.155 of a share of AVI common stock for each share of eXegenics preferred stock that is validly tendered and not withdrawn. The initial expiration date of the exchange offer is August 22, 2003, the twentieth business day following its commencement. The initial expiration date of the exchange offer may be extended under certain circumstances described more fully below.

  Mandatory Extension of the Exchange Offer

        We are required to extend the expiration date of the exchange offer for a period of ten business days after the initial expiration date if:

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  all of the conditions to the exchange offer, other than the minimum tender condition described below under the caption "Conditions to the Exchange Offer—The Minimum Tender Condition," are satisfied as of the initial expiration date;

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  a number of shares of eXegenics common stock have been validly tendered and not withdrawn as of the initial expiration date that represents at least 35% of the sum of:

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  the total number of shares of eXegenics common stock outstanding as of the initial expiration date; plus

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  the total number of shares of eXegenics common stock issuable upon the exercise of in-the-money options, warrants and other rights to acquire eXegenics common stock, each as outstanding as of the initial expiration date; and

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  a number of shares of eXegenics preferred stock have been validly tendered and not withdrawn as of the initial expiration date that represents at least 35% of the total number of shares of eXegenics preferred stock outstanding as of the initial expiration date.

  Optional Extensions of the Exchange Offer

        If any condition to the exchange offer is not satisfied or, if permissible, waived, on any scheduled expiration date of the exchange offer, then we may extend the expiration date from time to time for such period of time as we reasonably determine to be necessary to permit such condition to be satisfied.

        We may also extend the expiration date of the exchange offer for one additional period of not more than 20 business days if the minimum condition has been satisfied, but either:

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  the sum of the number of shares of eXegenics common stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics common stock owned by us or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics common stock then outstanding; or

  •
  the sum of the number of shares of eXegenics preferred stock that have been validly tendered and not withdrawn plus the number of shares of eXegenics preferred stock owned by us or Elk Acquisition as of the scheduled expiration date is less than 90% of the number of shares of eXegenics preferred stock then outstanding.

        We also have the right to extend the exchange offer for any period of time required by the applicable rules and regulations of the Securities and Exchange Commission.

  Subsequent Offering Period

        We may elect to provide a subsequent offering period of not less than three nor more than 20 business days after the acceptance of shares of eXegenics capital stock in the exchange offer if the requirements of Rule 14d-11 under the Securities Exchange Act of 1934 have been met. You will not have the right to withdraw any shares of eXegenics capital stock that you tender during the subsequent offering period. During the subsequent offering period, we are required to accept for exchange, and to deliver shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered promptly after the tender of such shares. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

  Prompt Payment for Shares of eXegenics Capital Stock in the Exchange Offer

        Subject to the terms of the exchange offer and the merger agreement, and the satisfaction, or waiver to the extent permitted, of the conditions to the exchange offer, we are required to accept for exchange all shares of eXegenics capital stock validly tendered and not withdrawn pursuant to the exchange offer as soon as practicable after the applicable expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, and are required to exchange all accepted shares of eXegenics capital stock promptly after acceptance.

        We will not issue certificates representing fractional shares of AVI common stock in the exchange offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of AVI common stock that otherwise would be received by the stockholder) will receive cash (rounded up to the nearest whole cent), without interest, equal to the price obtained by multiplying:

  •
  that fraction of a share of AVI common stock to which the stockholder is entitled (after aggregating all fractional shares of AVI common stock that otherwise would be received by the stockholder), by

  •
  the closing price of one share of AVI common stock on the NASDAQ National Market on the date we first accept shares of eXegenics capital stock for exchange in the exchange offer.

Composition of eXegenics' Board of Directors after the Exchange Offer

        Upon the acceptance for payment of shares of eXegenics capital stock pursuant to the exchange offer, we will be entitled to designate to serve on eXegenics' board of directors the number of directors, rounded up to the next whole number, determined by multiplying:

  •
  the total number of directors on eXegenics' board of directors (giving effect to any increase in the size of eXegenics' board of directors effected in accordance with the merger agreement); by

  •
  the percentage obtained by dividing the number of shares of eXegenics capital stock owned by us (including shares of eXegenics capital stock accepted for exchange pursuant to the exchange offer) by the total number of shares of eXegenics capital stock then outstanding.

        Under the terms of the merger agreement, upon our request, eXegenics is required to take all action necessary to cause our designees to be elected or appointed to eXegenics' board of directors, including increasing the number of authorized directors or obtaining resignations of incumbent directors, or both. In addition, in connection with our designation of directors, eXegenics is required to obtain and deliver to us the resignation of each officer of eXegenics and, with respect to each committee of the board of directors, eXegenics is required cause directors designated by us to constitute at least the same percentage as the directors designated by us represent on eXegenics' board of directors.

        Until the completion of the merger, eXegenics' board of directors is required to include at least two members, referred to in this prospectus as the "continuing directors," who were directors of eXegenics as of the date of the merger agreement. If, at any time before the completion of the merger, there is only one continuing director, the remaining continuing director will be entitled to designate a person to serve on the board of directors, and such person will be deemed to be a continuing director for all purposes of the merger agreement. If, at any time before the completion of the merger, there are no continuing directors, then the remaining directors will designate two persons to serve on the board of directors who are not officers, employees or affiliates of eXegenics, AVI or Elk Acquisition, and such persons will be deemed to be continuing directors for all purposes of the merger agreement.

        The merger agreement provides that if our designees are elected to eXegenics' board of directors before the completion of the merger, the approval of a majority of the continuing directors will be required for eXegenics to:

  •
  amend or waive any term or condition of the merger agreement;

  •
  terminate the merger agreement; or

  •
  extend the time for performance by us or Elk Acquisition of any obligation or action under the merger agreement.

The Merger

  Generally

        The merger agreement provides that after completion of the exchange offer, Elk Acquisition will be merged into eXegenics. Upon completion of the merger, eXegenics will continue as the "surviving corporation" and will be a wholly owned subsidiary of AVI.

  The Completion of the Merger

        The merger will become effective when the certificate of merger or certificate of ownership and merger, as the case may be, is filed with the Secretary of State of the State of Delaware. AVI and eXegenics anticipate that the merger will be completed no later than the third business day after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived.

        Upon completion of the merger:

  •
  the directors and officers of Elk Acquisition will become the directors and officers of the surviving corporation;

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  the certificate of incorporation of the surviving corporation will be amended to be substantively identical to the certificate of incorporation of Elk Acquisition immediately before the merger; and

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  the bylaws of the surviving corporation will be amended to be substantively identical to the bylaws of Elk Acquisition immediately before the merger.

  Manner and Basis of Converting Shares of eXegenics Common Stock in the Merger

        Under the terms of the merger agreement, upon completion of the merger:

  •
  each share of eXegenics common stock outstanding immediately before the merger will be converted into the right to receive 0.103 of a share of AVI common stock; and

  •
  each share of eXegenics preferred stock outstanding immediately before the merger will be converted into the right to receive a 0.155 of a share of AVI common stock.

        Shares of eXegenics capital stock held by eXegenics immediately before completion of the merger or owned by AVI, Elk Acquisition or any other subsidiary of AVI immediately before the completion of the merger will be canceled at the effective time of the merger without payment of any consideration.

        We will not issue certificates representing fractional shares of AVI common stock in the merger. Instead, each stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of AVI common stock that otherwise would be received by the stockholder) will receive cash (rounded up to the nearest whole cent), without interest, equal to the price obtained by multiplying:

  •
  that fraction of a share of AVI common stock to which the stockholder is entitled (after aggregating all fractional shares of AVI common stock that otherwise would be received by the stockholder), by

  •
  the closing price of one share of AVI common stock on the NASDAQ National Market on the date on which the merger becomes effective.

        The merger agreement provides that, as soon as reasonably practicable after the date of completion of the merger, the exchange agent will mail to each record holder of a certificate or certificates that represented shares of eXegenics capital stock immediately before the merger, a letter of transmittal and instructions for use in exchanging eXegenics capital stock certificates for AVI common stock certificates. In addition, the merger agreement contemplates that, as soon as reasonably practicable after the exchange agent receives back from a record holder an eXegenics capital stock certificate, the letter of transmittal and any other documents that are reasonably required by the exchange agent or AVI, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of shares of AVI common stock and an amount of cash for any fractional share. Additionally, record holders of eXegenics capital stock certificates may, at their option after the completion of the merger, physically surrender their eXegenics capital stock certificates in person at the offices of the exchange agent listed on the back of this prospectus for AVI common stock certificates and cash for any fractional share.

        After the completion of the merger, until it is surrendered and exchanged, each certificate that previously represented shares of eXegenics capital stock will be deemed to represent only the right to receive shares of AVI common stock and cash for any fractional share. We will not pay dividends or other distributions on any shares of AVI common stock to be issued in exchange for any eXegenics capital stock certificate that is not surrendered until the eXegenics capital stock certificate is properly surrendered, as provided in the merger agreement and the letter of transmittal to be mailed by the exchange agent to each record holder of eXegenics capital stock as of the effective time of the merger.

  Basis of Converting Shares of Common Stock of Elk Acquisition in the Merger

        Under the terms of the merger agreement, upon completion of the merger, each share of common stock of Elk Acquisition outstanding immediately before the merger will be converted into the number of shares of common stock of the surviving corporation determined by dividing the number of shares of eXegenics common stock outstanding immediately before the merger by 100.

Treatment of eXegenics Stock Options And Warrants

        Under the terms of the merger agreement, we will not assume any options to purchase eXegenics common stock. The vesting of options to purchase eXegenics common stock granted under eXegenics' 1992 stock option plan will not accelerate as a result of our decision not to assume such options. However, Under eXegenics' 1996 and 2000 stock option plans, pursuant to which substantially all outstanding options to purchase eXegenics common stock were granted, the vesting of all eXegenics options granted under such plans that are not assumed will automatically accelerate. As a result, all options to purchase eXegenics common stock granted under either eXegenics' 1996 or 2000 stock option plans will become fully vested and exercisable either immediately upon the time AVI accepts shares of eXegenics common stock in the exchange offer (with respect to options granted under eXegenics' 1996 stock option plan) or upon the consummation of the merger (with respect to options granted under eXegenics' 2000 stock option plan). Following the consummation of the merger, all options to purchase eXegenics common stock will remain exercisable solely to purchase shares of eXegenics common stock until terminated pursuant to the respective option grants.

        Under the terms of the merger agreement, upon the completion of the merger, we will assume each outstanding warrant to acquire shares of eXegenics common stock to the extent required by the terms of such warrant.

Top-Up Option

        Pursuant to the merger agreement, we have an irrevocable option to purchase from eXegenics, at any time on or after the first date upon which we accept shares of eXegenics capital stock for exchange pursuant to the exchange offer, additional shares of eXegenics common stock or eXegenics preferred stock, or both. The exercise of this option would allow us to complete a "short-form" merger rather than a "long-form" merger as discussed above.

        If we exercise the common stock top-up option, we may purchase up to the number of shares of eXegenics common stock that would equal, when combined with the shares of eXegenics common stock already owned by us, 90.1% of the outstanding shares of eXegenics common stock, after giving effect to the issuance of the shares subject to the common stock top-up option. We may pay the purchase price for the shares of eXegenics common stock purchased pursuant to the exercise of the common stock top-up option either by issuing a number of shares of AVI common stock equal to the number of shares of eXegenics common stock purchased multiplied by the common stock exchange ratio or by payment of cash and issuance of a promissory note equivalent in value to the shares of AVI common stock that otherwise would have been issued.

        Similarly, if we exercise the preferred stock top-up option, we may purchase up to the number of shares of eXegenics preferred stock that would equal, when combined with the shares of eXegenics preferred stock already owned by us, 90.1% of the outstanding shares of eXegenics preferred stock, after giving effect to the issuance of the shares subject to the preferred stock top-up option. Similarly, we may pay the purchase price for the shares of eXegenics preferred stock purchased pursuant to the exercise of the preferred stock top-up option either by issuing a number of shares of AVI common stock equal to the number of shares of eXegenics preferred stock purchased multiplied by the preferred stock exchange ratio or by payment of cash and issuance of a promissory note equivalent in value to the shares of AVI common stock that otherwise would have been issued.

        The number of shares of eXegenics capital stock that may be purchased under either top-up option is limited to the number of authorized but unissued shares of eXegenics common stock or eXegenics preferred stock, as applicable, then available for issuance by eXegenics.

Representations And Warranties

        In the merger agreement, eXegenics has provided customary representations and warranties relating to, among other things, its assets, liabilities, capitalization and financial condition, the accuracy and completeness of its filings with the SEC, and its ability to complete the transaction. We have made representations regarding the accuracy and completeness of our filings with the SEC and with regard to our ability to complete the transactions. The representations and warranties of each party will expire upon completion of the merger.

Conduct of eXegenics' Business Prior to Completion of the Exchange Offer

        The merger agreement contemplates that, until the completion of the merger, eXegenics will conduct its operations in substantially the manner as conducted before the merger and will use all reasonable efforts to preserve its current business organization and keep available the services of its current officers and employees. The merger agreement also expressly prohibits eXegenics' from engaging in certain material transactions without AVI's prior written consent. Among other things, eXegenics has agreed that it will not:

  •
  declare, accrue (other than accruals in respect of dividends required on eXegenics preferred stock), set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

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  sell, issue or grant any shares of capital stock, options, warrants or other securities of any kind, except that eXegenics may issue up 200,000 shares of eXegenics common stock to its landlord in complete satisfaction of eXegenics' obligation to pay rent under its existing lease, and eXegenics may also issue shares of eXegenics common stock upon the valid exercise of eXegenics stock options outstanding as of the date of the merger agreement;

  •
  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of eXegenics' stock option plans, any provision of any agreement evidencing any outstanding eXegenics stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related agreement;

  •
  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;

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  effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

  •
  form any subsidiary or acquire any equity interest or other interest in any third party;

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  make any capital expenditures or any cash expenditures or payments not specifically contemplated by eXegenics' forecasted expenditures for such period as represented to AVI in the merger agreement in excess of $10,000 individually or $200,000 in the aggregate;

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  enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

  •
  acquire, lease or license any right or other asset from any third party or sell or otherwise dispose of, or lease or license, any right or other asset to any third party (except in each case for immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

  •
  lend money to any person, or incur or guarantee any indebtedness or other liability;

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  establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

  •
  hire any employee or promote any employee;

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  change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

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  make any tax election;

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  commence or settle any action, suit or other legal proceeding;

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  enter into any transaction or take any other action outside the ordinary course of business or inconsistent with past practices (other than as expressly permitted by the merger agreement); or

  •
  agree, commit or offer to take any of the above described actions.

Commercially Reasonable Efforts to Complete the Transaction

        AVI and eXegenics will use commercially reasonable efforts to take, or cause to be taken, all actions necessary to complete the transactions contemplated by the merger agreement.

Limitation on eXegenics' Ability to Consider Other Acquisition Proposals

        The merger agreement requires that eXegenics immediately cease and cause to be terminated any existing discussions with any third party that relate to any offer, proposal, inquiry or indication of interest made by a third party (other than an offer, proposal, inquiry or indication of interest made by us) relating to any transaction or series of transactions involving:

  •
  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (a) in which eXegenics or any subsidiary of eXegenics is a party, (b) in which any person or "group" (as defined in the Securities Exchange Act of 1934 and the rules promulgated under the Securities Exchange Act of 1934) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the issued and outstanding securities of any class of voting securities of eXegenics or (c) in which eXegenics issues securities representing more than 15% of the outstanding securities of any class of its voting securities;

  •
  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of eXegenics; or

  •
  any liquidation or dissolution of eXegenics.

Each of the transactions described above is referred to as an "Acquisition Transaction," and any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made by us) contemplating any Acquisition Transaction is referred to as an "Acquisition Proposal."

        eXegenics has agreed that, except in the circumstances described below, it will not, directly or indirectly, and it will not authorize or permit any representative of eXegenics directly or indirectly to:

  •
  solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

  •
  furnish any information about eXegenics to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;

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  engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

  •
  approve, endorse or recommend any Acquisition Proposal; or

  •
  enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal.

        However, eXegenics may, prior to the first date shares of eXegenics capital stock are accepted for exchange in the exchange offer, furnish nonpublic information about eXegenics to, or enter into discussions with, any third party in response to a Superior Offer (as defined below) that is submitted to eXegenics by the third party, and not withdrawn, if:

  •
  eXegenics and its representatives have not breached or taken any action inconsistent with any of the limitations on eXegenics' ability to consider other Acquisition Proposals described in this portion of the prospectus;

  •
  eXegenics' board of directors concludes in good faith, after having taken into account the advice of eXegenics' outside legal counsel, that this action is required in order for eXegenics' board of directors to comply with its fiduciary obligations to eXegenics' stockholders under applicable law;

  •
  at least two business days before furnishing any nonpublic information to, or entering into discussions with, the third party, eXegenics gives us written notice of the identity of the party making the Acquisition Proposal and of eXegenics' intention to furnish nonpublic information to, or enter into discussions with, the third party, and eXegenics receives from the third party a signed confidentiality agreement containing customary protections; and

  •
  at least two business days before furnishing any nonpublic information to the third party, eXegenics furnishes the nonpublic information to us (to the extent eXegenics has not already furnished the nonpublic information to us).

        eXegenics must also, within one day after receipt of any Acquisition Proposal, or any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information, advise us orally and in writing of the Acquisition Proposal, inquiry, indication of interest or request, and to the extent not prohibited by the terms of any applicable confidentiality agreement, the identity of the party making, and the terms of, the Acquisition Proposal, inquiry, indication of interest or request. eXegenics must keep us fully informed as to the status of, and any modification or proposed modification to, any Acquisition Proposal, inquiry, indication of interest or request.

Recommendation of eXegenics' Board of Directors

        The eXegenics board of directors has unanimously recommended that the stockholders of eXegenics accept the exchange offer, tender their shares of eXegenics capital stock pursuant to the exchange offer and, if required by applicable law, adopt the merger agreement. This recommendation is referred to as the "eXegenics Board Recommendation." The merger agreement further provides that, except as provided below, the eXegenics Board Recommendation may not be withdrawn or modified in a manner adverse to us or Elk Acquisition, and no resolution or proposal by the eXegenics board of directors or any committee of the eXegenics board of directors to withdraw the eXegenics Board Recommendation or modify the eXegenics Board Recommendation in a manner adverse to us or Elk Acquisition may be adopted or announced. If the eXegenics Board Recommendation is no longer unanimous, the merger agreement provides that it will have been deemed to have been modified in a manner that is adverse to us or Elk Acquisition.

        Notwithstanding the preceding paragraph, at any time before our acceptance of the shares of eXegenics capital stock pursuant to the exchange offer, eXegenics' board of directors may withdraw the eXegenics Board Recommendation or modify it in a manner adverse to us or Elk Acquisition if:

  •
  an unsolicited, bona fide written offer by a third party unaffiliated with eXegenics to acquire, by way of merger, tender offer or otherwise, all of the outstanding shares of eXegenics capital stock or all or substantially all of the assets of eXegenics is made and not withdrawn;

  •
  eXegenics provides us with at least three business days' prior notice of any meeting of the eXegenics board of directors, or any committee of the eXegenics board of directors, at which the board of directors or committee will consider whether the offer is a Superior Offer (as defined below);

  •
  eXegenics' board of directors determines in good faith (based upon a written opinion of Petkevich & Partners or another independent financial advisor or at least reasonably equivalent reputation) that the offer constitutes a Superior Offer;

  •
  eXegenics' board of directors determines in good faith, after having taken into account the advice of eXegenics' outside legal counsel, that, in light of the Superior Offer, the withdrawal of the eXegenics Board Recommendation or the modification of the eXegenics Board Recommendation in a manner adverse to us or Elk Acquisition is required in order for eXegenics' board of directors to comply with its fiduciary obligations to eXegenics' stockholders under applicable law;

  •
  the eXegenics Board Recommendation is not withdrawn, or modified in a manner adverse to us or Elk Acquisition, at any time within three business days after we receive written notice from eXegenics confirming that eXegenics' board of directors has determined that the offer is a Superior Offer; and

  •
  neither eXegenics nor any of its representatives has breached or taken any action inconsistent with the provisions of the merger agreement described under the heading "Limitations on eXegenics' Ability to Consider Other Acquisition Proposals."

        For purposes of the merger agreement, a "Superior Offer" means an unsolicited bona fide written offer made by a third party unaffiliated with eXegenics to acquire, by way of merger, tender offer or otherwise, all of the outstanding shares of eXegenics capital stock or all or substantially all of the assets of eXegenics, in any such case, on terms that the eXegenics board of directors determines, in its reasonable judgment, based upon a written opinion of Petkevich & Partners or another independent financial advisor or at least reasonably equivalent reputation, to be more favorable to the eXegenics stockholders than the terms of the exchange offer or the merger. However, no offer will be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by the offer is not committed and is not reasonably capable of being obtained by the third party making the offer.

Employee Benefits

        The merger agreement requires eXegenics to terminate the employment of each eXegenics employee effective as of immediately following the first date of acceptance of shares of eXegenics capital stock for exchange pursuant to the exchange offer. In addition, the merger agreement requires eXegenics, upon our request, to take all actions necessary or appropriate to terminate each eXegenics employee benefit plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code.

Conditions to the Exchange Offer

  The Minimum Tender Condition

        The merger agreement provides that we are not required to accept for exchange, or to deliver shares of AVI common stock in exchange for, and may delay the acceptance for exchange of, or the delivery of shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered and not withdrawn pursuant to the exchange offer, if, by 12:00 midnight, Eastern Time, on the expiration date of the exchange offer, if there has not been validly tendered in accordance with the terms of the exchange offer and not withdrawn prior to the expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, a number of shares of eXegenics capital stock that, when added to any shares of eXegenics common stock owned by AVI and Elk Acquisition immediately before the acceptance for exchange of shares of eXegenics capital stock pursuant to the exchange offer, is equal to at least a majority of the sum of:

  •
  the total number of shares of eXegenics capital stock outstanding immediately prior to the acceptance of shares of eXegenics capital stock for exchange pursuant to the exchange offer; plus

  •
  at the election of AVI, an additional number of shares up to but not exceeding the total number of shares of eXegenics common stock issuable upon the exercise of in-the-money options, warrants and other rights to acquire shares of eXegenics capital stock.

This condition to the exchange offer is referred to as the "minimum condition."

  Other Conditions to the Exchange Offer

        The merger agreement further provides that we are not required to accept for exchange, or to deliver shares of AVI common stock in exchange for, and may delay the acceptance for exchange of, or the delivery of shares of AVI common stock in exchange for, shares of eXegenics capital stock that are validly tendered and not withdrawn pursuant to the exchange offer, if any of the conditions described below has not been satisfied:

  •
  the representations and warranties of eXegenics contained in the merger agreement must have been accurate in all material respects as of July 16, 2003, and must be accurate in all material respects on and as of the date of the expiration of the exchange offer, as it may be extended pursuant to the merger agreement, as if made on the expiration date;

  •
  each covenant or obligation that eXegenics is required to comply with or perform on or before our first date of acceptance of shares of eXegenics capital stock in the exchange offer must have been complied with or performed in all material respects;

  •
  there must not have been any material adverse effect on eXegenics and no event or circumstance shall have occurred that could reasonably be expected to have a material adverse effect on eXegenics;

  •
  eXegenics shall have obtained all material consents required in connection with the exchange offer, the merger or any of the other transactions contemplated by the merger agreement;

  •
  the amount by which eXegenics' cash and cash equivalents exceeds its accrued and potential liabilities as of the expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, must be at least $9,000,000;

  •
  AVI shall have received a certificate from eXegenics' chief executive officer and chief financial officer affirming that the conditions described above have been satisfied;

  •
  the registration statement on Form S-4 covering the offer and sale of shares of AVI common stock in the exchange offer and the merger must have been declared effective under the Securities Act of 1933, and must not be the subject of any stop order or initiated or threatened proceeding seeking a stop order;

  •
  AVI shall have received a letter from Ernst & Young LLP, eXegenics' independent auditors, in form and substance reasonably acceptable to us, that is customary in scope and substance for letters delivered by independent auditors in connection with registration statements similar to the registration statement on Form S-4 covering the offer and sale of shares of AVI common stock in the exchange offer and the merger, and we shall have received an update to the letter, dated as of a date reasonably acceptable to us, and in form and substance reasonably satisfactory to us;

  •
  no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of, or delivery of consideration for, shares of eXegenics capital stock pursuant to the exchange offer or preventing consummation of the merger or any of the other transactions contemplated by the merger agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the exchange offer or the merger that makes the acquisition of, or delivery of consideration for, shares of eXegenics capital stock pursuant to the exchange offer, or the consummation of the merger or any of the other transactions contemplated by the merger agreement illegal;

  •
  there must not be any pending or threatened legal proceeding in which a governmental body is or is threatened to become a party or is otherwise involved:

  •
  challenging or seeking to restrain or prohibit the acquisition of, or delivery of consideration for, shares of eXegenics capital stock pursuant to the exchange offer, the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  relating to the exchange offer, the merger or any of the other transactions contemplated by the merger agreement and seeking to obtain from us or eXegenics damages or other relief that may be material to us or eXegenics;

  •
  seeking to prohibit or limit in any material respect our ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

  •
  that could materially and adversely affect the right of AVI or eXegenics to own the assets or operate the business of eXegenics; or

  •
  seeking to compel eXegenics, AVI or any subsidiary of AVI to dispose of or hold separate any material assets as a result of the exchange offer, the merger or any of the other transactions contemplated by the merger agreement.

  •
  there must not be pending or threatened any legal proceeding (other than the legal proceeding captioned M&B Weiss Family Limited Partnership of 1996 vs. Joseph M. Davie, et al., Civil Action No. 20303-NC, in the Court of Chancery of the State of Delaware) in which, in our reasonable judgment, there is a reasonable possibility of an outcome that could have a material adverse effect on AVI:

  •
  challenging or seeking to restrain or prohibit the acquisition of, or delivery of consideration for, shares of eXegenics capital stock pursuant to the exchange offer or the consummation of the merger or any of the other transactions contemplated by the merger agreement;

    •
    relating to the exchange offer, the merger or any of the other transactions contemplated by the merger agreement and seeking to obtain from AVI or eXegenics damages or other relief that may be material to AVI or eXegenics;

    •
    seeking to prohibit or limit in any material respect our ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the eXegenics common stock;

    •
    that would materially and adversely affect the right of AVI or eXegenics to own the assets or operate the business of eXegenics; or

    •
    seeking to compel eXegenics, AVI or any subsidiary of AVI to dispose of or hold separate any material assets as a result of the exchange offer, the merger or any of the other transactions contemplated by the merger agreement.

  •
  since the date of the merger agreement, there shall not have been any material adverse development in any legal proceeding pending against eXegenics or any of its directors or any material adverse expansion in the claims or causes of action included in such legal proceeding;

  •
  no person or "group" (as defined in the Securities Exchange Act of 1934, and the rules promulgated under the Exchange Act) of persons shall have acquired or agreed to acquire securities representing more than 15% of the outstanding shares of eXegenics common stock or eXegenics preferred stock;

  •
  no "triggering event" (described on page 59 of this prospectus) shall have occurred; and

  •
  the merger agreement must not have been terminated.

        We reserve the absolute right, in our sole discretion, subject to the terms of the merger agreement, to waive, in whole or in part, any of the conditions to the exchange offer. However, we must obtain the prior written consent of eXegenics to amend or waive the minimum condition or modify any condition to the exchange offer in a manner that makes satisfaction of the condition materially more difficult.

        As used in the merger agreement, "material adverse effect" as it relates to eXegenics means any effect, change, development, event or circumstance that, when considered together with all other effects, changes, developments events or circumstances, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have a material adverse effect on:

  •
  the business, condition (financial or otherwise), cash position, liquidity, working capital, capitalization, assets (tangible or intangible), liabilities (fixed, contingent or otherwise), operations, cash flow, financial performance or prospects of eXegenics;

  •
  the ability of eXegenics to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement; or

  •
  our ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation.

The merger agreement further provides that the legal proceeding captioned M&B Weiss Family Limited Partnership of 1996 vs. Joseph M. Davie, et al., Civil Action No. 20303-NC, in the Court of Chancery of the State of Delaware will not constitute in and of itself a material adverse effect, except to the extent there shall have been a material adverse development in such legal proceeding or any material adverse expansion in the claims or causes of action included in such legal proceeding.

Conditions to the Merger

        The obligations of AVI and eXegenics to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  if required by applicable law, the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the shares of eXegenics common stock and eXegenics preferred stock issued and outstanding on the record date for the meeting of eXegenics stockholders called for the purpose of considering the adoption of the merger agreement, voting together as a single class;

  •
  no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal;

  •
  the registration statement on Form S-4 covering the offer and sale of shares of AVI common stock in the exchange offer and the merger, including any post-effective amendment to the registration statement, must have become effective in accordance with the Securities Act, and must not be the subject of any stop order or initiated or threatened proceeding seeking a stop order; and

  •
  we must have accepted for exchange all shares of eXegenics capital stock validly tendered (and not withdrawn) pursuant to the exchange offer, and must have issued and delivered all shares of AVI common stock required to be delivered in exchange for such shares of eXegenics capital stock.

Termination of the Merger Agreement

  Termination by Mutual Agreement

        AVI and eXegenics may terminate the merger agreement at any time before the completion of the merger by mutual written consent.

  Termination by Either AVI or eXegenics

        Either AVI or eXegenics may terminate the merger agreement, at any time before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer, if:

  •
  the exchange offer expires without our having accepted for exchange any shares of eXegenics capital stock pursuant to the exchange offer, unless the failure to accept shares is attributable to a failure on the part of the party seeking to terminate the agreement to perform any obligation of such party under the merger agreement required to be performed on or before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer; or

  •
  the acceptance of shares of eXegenics capital stock for exchange pursuant to the exchange offer has not occurred on or before November 15, 2003, unless the failure to accept shares of eXegenics capital stock for exchange pursuant to the exchange offer is attributable to a failure on the part of the party seeking to terminate the agreement to perform any obligation of such party under the merger agreement required to be performed on or before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer.

        In addition, either AVI or eXegenics may terminate the merger agreement at any time before the completion of the merger if a court of competent jurisdiction issues any final and nonappealable order, decree or ruling that prohibits the acquisition or acceptance for exchange of, or the issuance and delivery of shares of AVI common stock in exchange for, any shares of eXegenics capital stock pursuant to the exchange offer or the consummation of the merger, or makes the acquisition of, or delivery of consideration for, any shares of eXegenics capital stock pursuant to the exchange offer or the consummation of the merger illegal.

  Termination by AVI

        We may terminate the merger agreement, at any time before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer, if any of the following "triggering events" occurs:

  •
  eXegenics' board of directors fails to unanimously recommend that eXegenics' stockholders accept the exchange offer, tender their shares of eXegenics capital stock pursuant to the exchange offer and, if required by applicable law, vote to adopt the merger agreement, or withdraws or modifies the eXegenics Board Recommendation in a manner adverse to AVI;

  •
  eXegenics fails to include in the Solicitation/ Recommendation Statement on Schedule 14D-9 which is being mailed together with this prospectus:

  •
  the eXegenics Board Recommendation; or

  •
  a statement to the effect that eXegenics' board of directors has determined and believes that the exchange offer and the merger are fair to and in the best interests of the holders of eXegenics common stock and the holders of eXegenics preferred stock.

  •
  eXegenics' board of directors fails to reaffirm in writing the eXegenics Board Recommendation, or fails to reaffirm its determination that the exchange offer and the merger are fair to and in the best interests of the holders of eXegenics common stock and the holders of eXegenics preferred stock, within five days after we request in writing that the recommendation or determination be reaffirmed;

  •
  eXegenics' board of directors approves, endorses or recommends any Acquisition Proposal;

  •
  eXegenics enters into any letter of intent or similar document or any agreement relating to any Acquisition Proposal;

  •
  any tender offer or exchange offer (other than the exchange offer being made by us as described in this prospectus) relating to the outstanding shares of eXegenics capital stock is commenced and, within ten business days of the commencement of the tender offer or exchange offer, eXegenics fails to recommend rejection of the tender offer or exchange offer by eXegenics stockholders, or eXegenics subsequently withdraws or modifies its recommendation that such tender offer or exchange offer be rejected;

  •
  an Acquisition Proposal is publicly announced, and eXegenics fails to issue a press release announcing its opposition to the Acquisition Proposal within five business days after the Acquisition Proposal is announced, or eXegenics otherwise fails to actively oppose the Acquisition Proposal; or

  •
  eXegenics or any representative of eXegenics breaches or takes any action inconsistent with eXegenics' obligations described in the section above entitled "Limitation on eXegenics' Ability to Consider Other Acquisition Proposals."

        In addition, we may terminate the merger agreement, at any time before first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer, if:

  •
  any representation or warranty of eXegenics was materially inaccurate when made or becomes materially inaccurate as of a date after the date of the merger agreement (as if made on that date);

  •
  eXegenics materially breaches any covenant or agreement in the merger agreement; or

  •
  a material adverse effect (as described on page 57 of this prospectus) on eXegenics has occurred, or an event has occurred or circumstance has arisen that could reasonably be expected to have a material adverse effect on eXegenics.

        We may also terminate the merger agreement, at any time before the completion of the merger, if:

  •
  the holders of a majority of the issued and outstanding shares of eXegenics capital stock (other than AVI) take any action by written consent to elect any person to serve as a member of eXegenics' board of directors; or

  •
  two or more of the persons serving on eXegenics' board of directors as of the date of the merger agreement no longer serve on the eXegenics board of directors for any reason (other than as a result of the appointment of our designees to the eXegenics board of directors as described in the section above entitled "Certain Terms of the Merger Agreement—Composition of eXegenics' Board of Directors after the Exchange Offer" on page 49).

  Termination by eXegenics

        eXegenics may terminate the merger agreement, at any time before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer, if:

  •
  any representation or warranty of ours is materially inaccurate when made or becomes materially inaccurate as of a date after the date of the merger agreement (as if made on that date); or

  •
  we materially breach any covenant or agreement in the merger agreement.

        In addition, eXegenics may terminate the merger agreement, at any time before the first date on which we accept any shares of eXegenics capital stock for exchange pursuant to the exchange offer, in order to accept a Superior Offer and enter into a definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer, if:

  •
  neither eXegenics nor any of its representatives has breached or taken any action inconsistent with eXegenics' obligations described in the section above entitled "Limitations on eXegenics' Ability to Consider Other Acquisition Proposals";

  •
  eXegenics' board of directors has authorized, subject to complying with the terms of the merger agreement, eXegenics to enter into the definitive acquisition agreement;

  •
  eXegenics notifies us in writing (and delivers to us a copy of the definitive acquisition agreement) that the definitive acquisition agreement has been duly executed and delivered to eXegenics by the other party to the definitive acquisition agreement, the eXegenics board of directors has authorized the execution and delivery of the definitive acquisition agreement by eXegenics, and that eXegenics will enter into the definitive acquisition agreement immediately upon termination of the merger agreement;

  •
  a period of at least five business days has elapsed since our receipt of the foregoing notice, and eXegenics has made its representatives reasonably available during the five business-day period for the purpose of engaging in negotiations with us regarding a possible amendment of the exchange offer or a possible alternative transaction; and

  •
  any proposal by us to amend the exchange offer or enter into an alternative transaction shall have been considered by eXegenics' board of directors in good faith, and eXegenics' board of directors shall have determined in good faith (after taking into account the advice of eXegenics' outside legal counsel and financial advisors) that the terms of the proposed amended exchange offer or other alternative transaction are not as favorable to the eXegenics stockholders, from a financial point of view, as the transaction contemplated by the definitive acquisition agreement providing for the transaction constituting a Superior Offer.

        If the merger agreement is terminated pursuant to any of the provisions described above in this section, the merger agreement will become void and of no effect, with no liability on the part of us or eXegenics, except that each party will remain liable to the other for knowing or willful breaches of representations and warranties and for any breach of any covenant.

Expenses

        The merger agreement provides that all expenses incurred in connection with the negotiation and execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement are to be paid by the party incurring such expenses, except that AVI and eXegenics must share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the registration statement of which this prospectus is a part, the preliminary prospectus, the exchange offer documents, the post-effective amendment to the registration statement of which this prospectus is a part, the proxy statement (if required) and any amendments or supplements to the preceding documents (if required).

        Notwithstanding the foregoing, if we terminate the merger agreement following the occurrence of one of the triggering events described in the section above entitled "Termination by AVI," or eXegenics terminates the merger agreement for any reason and, within 180 days after the date of termination of the merger agreement:

  •
  a Superior Transaction (as defined below) is consummated;

  •
  eXegenics enters into an agreement contemplating a Superior Transaction; or

  •
  an offer or proposal contemplating a Superior Transaction has been disclosed, announced, commenced, submitted or made; then

eXegenics is required to make a nonrefundable cash payment to us, in an amount equal to the lesser of $500,000 or a dollar amount equal to 40% of the amount by which the aggregate value of such Superior Transaction exceeds the total value of the shares of AVI common stock that would otherwise have been issued by us in connection with the exchange offer and the merger.

        A "Superior Transaction" means an acquisition (by way of merger, tender offer or otherwise) of at least 85% of the issued and outstanding shares of eXegenics capital stock or all or substantially all of the assets of eXegenics in which the total value of the acquisition exceeds the total value of the shares of AVI common stock that would otherwise have been issued by us in connection with the exchange offer and the merger.

Amendments to the Merger Agreement

        The merger agreement may be amended, modified or waived by our board of directors or by eXegenics' board of directors at any time prior to the completion of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by us and by eXegenics or, in the case of a waiver, by the party against which the waiver is to be effective. However, after the adoption of the merger agreement by the stockholders of eXegenics, if required by applicable law, no amendment shall be made that by law requires further approval of eXegenics stockholders without the further approval of eXegenics stockholders. See the section entitled "Conditions to the Exchange Offer" above for information regarding our right to waive conditions to the exchange offer.

        In addition, if our designees are elected to eXegenics' board of directors before the completion of the merger, the approval of a majority of the continuing directors will be required for eXegenics to:

  •
  amend or waive any term or condition of the merger agreement;

  •
  terminate the merger agreement; or

  •
  extend the time for performance by us or Elk Acquisition of any obligation or action under the merger agreement.

See the section of this prospectus entitled "Certain Terms of the Merger Agreement—Composition of eXegenics' Board of Directors after the Exchange Offer," beginning on page 49 for additional information.

THE STOCKHOLDER AGREEMENTS

        The following describes the material terms of the stockholder agreements. A complete form of the stockholder agreement is attached as Annex B to this prospectus and is incorporated into this prospectus by reference. All stockholders are urged to read the form of the stockholder agreement carefully.

Parties to the Stockholder Agreements

        As an inducement for us to enter into the merger agreement, eXegenics' directors and officers have entered into stockholder agreements with us and granted us an irrevocable proxy with respect to all of the shares of eXegenics common stock and eXegenics preferred stock, as well as any shares issued upon the exercise of options and warrants, beneficially owned by them.

        eXegenics' directors and officers who own 123,400 shares of eXegenics common stock in the aggregate have agreed to tender and not withdraw their shares in the exchange offer. The parties to the stockholder agreements hold, in the aggregate, options to purchase in excess of 1.3 million shares of common stock of eXegenics at exercise prices ranging from $0.40 to $7.50. Additional shares of eXegenics capital stock acquired by the parties to the stockholder agreements between the date of execution of those agreements and either the consummation of the transaction or the termination of the stockholder agreement shall automatically become subject to the agreement to tender and the agreement to vote.

Agreement to Tender

        Each stockholder who has signed a stockholder agreement has agreed that, unless we request otherwise, the stockholder will tender his or her shares of eXegenics common stock in the exchange offer within 5 business days after the commencement of the exchange offer and will not withdraw the shares so tendered.

Agreement to Vote

        Each stockholder who has signed a stockholder agreement has agreed that, until the earlier of the day when the merger is completed or the day when the merger agreement is validly terminated pursuant to its terms, the stockholder will vote, or cause his or her shares of eXegenics common stock to be voted:

  •
  in favor of the merger, the execution and delivery of the merger agreement, and the adoption and approval of the merger agreement and all other actions contemplated by the merger agreement;

  •
  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of eXegenics in the merger agreement;

  •
  against any action or agreement that would cause any of the conditions to the exchange offer or the merger to not be satisfied; and

  •
  against the following actions (other than the exchange offer, the merger and the transactions contemplated by the merger agreement): (i) any merger, consolidation, or other business combination involving eXegenics; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of eXegenics; (iii) any change in a majority of the members of the board of directors of eXegenics; (iv) any amendment to eXegenics' certificate of incorporation or bylaws; (v) any material change in capitalization or corporate structure of eXegenics; or (vi) any other action which is intended to, or could reasonably be expected to, impede, delay, discourage or adversely affect the consummation of the exchange offer, the merger or any of the other transactions contemplated by the merger agreement or the stockholder tender agreement.

Termination

        All obligations under the stockholder tender agreements terminate upon either the consummation of the merger or the termination of the merger agreement pursuant to its terms.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements give effect to the merger of eXegenics with AVI under the purchase method of accounting. The pro forma adjustments are made as if the merger had been completed at the beginning of each period for results of operations data for the three months ended March 31, 2003, the year ended December 31, 2002 and on March 31, 2003 for balance sheet purposes.

        Under the purchase method of accounting, the total estimated purchase price, calculated as described in note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of eXegenics acquired in connection with the merger, based on fair values as of the completion of the merger. A final determination of these fair values cannot be made prior to the completion of the merger. The final valuation will be based on the actual net tangible and intangible assets of eXegenics that exist as of the date of the completion of the merger.

        These unaudited pro forma condensed combined financial statements include adjustments, which are based on preliminary estimates of fair values, to reflect the allocation of the purchase consideration to the acquired assets and liabilities of eXegenics. The final allocation of the purchase price will be determined after the completion of the merger and will be based on a comprehensive final evaluation of the fair value of eXegenics' tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill, if any, at the time of acquisition. The final determination of tangible and intangible assets may result in depreciation and amortization expenses that are different from the preliminary estimates of these amounts. To the extent that a portion of the purchase consideration is allocated to in-process research and development, a charge will be recognized for the period in which the acquisition occurs. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes, the historical financial statements and accompanying notes of AVI and eXegenics incorporated by reference into this prospectus and the summary selected historical financial data included in this prospectus. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and are not necessarily representative of future results of operations or financial condition of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET
AT MARCH 31, 2003
(amounts in thousands)

	Historical
			Pro forma Adjustments		Pro forma Combined
	AVI	eXegenics
Assets
Current Assets:
Cash and cash equivalents	$7,172	$14,926	$—		$22,098
Restricted cash	—	550	—		550
Short-term securities—available-for-sale	4,541	—	—		4,541
Related party receivables	519	—	—		519
Other current assets	349	245	—		594

Total Current Assets	12,581	15,721	—		28,302
Property and Equipment, net	7,066	—	—		7,066
Patent Costs, net	1,656	—	—		1,656
Other Assets	30	226	—		256

Total Assets	$21,333	$15,947	$—		$37,280

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$1,129	$681	$—		$1,810
Other current liabilities	491	95	4,203	(a)	4,789

Total Current Liabilities	1,620	776	4,203		6,599
Capital lease obligations, less current portion	—	84	—		84
Commitments and Contingencies
Shareholders' Equity:
Preferred stock	—	9	(9)	(b)	—
Common stock	3	162	(162)	(b)	3
Additional paid-in capital	139,353	67,275	(67,275)	(b)	139,353
			10,884	(a)	10,884
Subscriptions receivable	—	(305)	305	(b)	—
Treasury stock	—	(2,570)	2,570	(b)	—
Accumulated other comprehensive income	354	—	—		354
Accumulated deficit	(119,997)	(49,484)	49,484	(b)	(119,997)

Total Shareholders' Equity	19,713	15,087	(4,203)		30,597

Total Liabilities and Shareholders' Equity	$21,333	$15,947	$—		$37,280

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2003
(in thousands, except per share data)

	Historical
			Pro forma Adjustments		Pro forma Combined
	AVI	eXegenics
Revenues, from license fees, grants and research contracts	$258	$13	$—		$271
Operating expenses:
Research and development	2,806	122	—		2,928
General and administrative	933	805	—		1,738
Expenses related to strategic re-direction	—	148	(148	)(d)	—

	3,739	1,075	(148)		4,666

Loss from operations	(3,481)	(1,062)	148		(4,395)
Interest income, net	63	75	—		138

Net loss	(3,418)	(987)	148		(4,257)
Preferred stock dividend	—	(31)	31	(c)	—

Net loss attributable to common shareholders	$(3,418)	$(1,018)	$179		$(4,257)

Net loss per share—basic and diluted	$(0.13)	$(0.07)			$(0.15)

Weighted average number of common shares outstanding for computing basic and diluted loss per share	26,568	15,673	1,770		28,338

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
(in thousands, except per share data)

	Historical
			Pro forma Adjustments		Pro forma Combined
	AVI	eXegenics
Revenues, from license fees, grants and research contracts	$837	$562	$—		$1,399
Operating expenses:
Research and development	22,414	3,948	—		26,362
General and administrative	3,764	4,770	—		8,534
Expenses related to strategic re-direction	—	864	(864	)(d)	—
Merger expenses	—	2,010	(2,010	)(d)	—

	26,178	11,592	(2,874)		34,896

Loss from operations	(25,341)	(11,030)	2,874		(33,497)
Other income (loss):
Interest income, net	460	672	—		1,132
Write-down of short-term securities	(4,478)	—	—		(4,478)

	(4,018)	672	—		(3,346)

Net loss	(29,359)	(10,358)	2,874		(36,843)
Preferred stock dividend	—	(169)	169(c	)	—

Net loss attributable to common shareholders	$(29,359)	$(10,527)	$3,043		$(36,843)

Net loss per share—basic and diluted	$(1.14)	$(0.67)			$(1.34)

Weighted average number of common shares outstanding for computing basic and diluted loss per share	25,692	15,672	1,770		27,462

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(in thousands, except per share amounts)
(unaudited)

1.     Basis of presentation

        These unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the transaction and adjustments described in these footnotes. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements described below which are incorporated by reference in this prospectus.

2.     Pro forma transaction

        On July 16, 2003, AVI and eXegenics entered into a merger agreement, whereby AVI would acquire all of the issued and outstanding shares and stock options of eXegenics in exchange for the issuance of shares of AVI. The exchange ratio is 0.103 of a share of AVI common stock for one common share of eXegenics and 0.155 of a share of AVI common stock for each preferred share of eXegenics. These unaudited pro forma financial statements provide for the issuance of approximately 1,770 shares of AVI common stock based upon the exchange ratio. The estimated fair value per share of AVI's common stock of $6.15 is based on the average closing market price on the day prior to the announcement of the merger, the day of announcement and the day following the announcement.

        The total purchase consideration is dependent on the actual number of shares and options exercised to purchase eXegenics' common stock outstanding on the date the merger closes.

        The estimated total purchase consideration is as follows (in thousands):

	eXegenics' Shares	Shares to be Issued by AVI	Value
Shares of common stock, net of treasury shares	15,673	1,615	$9,929
Shares issued from net proceeds of stock options and warrants exercised	138	14	87
Shares of preferred stock converted to common	911	141	868
Estimated acquisition costs to be incurred by AVI		—	250

Total purchase consideration		1,770	$11,134

        The purchase consideration was allocated to assets acquired and liabilities assumed based on management's analysis and estimates of their fair values. Management believes that fair value of the tangibles assets and liabilities approximates their book values. Management's estimates of fair values are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable.

        AVI will not be assuming any unexercised stock options of eXegenics. Therefore the purchase consideration includes an estimate for the shares issued from the net proceeds of stock options exercised.

        The allocation of the purchase consideration, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date, is as follows:

Tangible assets	$15,947
Liabilities assumed	(860)
Restructuring charges and other accruals	(3,953)

Total purchase consideration	$11,134

        The fair value of the net assets acquired was established based upon the unaudited March 31, 2003 balance sheet of eXegenics, as well as the execution of restructuring plans by eXegenics' management, including terminating employees and exiting certain activities and contracts prior to the merger.

3.     Pro forma adjustments

        The unaudited pro forma condensed combined financial statements give effect to the transaction described in note 2, as if it had occurred on March 31, 2003 for purposes of the pro forma condensed combined balance sheet and at the beginning of each period presented for purposes of the pro forma condensed combined statements of operations. The pro forma statement of operations does not include any material non-recurring charges that will arise as a result of the transaction described in note 2. Adjustments in the pro forma condensed combined financial statements are as follows:

  (a)
  Adjustment to record the purchase of eXegenics which includes the issuance of 1,770 shares of common stock using a price of $6.15 per share, which reflects the July 15, 2003 closing price. Adjustment also includes estimated merger costs, which include fees for attorneys, accountants and filing fees, etc, and an accrual for restructuring costs, which consists of employee severance costs and costs of exiting certain activities and contracts.

  (b)
  Adjustment to record the elimination of eXegenics' equity.

  (c)
  Adjustment to eliminate the preferred dividend on eXegenics' preferred stock which was eliminated in the purchase.

  (d)
  Adjustment to eliminate the expenses related to strategic re-direction and failed merger costs incurred by eXegenics.

COMPARISON OF RIGHTS OF AVI STOCKHOLDERS AND EXEGENICS STOCKHOLDERS

        Upon consummation of the Merger, the stockholders of eXegenics will become shareholders of AVI. The rights of eXegenics stockholders will cease to be defined and governed by the Delaware General Corporation Law ("DGCL"), but instead will be defined and governed by the Oregon Business Corporation Act ("OBCA"). In addition, upon the consummation of the Merger, the rights of eXegenics stockholders will no longer be defined and governed by eXegenics' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Instead, the rights of these shareholders will be defined and governed by AVI's Amended and Restated Articles of Incorporation and Bylaws. Although the rights and privileges of eXegenics stockholders in many instances are comparable to those of AVI shareholders, there are certain differences. These differences, described below, arise from differences between Oregon and Delaware law, and between eXegenics' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, on the one hand, and AVI's Amended and Restated Articles of Incorporation and Bylaws, on the other. The following is a brief summary of certain differences between the rights of eXegenics' stockholders and the rights of AVI shareholders, and is qualified in its entirety by reference to the relevant provisions of the OBCA, the DGCL, and the charter documents of the respective corporations.

        Upon completion of the transaction, the percentage ownership of AVI by each former eXegenics stockholder will be substantially less than each stockholder's current percentage ownership of eXegenics. Accordingly, former eXegenics stockholders will have a significantly smaller voting influence over the affairs of AVI than they currently enjoy over the affairs of eXegenics.

Differences in Corporate Law

  Amendment of Articles/Certificate of Incorporation

        Under the DGCL, an amendment to a corporation's certificate of incorporation must be approved by the holders of a majority of the outstanding stock entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment. Generally, the DGCL requires a separate class vote on an amendment to the certificate of incorporation if the amendment would change the par value of, or increase or decrease the aggregate number of, authorized shares of such class, or alter or change the powers, preferences or special rights of shares of such class so as to affect them adversely.

        Under the OBCA, an amendment to a corporation's articles of incorporation generally will be deemed approved if the votes cast within the voting group favoring the amendment exceed the votes cast opposing the amendment. In circumstances where an amendment would result in a voting group having dissenters' rights, the authorization of the amendment would require the affirmative vote of a majority of the shares of such voting group. In addition to the instances in which an amendment to the certificate of incorporation would require a class vote under Delaware law, the Oregon statute would require a class vote if the articles of incorporation are amended to create a new class of shares having rights or preferences senior to or on a parity with the shares of an existing class, as well as under other circumstances.

  Special Meetings of Shareholders; Shareholder Action Without Meeting

        Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person as may be authorized in the certificate of incorporation or in the bylaws. The DGCL does not grant stockholders the power to call a special meeting. Unless otherwise provided in a corporation's certificate of incorporation, Delaware law allows stockholders to take action in lieu of a meeting by written consent if the consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted.

        Under the OBCA, special meetings of shareholders may be called by the board of directors, a person authorized by the articles of incorporation or bylaws, or the holders of at least 10 percent of all votes entitled to be cast on any issue proposed to be considered at the meeting. Shareholders may approve an action in lieu of a meeting by written consent if the action is unanimously approved by the shareholders entitled to vote on the action.

  Appraisal Rights

        Under the DGCL, dissenting shareholders are generally entitled to appraisal rights only with respect to mergers or consolidations. No appraisal rights exist, however, if the stock of the merging corporation is listed on a national securities exchange or designated as a national market system security by the NASD, or is held of record by more than 2,000 stockholders, unless the holders are required to accept anything other than (i) the stock of the surviving corporation or (ii) stock of another of a corporation whose shares are listed on a national securities exchange or quoted on the NASDAQ National Market, or held of record by more than 2,000 holders. In addition, appraisal rights exists irrespective of whether the shares are publicly traded in the event of a "short-form" merger. See the section of this prospectus entitled "The Transaction—Appraisal Rights" beginning on page 42 for additional information regarding appraisal rights under Delaware law.

        Under the OBCA, a voting shareholder is generally entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, a merger, stock exchange, sale or exchange of all or substantially all of the property of the corporation other than in the usual course of business (with certain exceptions), or certain specified amendments to the corporation's articles of incorporation that materially and adversely affect such shareholder's rights with respect to such shares. Unless provided for in a corporation's articles of incorporation, dissenters' rights do not apply to holders of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the NASDAQ National Market on the record date.

  Shareholder Approval of Certain Mergers

        Under the DGCL, a merger, consolidation, sale of all or substantially all of a corporation's assets other than in the regular course of business or dissolution of a corporation must be approved by holders of a majority of the outstanding shares entitled to vote. No vote of stockholders of a constituent corporation surviving a merger, however, is required (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation, (ii) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. In addition, certain mergers effected to create a holding company structure may be effected without a stockholder vote. The Amended and Restated Certificate of Incorporation of eXegenics does not make any provision with respect to such mergers.

        Under the OBCA, action by shareholders of a surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger (with certain limited exceptions), (ii) each shareholder of the surviving corporation will hold the same number of shares with identical preferences and other rights as existed before the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of conversions or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares (entitling their holders to participate without limitation in distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of conversion or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

  Dividends and Stock Repurchases

        The DGCL provides that, in addition to other restrictions, a corporation may pay dividends from its surplus or, in certain cases, from its net profits during the current or immediately preceding year. Surplus may be determined by valuing the corporation's net assets at fair market value rather than historical book value. A Delaware corporation may not purchase or redeem its shares when the capital of the corporation is impaired or such purchase or redemption would cause any impairment of its capital (except that the corporation may redeem out of capital under certain limited circumstances) and may not purchase shares that are subject to redemption at the option of the corporation at a price greater than the applicable redemption price.

        The OBCA provides that, subject to any restrictions contained in its articles of incorporation, a corporation may make a distribution to its shareholders unless, after giving effect to the distribution, including a repurchase of shares, (i) the corporation would not be able to pay its debts as they become due in the normal course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus, unless its articles of incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a decision that a distribution is not prohibited on (i) financial statements prepared on the basis of accounting practices that are reasonable in the circumstances, (ii) a fair valuation or (iii) any other method that is reasonable in the circumstances.

  Payment for Stock

        The DGCL provides that the consideration for which capital stock is issued must consist of cash, services rendered, personal property, real property, leases of real property or a combination thereof in a n amount equal to at least the par value of the shares.

        Under the OBCA, shares may be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation.

  Limitation of Director Liability—Indemnification

        Under the DGCL, a corporation's certificate of incorporation may limit or eliminate the personal liability of a director for breach of fiduciary as a director except in matters involving (i) the breach of a director's duty of loyalty, (ii) actions or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) the unlawful payment of dividends, stock purchases or redemptions or (iv) any transaction from which a director derives an improper personal benefit. A corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation for actions brought against that person because of the position held with the corporation if the person acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to criminal matters, the person had no reasonable cause to believe the person's conduct was unlawful, except that with respect to actions brought by or in the right of the corporation, the corporation may provide indemnification only for expenses, and only where the indemnitee has not been adjudged liable to the corporation, or where a court has found that the indemnitee is fairly and reasonably entitled to such indemnification. In addition, a corporation shall indemnify such a person to the extent such person is successful, on the merits or otherwise, in the defense of such actions.

        Under the OBCA, a corporation may limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director except in matters involving (i) any breach of the director's duty of loyalty to the corporation or to its shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) unlawful distributions or (iv) any transaction from which the director obtained an improper personal benefit. A corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation for actions brought against that person because of the position held with the corporation if the person acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to criminal matters, the person had no reasonable cause to believe the person's conduct was unlawful. In addition, unless limited by its articles of incorporation, a corporation shall indemnify such a person who is wholly successful, on the merits or otherwise, in the defense of such actions.

  Provisions Affecting Acquisitions and Business Combinations

  Hostile Takeovers

        The Oregon Control Share Act ("OCSA") regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the board of directors. The OCSA provisions restrict a shareholder's ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders. A corporation may opt out of the OCSA by provision in the corporation's articles of incorporation or bylaws. AVI has not opted to take itself outside of the coverage of the OCSA.

        Delaware does not have a provision that is similar to the OCSA.

  Interested Shareholder Transactions

        Except under certain circumstances, both the OBCA and the DGCL prohibit a "business combination" between a corporation and an "interested shareholder" (in the case of the OBCA) or "interested stockholder" (in the case of the DGCL) within three years of the shareholder becoming an "interested shareholder." The provisions of the OBCA and the DGCL dealing with business combinations with interested shareholders or stockholders are substantially similar. Generally, an "interested shareholder" is a person or group that directly or indirectly controls, or has the right to acquire or control, the voting or disposition of 15% or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. A "business combination" is defined broadly to include, among others (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

        A business combination between a corporation and an interested shareholder is prohibited unless (i) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

        These restrictions placed on interested shareholders by the OBCA and the DGCL do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original articles of incorporation or certificate of incorporation contains a provision expressly electing not to be governed by the applicable section of the OBCA or DGCL; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws, articles of incorporation or certificate of incorporation expressly electing not to be governed by the applicable section of the OBCA or DGCL, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote. Such an amendment, however, generally will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption. In addition, the restrictions are not applicable to certain business combinations proposed between the announcement and the consummation or abandonment of certain transactions, including mergers and tender offers. Neither AVI nor eXegenics has elected to take itself outside the coverage of the applicable sections of the OBCA or the DGCL.

  Board Of Directors' Criteria For Evaluating Business Combinations

        Under the OBCA, members of the board of directors of a corporation are authorized to consider certain factors in determining the best interests of the corporation when evaluating any (i) offer of another party to make a tender or exchange offer, (ii) merger or consolidation proposal, or (iii) offer of another party to purchase all or substantially all of the assets of the corporation. These factors include the social, legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas in which the corporation operates, the economy and the state of the nation, the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation, and other relevant factors.

        The DGCL does not contain a statutory provision outlining proper factors for board consideration in evaluating a business transaction, although Delaware courts have addressed such factors in case law.

Differences in the Charter Documents and Bylaws

        eXegenics' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws differ from AVI's Amended and Restated Articles of Incorporation and Bylaws in other aspects. The following is a summary of the material differences between these two sets of documents. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Delaware law, the eXegenics Amended and Restated Certificate of Incorporation, the eXegenics Amended and Restated Bylaws, Oregon law, the AVI Amended and Restated Articles of Incorporation, and the AVI Bylaws.

  Authorized Capital Stock

        AVI.    The authorized capital stock of AVI consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

        eXegenics.    The authorized capital stock of eXegenics consists of 30,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of blank check preferred stock, par value $0.01 per share (meaning that the rights, preferences and privileges of such shares may be determined by the

eXegenics board of directors); 1,000,000 shares of authorized preferred stock are designated Series A Convertible Preferred Stock, 30,000 shares of authorized preferred stock are designated Series B Junior Participating Preferred Stock, and 8,970,000 shares of authorized preferred stock are undesignated as to series.

  Outstanding Voting Stock

        AVI.    The outstanding voting stock of AVI consists solely of AVI common stock.

        eXegenics.    The outstanding voting stock of eXegenics consists of eXegenics common stock and eXegenics Series A Convertible Preferred Stock.

  Dividend Rights

        AVI.    Holders of AVI common stock are entitled to receive dividends only when and if declared by the board of directors.

        eXegenics.    Holders of eXegenics common stock are entitled to receive dividends only when and if declared by the board of directors. Holders of eXegenics Series A Convertible Preferred Stock are entitled to receive cumulative annual dividends in the amount of $0.25 per share, in preference to any other class or series of stock, payable each January. eXegenics may pay this dividend either in cash or in newly issued shares of Series A Convertible Preferred Stock, valued at $2.50, or a combination of cash and stock.

  Liquidation Rights

        AVI.    Holders of AVI common stock have are not entitled to receive any preferential amount upon liquidation or dissolution of AVI.

        eXegenics.    Holders of eXegenics common stock have are not entitled to receive any preferential amount upon liquidation or dissolution of eXegenics. Holders of eXegenics Series A Convertible Preferred Stock are entitled to receive, upon the liquidation or dissolution of eXegenics (but not in connection with a merger or sale of substantially all assets) an amount per share of Series A Convertible Preferred Stock equal to $2.50, in preference to any payments made to holders of common stock. Thereafter, holders of Series A Preferred Stock do not participate in additional proceeds from the liquidation. Holders of shares of Series A Preferred Stock are entitled to convert to shares of common stock at any time on a one-to-one basis.

  Voting Rights

        AVI.    Subject to the voting rights of any then-outstanding AVI preferred stock, each share of AVI common stock is entitled to one vote on each matter submitted to a vote of the shareholders of AVI. Shares of AVI stock are not entitled to any cumulative voting rights.

        eXegenics.    Subject to the voting rights of any then-outstanding eXegenics preferred stock, each share of eXegenics common stock is entitled to one vote on each matter submitted to a vote of the stockholders of eXegenics. Each outstanding share of eXegenics Series A Convertible Preferred Stock is entitled to one vote on each matter submitted to a vote of the stockholders of eXegenics. Each outstanding share of Series B Junior Participating Preferred, if and when issued by eXegenics, will have 1,000 votes on each matter submitted to a vote of the stockholders of eXegenics. No shares of Series B Junior Participating Preferred are currently outstanding, and shares of Series B Junior Participating Preferred will only be issued if the anti-takeover provisions of eXegenics' Stockholder Rights Plan are triggered. eXegenics has amended its Rights Plan such that none of the transactions contemplated in the merger agreement, including the exchange offer and the merger, will trigger any of the anti-takeover mechanisms in the Rights Agreement. Shares of eXegenics stock are not entitled to any cumulative voting rights.

  Amendment to Certificate/Articles

        AVI.    The AVI Amended and Restated Articles of Incorporation require that in addition to the affirmative vote of any particular class or series of AVI voting stock required by law, the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote at an election of directors is required to alter, or repeal the provisions of the Amended and Restated Articles of Incorporation that govern the staggered terms of members of the AVI board of directors.

        eXegenics.    The eXegenics Amended and Restated Certificate of Incorporation requires that so long as shares of Series A Convertible Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of such shares, voting separately as a class, is required to alter the rights, preferences, privileges of such shares so as to affect them adversely, or to increase the authorized number of shares of Series A Convertible Preferred Stock. In addition, the eXegenics Amended and Restated Certificate of Incorporation requires that the affirmative vote of the holders of at least 75% of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a class, is required to amend the eXegenics Amended and Restated Certificate of Incorporation in any manner which would change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock.

  Amendments to Bylaws

        AVI.    The AVI Bylaws provide that the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least 66 2/3% of the directors or by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote.

        eXegenics.    The eXegenics Amended and Restated Bylaws provide that the Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the authorized members of the board of directors or by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock of the corporation, voting as a single class.

  Number of Authorized Directors

        AVI.    The AVI Bylaws set the size of the AVI board of directors at nine members. The AVI board of directors currently consists of eight members.

        eXegenics.    The eXegenics Amended and Restated Bylaws set the size of the eXegenics board of directors at a minimum of three members. The eXegenics board of directors currently consists of four members.

  Change to Number Of Directors

        AVI.    The AVI Bylaws provide that the setting of the authorized number of directors and any changes to the authorized number of directors may be effected only by amendment of the Bylaws and approval of such amendment by holders of a majority of the shares then outstanding, voting as a single class.

        eXegenics.    The eXegenics Amended and Restated Bylaws provide that the setting of the authorized number of directors and any changes to the authorized number of directors may be effected only by an affirmative vote of a majority of the authorized members of the eXegenics board of directors.

  Election of Directors

        AVI.    The AVI Amended and Restated Articles of Incorporation provide that at all times that there are six or more positions on the AVI board of directors, the entire AVI board of directors is divided into two classes, with each class serving a staggered two-year term. As a result, a portion of the AVI board of directors is elected each year.

        eXegenics.    The eXegenics Amended and Restated Certificate of Incorporation does not include a corresponding provision regarding a staggered board of directors. The eXegenics Amended and Restated Certificate of Incorporation provides for the payment of cumulative dividends on outstanding shares of Series B Junior Participating Preferred Stock. At any time during which dividends on Series B Junior Participating Preferred Stock are in arrears for an amount equal to six quarterly dividends on such shares, then all holders of preferred stock of any series with dividends in arrears for an amount equal to six quarterly dividends thereon will have the right, voting as a single class, to elect two members of the board of directors.

  Removal of Directors

        AVI.    The AVI Bylaws state that a director may be removed with or without cause by a vote of the majority of the voting power of the corporation entitled to vote at an election of directors.

        eXegenics.    The eXegenics Amended and Restated Bylaws state that, subject to the rights of the holders of any shares of any series of preferred stock then outstanding, a director may be removed by the affirmative vote of the holders of a majority of all the outstanding shares of capital stock of the corporation entitled to vote, voting together as a single class.

  Vacancies on the Board of Directors

        AVI.    The AVI Bylaws provide that when any vacancy occurs on the AVI board of directors, a majority of the directors then in office, even though less than a quorum of the board of directors, may appoint a director or directors to fill such vacancy or vacancies.

        eXegenics.    The eXegenics Amended and Restated Bylaws provide that when any vacancy occurs on the eXegenics board of directors, a majority of the directors then in office, even though less than a quorum of the board of directors, may appoint a director or directors to fill such vacancy or vacancies.

  Indemnification

        AVI.    The AVI Amended and Restated Articles of Incorporation provide for indemnification by AVI of its directors and former directors, and for advancement of reasonable expenses incurred by each such person upon an undertaking by such person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification. The AVI Bylaws also provide that AVI shall have the power to indemnify its directors and officers pursuant to applicable law.

        eXegenics.    The eXegenics Amended and Restated Certificate of Incorporation provides for indemnification by eXegenics of its directors, officers, employees and agents to the fullest extent permitted by law. The eXegenics Amended and Restated Bylaws also provide that eXegenics shall advance expenses incurred by an officer or director upon an undertaking by such person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

  Limitation of Personal Liability of Directors

        AVI.    The AVI Amended and Restated Articles of Incorporation provide for the elimination of the personal liability of directors for monetary damages to the fullest extent permitted by the OBCA.

        eXegenics.    The eXegenics Amended and Restated Certificate of Incorporation provides that the liability of directors for monetary damages shall be limited to the fullest extent under applicable law.

  Special Meeting of Stockholders or Shareholders

        AVI.    The AVI Bylaws state that a special meeting of the shareholders may be called by the president, a majority of the board of directors, or the holders of not less than 10% of the stock of the corporation entitled to vote.

        eXegenics.    The eXegenics Amended and Restated Bylaws state that a special meeting of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

  Stockholder Action

        AVI.    The AVI Bylaws require that any action required or permitted to be taken by shareholders may be effected by written consent signed by all shareholders of stock entitled to vote on such action.

        eXegenics.    DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken by stockholders may be effected by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. The eXegenics Amended and Restated Certificate of Incorporation does not include any provision limiting this provision of the DGCL.

  Stockholder Proposal Procedures

        AVI.    The AVI Bylaws require that proposals by shareholders to be brought before any meeting must be delivered to the shareholders entitled to vote at such meeting not less than 10 nor more than 50 days before the date of such meeting, and that, with respect to special meetings, such notice must include the purpose or purposes for which the meeting is called.

        eXegenics.    The eXegenics Amended and Restated Bylaws require that proposals by stockholders to be brought before any annual meeting must be delivered to the secretary of eXegenics no later than the 55th day nor earlier than the 75th day before the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting. Modified notification requirements apply if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, and in certain other circumstances.

        A stockholders' notice regarding a special meeting held for the purpose of electing a member or members of the board of directors must be delivered to the secretary of eXegenics no later than the 55th day nor earlier than the 75th day before such special meeting date, or by the close of business on the 10th day following the day on which eXegenics first publicly announces such special meeting date.

        Notice of nominations of persons for election or reelection to the eXegenics board of directors must include all information related to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and Rule 14a-11 thereunder. Such information must include each such person's written consent to being named in the proxy statement and to serving as director, if elected.

        Notice of any other business that the stockholder proposes to bring before the meeting must include the name and address of such stockholder, as they appear on eXegenics' books, and of such beneficial owner, if applicable; a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the annual meeting; the class and number of shares of eXegenics capital stock which are beneficially owned by the stockholder; any material interest in the proposed business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is being made; and whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of eXegenics' voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of eXegenics' voting shares to elect such nominee or nominees.

  Stockholder Rights Plan

        AVI.    AVI does not currently have a shareholder rights plan.

        eXegenics.    eXegenics entered into a Rights Agreement dated as of June 9, 2003 with American Stock Transfer & Trust Company, Inc., as rights agent. eXegenics has amended this agreement so that it will not apply to the exchange offer and subsequent merger. Under the Rights Agreement, rights will become exercisable following the earlier of (i) the date a person or entity has become beneficial owner of 15% or more of the then-outstanding common stock of eXegenics or (ii) the tenth business day (or such later date as may be determined by the board of directors) after the date of the commencement or public announcement of the intention to commence a tender or exchange offer, the consummation of which would result in any person or entity having beneficial ownership of 15% or more of the then-outstanding common stock of eXegenics. After a person or entity becomes the beneficial owner of 15% or more of the then-outstanding common stock of eXegenics, each right will entitle the holder, other than the acquiring person, to purchase shares of eXegenics common stock at a discounted price. If eXegenics is subsequently acquired in a merger with the acquiring person, each right will entitle the holder to purchase shares of common stock of the acquiring corporation at a discounted price.

  Issuance of Additional Stock

        AVI.    The AVI Amended and Restated Articles of Incorporation provide that, subject to limitations prescribed by Oregon law, the AVI board of directors has the authority to issue, and establish the rights, preferences and privileges of, up to 20,000,000 shares of preferred stock (commonly referred to as "blank check" preferred stock).

        eXegenics.    The eXegenics Amended and Restated Certificate of Incorporation provides that, subject to limitations prescribed by Delaware law, the eXegenics board of directors has the authority to issue, and establish the rights, preferences and privileges of, up to 10,000,000 shares of blank check preferred stock.

LEGAL MATTERS

        The validity of the AVI common stock to be issued in the merger has been passed upon by Hurley, Lynch & Re, PC, 747 SW Mill View Way, Bend, Oregon 97702.

EXPERTS

        The financial statements of AVI BioPharma, Inc. as of December 31, 2002 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG llp, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of eXegenics as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002, appearing in eXegenics Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of eXegenics for the year ended December 31, 2000, included in the Annual Report on Form 10-K for the year ended December 31, 2002 of eXegenics, have been audited by Eisner LLP, independent auditors, as set forth in their report included in such Form 10-K. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        AVI BioPharma, Inc. is an Oregon corporation. AVI's principal executive offices are located at One SW Columbia, Suite 1105, Portland, Oregon 97258, and its telephone number is (503) 227-0554.

        eXegenics Inc. is a Delaware corporation. eXegenics' principal executive offices are located at 9000 Harry Hines Boulevard, Suite 330, Dallas, Texas 75235, and its telephone number is (214) 353-2922.

        AVI and eXegenics file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W. Suite 1024 Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission's public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates.

        The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like AVI and eXegenics, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

        AVI common stock is listed on the NASDAQ National Market under the symbol "AVII." eXegenics common stock is listed on the NASDAQ SmallCap Market under the symbol "EXEG." You may inspect reports and other information concerning AVI and eXegenics at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        AVI has filed a Form S-4 registration statement to register with the Securities and Exchange Commission the offering and sale of the shares of AVI common stock to be issued to eXegenics stockholders in the merger. This prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, AVI has also filed with the Securities and Exchange Commission a statement on Schedule TO pursuant to Rule 14d-3 under the Securities Exchange Act of 1934, as amended, to furnish additional information about the exchange offer. You may obtain copies of the Form S-4 and the Schedule TO, and any amendments to those documents, in the manner described above.

        AVI has supplied all information contained in this prospectus relating to AVI or Elk Acquisition, and eXegenics has supplied all such information relating to eXegenics.

        Neither AVI nor eXegenics has authorized anyone to provide you with information that differs from that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This preliminary prospectus is dated July 25, 2003. You should not assume that the information contained in this prospectus is accurate as of any date other than that date, and neither the mailing of this prospectus to stockholders nor the issuance of shares of AVI common stock in the merger shall create any implication to the contrary. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented in this document does not extend to you.

        AVI, the AVI logos and all other AVI product and service names are registered trademarks or trademarks of AVI BioPharma, Inc. in the U.S. and in other selected countries. eXegenics, the eXegenics logos and all other eXegenics product and service names are registered trademarks or trademarks of eXegenics Inc. in the U.S. and in other selected countries. The symbols "(R)" and "(TM)" indicate U.S. registration and U.S. trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

SCHEDULE I TO PROSPECTUS

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
AVI BIOPHARMA, INC.

        The following tables set forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employment of the directors and officers of AVI BioPharma, Inc. The business address and telephone number of each such person is AVI BioPharma, Inc, One SW Columbia, Suite 1105, Portland, Oregon 97258.

        During the last five years, neither AVI nor to the best of knowledge of AVI have any of the persons below:

  •
  been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or

  •
  been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        The following table sets forth certain information with respect to the directors and executive officers of AVI:

Name	Age	Position
Denis R. Burger, Ph.D.(1)	60	Chief Executive Officer and Chairman of the Board
Patrick L. Iversen, Ph.D.	47	Senior Vice President of Research and Development and Director
David H. Mason, Jr., MD	56	Senior Vice President of Clinical Development and Regulatory Affairs
Alan P. Timmins(1)	43	President, Chief Operating Officer and Director
Mark M. Webber	48	Chief Financial Officer and Chief Information Officer
Dwight D. Weller, Ph.D.(1)	52	Senior Vice President of Chemistry and Manufacturing and Director
John W. Fara, Ph.D.(3)(2)	61	Director
Andrew J. Ferrara(2)(3)	63	Director
James B. Hicks, Ph.D.(2)(3)	56	Director
Joseph Rubinfeld, Ph.D.(3)	70	Director

(1)
Member of the Executive Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Audit Committee.

(4)
Dr. Carter resigned from the Board of Directors effective March 18, 2003.

        Denis R. Burger, Ph.D. has served as Chief Executive Officer of AVI since January 1996, and as Chairman of the Board of AVI since 1998. From 1992 to May 2000, he was President of AVI and from 1992 to 1995, he was Chief Operating Officer of AVI. Dr. Burger has also been a member of Sovereign Ventures, LLC, a biotechnology consulting and merchant banking venture since 1991. Dr. Burger is a member of the Board of Directors of SuperGen, Inc. and Trinity Biotech, PLC, BioPharmaceutical companies. Dr. Burger received a B.A. in Bacteriology and Immunology from the University of

California, Berkeley, and his M.S. and Ph.D. degrees in Microbiology and Immunology from the University of Arizona.

        Patrick L. Iversen, Ph.D. has served as Senior Vice President of Research and Development and a director of AVI since 1997. From 1987 through 1997, Dr. Iversen was on staff at the University of Nebraska Medical Center, most recently as a Professor in the College of Medicine. Dr. Iversen, who has published extensively on antisense research and development, additionally served as a consultant to various pharmaceutical and biotechnology companies, including GLAXO Inc., Innovir Pharmaceuticals, Lynx Therapeutics, and Isis Pharmaceuticals, as well as to AVI, and he is a former member of the Leukemia Society of America Board of Directors. Dr. Iversen holds a B.S. in Biology from Westminster College and a Ph.D. in Biochemical Pharmacology and Toxicology from the University of Utah, followed by post-doctoral work at the Eppley Institute for Research in Cancer and Allied Diseases. Current services activities include being a member of the ALTX-1 study section of the National Institutes of Health and Scientific Advisory Board for the Linus Pauling Institute.

        David H. Mason, Jr., MD has served as Senior Vice President of Clinical Development and Regulatory Affairs of AVI since November 2000. He had served as Vice President of Medical Affairs and then Head of Medical Affairs and Chief Medical Officer for Elan Pharmaceuticals, a BioPharmaceutical company, from 1993 to 2000. Dr. Mason received a BA in chemistry from Williams College and an M.D. from Duke University School of Medicine, with post graduate training at Duke, the National Institutes of Health, and the University of Michigan Medical Center.

        Alan P. Timmins has served as President of AVI since May 2000, Chief Operating Officer of AVI since October 1996, and as a director of AVI since 1997. From 1992 to May 2000, he was Executive Vice President and Chief Financial Officer of AVI. Mr. Timmins received a B.B.A. in Accounting and Management from the University of Portland and an M.B.A. from Stanford University.

        Mark M. Webber has served as Chief Financial Officer and Chief Information Officer of AVI since May 2000 and as Controller since October 1997. From 1993 to 1997, he was Director of Finance for Pacific Rehabilitation and Sports Medicine, Inc., a physical therapy services company. Mr. Webber holds a B.S. degree in accounting from the University of Oregon.

        Dwight D. Weller, Ph.D. has served as Senior Vice President of Chemistry and Manufacturing since 1997, as Vice President of Research and Development of AVI from 1992 to 1997, and as a director of AVI since 1991. Dr. Weller received a B.S. in Chemistry from Lafayette College and a Ph.D. in Chemistry from the University of California at Berkeley, followed by postdoctoral work in Bio-Organic Chemistry at the University of Illinois.

        John W. Fara, Ph.D. has served as a director of AVI since May 2000. He served as the President and Chief Executive Officer of DepoMed, Inc. a BioPharmaceutical company, since 1996, and as its Chairman of the Board since April 2000. Between 1990 and 1996, he served as President and Chief Executive Officer of Anergen, Inc., a biotechnology company, and previously was President of Prototek, Inc., an early stage pharmaceutical development company. Dr. Fara holds a B.S. from the University of Wisconsin and a Ph.D. from the University of California at Los Angeles.

        Andrew J. Ferrara has served as a director of AVI since May 2002. He is President of Boston Healthcare Associates, Inc., a consulting firm that specializes in helping pharmaceutical and biotechnology companies achieve their development and revenue objectives with an emphasis on strategic and reimbursement planning, which he founded in 1993. Prior to that, he held a variety of positions in the healthcare field, including work in various sales, sales management, marketing and public relations positions at Eli Lilly & Co., from 1962 through 1982, serving as Corporate Director of New Product Planning and Licensing during his last four years there.

        James B. Hicks, Ph.D. has served as a director of AVI since 1997. He has served as the Chief Executive Officer, Chief Scientist and a director of Hedral Therapeutics, Inc., a biotechnology company, since its founding in 1993. Dr. Hicks received his B.A. degree in Biology from Willamette University and his Ph.D. in Molecular Biology from the University of Oregon, followed by post-doctoral research at Cornell University.

        Joseph Rubinfeld, Ph.D. has served as a director of AVI since 1996. He has served as Chief Executive Officer, President, Chief Scientific Officer and a director of SuperGen, Inc., a biotechnology company, since its inception in 1991. He received his B.S. in Chemistry from C.C.N.Y., and his M.A. and Ph.D. degrees in Chemistry from Columbia University.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among:

AVI BioPharma, Inc.,
an Oregon corporation;

Elk Acquisition, Inc.,
a Delaware corporation; and

eXegenics Inc.,
a Delaware corporation

Dated as of July 16, 2003

SECTION 1.	THE OFFER
1.1	Conduct of the Offer
1.2	Company Actions
1.3	Directors
1.4	Common Top-Up Option
1.5	Preferred Top-Up Option
SECTION 2.	MERGER TRANSACTION
2.1	Merger of Acquisition Sub into the Company
2.2	Effect of the Merger
2.3	Closing; Effective Time
2.4	Certificate of Incorporation and Bylaws; Directors and Officers
2.5	Conversion of Shares
2.6	Surrender of Certificates; Stock Transfer Books
2.7	Shares Subject to Appraisal Rights
2.8	Further Action
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1	Subsidiaries; Due Organization; Etc.
3.2	Certificate of Incorporation and Bylaws
3.3	Capitalization, Etc.
3.4	SEC Filings; Financial Statements
3.5	Absence of Changes
3.6	Title to Assets
3.7	Loans and Advances
3.8	Leasehold
3.9	Intellectual Property
3.10	Contracts
3.11	Performance of Services
3.12	Liabilities
3.13	Compliance with Legal Requirements
3.14	Certain Business Practices
3.15	Governmental Authorizations
3.16	Tax Matters
3.17	Employee and Labor Matters; Benefit Plans
3.18	Environmental Matters
3.19	Insurance
3.20	Transactions with Affiliates
3.21	Legal Proceedings; Orders
3.22	Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement
3.23	Section 203 of the DGCL Not Applicable
3.24	No Discussions
3.25	Intent to Tender; Vote Required
3.26	Non-Contravention; Consents
3.27	Fairness Opinion
3.28	Financial Advisor
3.29	Rights Agreement
3.30	Full Disclosure

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
4.1	Valid Existence
4.2	Capitalization
4.3	SEC Filings; Financial Statements
4.4	Authority; Binding Nature of Agreement
4.5	Non-Contravention; Consents
4.6	No Vote Required
4.7	Disclosure
SECTION 5.	CERTAIN COVENANTS OF THE COMPANY
5.1	Access and Investigation
5.2	Operation of the Company's Business
5.3	No Solicitation
SECTION 6.	ADDITIONAL COVENANTS OF THE PARTIES
6.1	Stockholder Approval; Proxy Statement
6.2	Regulatory Approvals
6.3	Stock Options; Warrants
6.4	Employee Matters
6.5	Indemnification of Executive Officers and Directors
6.6	Additional Agreements
6.7	Disclosure
6.8	Letter of the Company's Accountants
6.9	Listing
6.10	Affiliate Agreements
6.11	Section 16 Matters
SECTION 7.	CONDITIONS PRECEDENT TO THE MERGER
7.1	Stockholder Approval
7.2	No Restraints
7.3	Effectiveness of Registration Statement
7.4	Consummation of Offer
SECTION 8.	TERMINATION
8.1	Termination
8.2	Effect of Termination
8.3	Expenses
SECTION 9.	MISCELLANEOUS PROVISIONS
9.1	Amendment
9.2	Waiver
9.3	No Survival of Representations and Warranties
9.4	Entire Agreement; Counterparts
9.5	Applicable Law; Jurisdiction
9.6	Disclosure Schedule
9.7	Time is of the Essence
9.8	Assignability
9.9	Notices
9.10	Cooperation
9.11	Severability
9.12	Construction

A-ii

ANNEXES

Annex I	—	Certain Definitions
Annex II	—	Conditions to the Offer

EXHIBITS

Exhibit A	—	Form of Certificate of Incorporation of the Surviving Corporation (intentionally omitted)
Exhibit B	—	Form of Affiliate Agreement (included as Annex C to the prospectus)

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 16, 2003, by and among: AVI BioPharma, Inc., an Oregon corporation ("Parent"); Elk Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Sub"); and eXegenics Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Annex I.

RECITALS

        A.    The boards of directors of Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective stockholders to effectuate a business combination upon the terms and subject to the conditions set forth in this Agreement.

        B.    In furtherance of the contemplated business combination involving Parent, Acquisition Sub and the Company, it is proposed: (a) that Acquisition Sub make an exchange offer in which (i) each of the issued and outstanding shares of Company Common Stock (together with any associated Rights) may be exchanged for a fraction of a share of Parent Common Stock equal to the Common Exchange Ratio, upon the terms and subject to the conditions set forth in this Agreement, and (ii) each of the issued and outstanding shares of Company Preferred Stock may be exchanged for a fraction of a share of Parent Common Stock equal to the Preferred Exchange Ratio, upon the terms and subject to the conditions set forth in this Agreement (such exchange offer, as it may be amended from time to time, being referred to in this Agreement as the "Offer"); and (b) that, after acquiring shares of Company Capital Stock pursuant to the Offer, Acquisition Sub merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub with and into the Company being referred to in this Agreement as the "Merger").

        C.    The board of directors of the Company has: (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the holders of Company Common Stock and Company Preferred Stock; and (ii) unanimously resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Company Capital Stock pursuant to the Offer and (if required by applicable law in order to consummate the Merger) adopt this Agreement.

        D.    In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing Stockholder Agreements in favor of Parent and Acquisition Sub (the "Stockholder Agreements").

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

        Section 1.    THE OFFER

            1.1    Conduct of the Offer.

              (a)   Parent shall use commercially reasonable efforts to cause Acquisition Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within six business days after the date of this Agreement); provided, however, that Acquisition Sub shall not be required to commence the Offer if (i) any of the conditions set forth in clauses "(a)," "(b)," "(c)," "(i)," "(j)," "(k)," "(l)," "(m)," "(n)" or "(o)" of Annex II shall not have been satisfied, or (ii) an event shall have occurred or a circumstance shall exist that, in the reasonable judgment of Parent, would make any of the conditions set forth in Annex II incapable of being satisfied prior to the expiration date of the Offer.

              (b)   The obligation of Acquisition Sub to accept for exchange, and to exchange or deliver any consideration for, any shares of Company Capital Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to (i) the condition that there shall be validly tendered (and not withdrawn) a number of shares of Company Capital Stock that, together with any shares of Company Common Stock owned by Parent or Acquisition Sub immediately prior to the acceptance for exchange of shares of Company Capital Stock pursuant to the Offer, represents more than 50% of the Adjusted Outstanding Share Number (the "Minimum Condition") and (ii) the other conditions set forth in Annex II. (The Minimum Condition and the other conditions set forth in Annex II are referred to collectively in this Agreement as the "Offer Conditions.") Acquisition Sub expressly reserves the right, in its sole discretion, to increase the Common Exchange Ratio or the Preferred Exchange Ratio and to waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be delivered pursuant to the Offer, (B) decreases the Common Exchange Ratio or the Preferred Exchange Ratio or the number of shares of Company Capital Stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions or modifies any Offer Condition in a manner that makes satisfaction of such Offer Condition materially more difficult, or (D) except as provided in Section 1.1(c), extends the expiration date of the Offer beyond the initial expiration date of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall accept for exchange all shares of Company Capital Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Acquisition Sub is permitted to do so under applicable Legal Requirements.

              (c)   The Offer shall initially be scheduled to expire 20 business days following the date of the commencement thereof, as calculated in accordance with Rules 14d-1(g)(3) and 14e-1(a) under the Exchange Act (the "Initial Expiration Date"); provided, however, that if (i) all of the Offer Conditions other than the Minimum Condition are satisfied as of the Initial Expiration Date, (ii) a number of shares of Company Common Stock have been validly tendered (and not withdrawn) pursuant to the Offer as of the Initial Expiration Date that represents at least 35% of the sum of (y) the aggregate number of shares of Company Common Stock outstanding as of the Initial Expiration Date, plus (z) the number of shares of Company Common Stock issuable upon the exercise of outstanding in-the-money options, warrants and other rights to acquire Company Common Stock, and (iii) a number of shares of Company Preferred Stock have been validly tendered (and not withdrawn) pursuant to the Offer as of the Initial Expiration Date that represents at least 35% of the sum of the aggregate number of shares of Company Preferred Stock outstanding as of the Initial Expiration Date, then Acquisition Sub shall extend the Offer for an additional period of ten business days. Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties' respective termination rights under Section 8.1: (i) if, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for such period of time as Acquisition Sub reasonably determines to be necessary to permit such Offer Condition to be satisfied; (ii) Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period required by any rule or regulation of the SEC applicable to the Offer; (iii) if on any date as of which the Offer is scheduled to expire, the Minimum Condition has been satisfied but either (A) the sum of the number of shares of Company Common Stock that have been validly tendered (and not withdrawn) pursuant to the Offer and the number of shares of Company Common Stock owned by Parent or Acquisition Sub is less than 90% of the number of shares of Company Common Stock outstanding, or (B) the sum of the number of shares of Company Preferred Stock that have been validly tendered (and not withdrawn) pursuant to the Offer and the number of shares of Company Preferred Stock owned by Parent or Acquisition Sub is less than 90% of the number of shares of Company Preferred Stock outstanding, then Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for an additional period of not more than 20 business days; and (iv) Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more extensions thereof) pursuant to, and in accordance with the terms of, Rule 14d-11 under the Exchange Act. No fractional shares of Parent Common Stock shall be issued in connection with the exchange of Parent Common Stock for shares of Company Capital Stock pursuant to the Offer, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) in the Offer shall, in lieu of such fraction of a share of Parent Common Stock, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on The Nasdaq National Market on the Acceptance Date.

              (d)   Parent shall use commercially reasonable efforts to prepare and file with the SEC within six business days after the date of this Agreement, a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "Registration Statement"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). On the date of commencement of the Offer, Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the Preliminary Prospectus and the form of the related letter of transmittal (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Capital Stock. Parent and Acquisition Sub shall use commercially reasonable efforts to cause the Registration Statement and the Offer Documents to comply in all material respects with applicable federal securities laws and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. To the extent required by applicable federal securities laws, (i) each of Parent, Acquisition Sub and the Company shall use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Offer Documents or the Offer, (ii) to correct promptly any information provided by it for use in the Registration Statement or the Offer Documents if such information shall have become false or misleading in any material respect, and (iii) to take all steps necessary to cause the Registration Statement and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to the stockholders of the Company. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company and the stockholders of the Company that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(d).

              (e)   If, between the date of this Agreement and the date on which any particular share of Company Capital Stock is accepted for exchange and exchanged pursuant to the Offer, the issued and outstanding shares of Company Common Stock, Company Preferred Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Common Exchange Ratio or the Preferred Exchange Ratio (or, if appropriate, both the Common Exchange Ratio and the Preferred Exchange Ratio) shall be appropriately adjusted.

            1.2    Company Actions.

              (a)   The Company consents to the Offer and represents that the Company's board of directors, at a meeting duly called and held, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the holders of Company Common Stock and the holders of Company Preferred Stock, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iii) declared that this Agreement is advisable, (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Capital Stock pursuant to the Offer and (if required by applicable law in order to consummate the Merger) adopt this Agreement (the recommendation of the Company's board of directors that the stockholders of the Company accept the Offer and tender their shares of Company Capital Stock pursuant to the Offer and (if required by applicable law in order to consummate the Merger) adopt this Agreement being referred to as the "Company Board Recommendation"), and (v) to the extent necessary, adopted a resolution for the purpose and having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Offer, the Merger, any of the Stockholder Agreements or any of the other transactions contemplated by this Agreement or any of the Stockholder Agreements. Subject to Section 1.2(b): (1) the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (2) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and no resolution or proposal by the board of directors of the Company or any committee thereof to withdraw the Company Board Recommendation or to modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted or announced (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if the Company Board Recommendation is no longer unanimous).

              (b)   Notwithstanding anything to the contrary contained in Section 1.2(a), at any time prior to the Acceptance Date, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and Acquisition Sub if: (i) an unsolicited, bona fide written offer by a third party unaffiliated with the Company to acquire (by way of merger, tender offer or otherwise) all of the outstanding shares of Company Capital Stock or all or substantially all of the assets of the Company is made and is not withdrawn; (ii) the Company provides Parent with at least three business days' prior notice of any meeting of the Company's board of directors or any committee thereof at which the board of directors or such committee will consider or determine whether such offer is a Superior Offer; (iii) the Company's board of directors determines in good faith (based upon a written opinion of Petkevich & Partners LLC ("Petkevich") or another independent financial advisor of at least reasonably equivalent reputation) that such offer constitutes a Superior Offer; (iv) the Company's board of directors determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that, in light of such Superior Offer, the withdrawal of the Company Board Recommendation or the modification of the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub is required in order for the Company's board of directors to comply with its fiduciary obligations to the stockholders of the Company under applicable Legal Requirements; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent or Acquisition Sub at any time within three business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined that such offer is a Superior Offer; and (vi) neither the Company nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3.

              (c)   On the date of commencement of the Offer, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents) disseminate to holders of shares of Company Capital Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that (i) subject only to Section 1.2(b), shall reflect the Company Board Recommendation and (ii) shall include the opinion of Petkevich referred to in Section 3.27. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. To the extent required by applicable federal securities laws, (1) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (2) the Company shall take all steps necessary to cause the Schedule 14D-9 as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to the stockholders of the Company. The Company shall (I) give Parent and its counsel reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC, and (II) provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

              (d)   The Company shall (i) promptly furnish Parent with an accurate and complete list of the stockholders of the Company as of the most recent practicable date, mailing labels for such stockholders and an accurate and complete copy of the most recent available listing or computer file containing the names and addresses of all record holders of shares of Company Capital Stock and lists of securities positions of shares of Company Capital Stock held in stock depositories, and (ii) provide to Parent such additional information (including updated lists of stockholders, mailing labels for such stockholders and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger. Except as required by applicable Legal Requirements or legal process, and except as necessary to disseminate the Offer Documents, Parent and Acquisition Sub shall hold in confidence the information contained in any such listings and files.

            1.3    Directors.

              (a)   Effective as of the Acceptance Date, Parent shall be entitled to designate to serve on the Company's board of directors the number of directors, rounded up to the next whole number, determined by multiplying (i) the total number of directors on the

      Company's board of directors (giving effect to the election of any additional directors pursuant to this Section) by (ii) a fraction having a numerator equal to the aggregate number of shares of Company Capital Stock then beneficially owned by Parent or Acquisition Sub (including all shares of Company Capital Stock accepted for exchange pursuant to the Offer) and having a denominator equal to the total number of shares of Company Capital Stock then issued and outstanding. At Parent's request on or after the Acceptance Date, the Company shall take all actions (including, to the extent necessary, obtaining resignations of incumbent directors and increasing the number of authorized directors) necessary to cause Parent's designees to be elected or appointed to the Company's board of directors. In connection with the designation by Parent of individuals to serve on the Company's board of directors, the Company shall (A) obtain and deliver to Parent the resignation of each officer of the Company and (B) with respect to each committee of the Company's board of directors, cause individuals designated by Parent to constitute the number of members thereof, rounded up to the next whole number, that represents at least the same percentage as individuals designated by Parent represent on the Company's board of directors. Notwithstanding the provisions of this Section 1.3, the Company shall use its commercially reasonable efforts to ensure that, at all times prior to the Effective Time (as defined in Section 2.3), at least two of the members of the Company's board of directors are individuals who were directors of the Company on the date of this Agreement (the "Continuing Directors"); provided, however, that (x) if at any time prior to the Effective Time there shall be only one Continuing Director serving as a director of the Company for any reason, then the Company's board of directors shall cause an individual selected by the remaining Continuing Director to be designated to serve on the Company's board of directors (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement), and (y) if at any time prior to the Effective Time no Continuing Directors then remain, then the Company's board of directors shall designate two individuals to serve on the Company's board of directors who are not officers, employees or affiliates of the Company, Parent or Acquisition Sub (and such individuals shall be deemed to be Continuing Directors for all purposes under this Agreement).

              (b)   The Company's obligation to appoint Parent's designees to the Company's board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill the Company's obligations under this Section 1.3, so long as Parent shall have provided to the Company on a timely basis the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Acquisition Sub, Parent or any affiliate of Acquisition Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Capital Stock.

              (c)   Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any Adverse Action (as defined below). For purposes of this Section 1.3(c), "Adverse Action" shall mean any of the following actions of the Company, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Company Capital Stock (other than Parent or Acquisition Sub): (i) any amendment or waiver by the Company of any term or condition of this Agreement; (ii) any termination of this Agreement by the Company; or (iii) any extension by the Company of the time for the performance by Parent or Acquisition Sub of any obligation or action under this Agreement. The approval by a majority of the Continuing Directors of any Adverse Action shall constitute the valid authorization of the Company's board of directors with respect to such Adverse Action, and no other action on the part of the Company or by any other director of the Company shall be required to authorize such Adverse Action.

            1.4    Common Top-Up Option.

              (a)   The Company grants to Parent and Acquisition Sub an irrevocable option (the "Common Top-Up Option") to purchase, in exchange for shares of Parent Common Stock or cash and a promissory note as set forth in Section 1.4(b), the number of shares of Company Common Stock equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Acquisition Sub at the time of exercise of the Common Top-Up Option, constitutes 90.1% of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock subject to the Common Top-Up Option or (ii) the aggregate number of shares of Company Common Stock that are authorized but are not issued and outstanding at the time of exercise of the Common Top-Up Option.

              (b)   The Common Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time on or after the Acceptance Date. The number of shares of Parent Common Stock to be issued and delivered to the Company as consideration for the shares of Company Common Stock being purchased pursuant to the Common Top-Up Option shall be determined by multiplying (i) the number of shares of Company Common Stock being purchased pursuant to the Common Top-Up Option by (ii) the Common Exchange Ratio, and rounding up to the next whole share. In lieu of issuing and delivering shares of Parent Common Stock to the Company as consideration for the shares of Company Common Stock being purchased pursuant to the Common Top-Up Option, Parent may make payment for such shares by (i) making a cash payment to the Company of the aggregate par value of such shares and (ii) delivery to the Company of a promissory note having a principal amount determined by subtracting the aggregate par value of such shares from the product of (A) the number of shares of Parent Common Stock that Parent otherwise would have been required to issue and deliver to the Company in exchange for such shares of Company Common Stock and (B) the closing price of a share of Parent Common Stock on The Nasdaq National Market on the trading day immediately preceding the date on which such promissory note is executed and delivered. Any such promissory note shall bear interest at the rate of 3% per annum and shall mature on the first anniversary of the date of execution and delivery of such promissory note.

              (c)   In the event Parent or Acquisition Sub wishes to exercise the Common Top-Up Option, Parent shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Acquisition Sub intends to purchase pursuant to the Common Top-Up Option, (ii) whether Parent intends to issue shares of Parent Common Stock or to pay cash and execute and deliver a promissory note as consideration for such shares of Company Common Stock in accordance with Section 1.4(b) and (iii) a place and time for the closing of the purchase of such shares of Company Common Stock. At the closing of the purchase of such shares of Company Common Stock, Parent shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares of Company Common Stock, and the

      Company shall cause to be issued to Parent or Acquisition Sub a certificate representing the shares of Company Common Stock purchased pursuant to the Common Top-Up Option.

            1.5    Preferred Top-Up Option.

              (a)   The Company grants to Parent and Acquisition Sub an irrevocable option (the "Preferred Top-Up Option") to purchase, in exchange for shares of Parent Common Stock or a promissory note as set forth in Section 1.5(b), the number of shares of Company Preferred Stock equal to the lesser of (i) the number of shares of Company Preferred Stock that, when added to the number of shares of Company Preferred Stock owned by Parent or Acquisition Sub at the time of exercise of the Preferred Top-Up Option, constitutes 90.1% of the number of shares of Company Preferred Stock that would be outstanding immediately after the issuance of all shares of Company Preferred Stock subject to the Preferred Top-Up Option or (ii) the aggregate number of shares of Company Preferred Stock that are authorized but are not issued and outstanding at the time of exercise of the Preferred Top-Up Option.

              (b)   The Preferred Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time on or after the Acceptance Date. The number of shares of Parent Common Stock to be issued and delivered to the Company as consideration for the shares of Company Preferred Stock being purchased pursuant to the Preferred Top-Up Option shall be determined by multiplying (i) the number of shares of Company Preferred Stock being purchased pursuant to the Preferred Top-Up Option by (ii) the Preferred Exchange Ratio, and rounding up to the next whole share. In lieu of issuing and delivering shares of Parent Common Stock to the Company as consideration for the shares of Company Preferred Stock being purchased pursuant to the Preferred Top-Up Option, Parent may make payment for such shares by (i) making a cash payment to the Company of the aggregate par value of such shares and (ii) delivery to the Company of a promissory note having a principal amount determined by subtracting the aggregate par value of such shares from the product of (A) the number of shares of Parent Common Stock that Parent otherwise would have been required to issue and deliver to the Company in exchange for such shares of Company Preferred Stock and (B) the closing price of a share of Parent Common Stock on The Nasdaq National Market on the trading day immediately preceding the date on which such promissory note is executed and delivered. Any such promissory note shall bear interest at the rate of 3% per annum and shall mature on the first anniversary of the date of execution and delivery of such promissory note.

              (c)   In the event Parent or Acquisition Sub wishes to exercise the Preferred Top-Up Option, Parent shall deliver to the Company a notice setting forth (i) the number of shares of Company Preferred Stock that Parent or Acquisition Sub intends to purchase pursuant to the Preferred Top-Up Option, (ii) whether Parent intends to issue shares of Parent Common Stock or to pay cash and execute and deliver a promissory note as consideration for such shares of Company Preferred Stock in accordance with Section 1.5(b) and (iii) a place and time for the closing of the purchase of such shares of Company Preferred Stock. At the closing of the purchase of such shares of Company Preferred Stock, Parent shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares of Company Preferred Stock, and the Company shall cause to be issued to Parent or Acquisition Sub a certificate representing the shares of Company Preferred Stock purchased pursuant to the Preferred Top-Up Option.

        Section 2.    MERGER TRANSACTION

            2.1    Merger of Acquisition Sub into the Company.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

            2.2    Effect of the Merger.     The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

            2.3    Closing; Effective Time.     The consummation of the Merger (the "Closing") shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time").

            2.4    Certificate of Incorporation and Bylaws; Directors and Officers.     Unless otherwise determined by Parent prior to the Effective Time:

              (a)   the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit A;

              (b)   the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

              (c)   the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

            2.5    Conversion of Shares.

              (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

                  (i)  any shares of Company Capital Stock then held by the Company or held in the Company's treasury (together with any associated Rights) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                 (ii)  any shares of Company Capital Stock then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent (together with any associated Rights) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (iii)  except as provided in clauses "(i)" and "(ii)" above and subject to Sections 2.5(b), 2.5(c), 2.5(d) and 2.7, each share of Company Common Stock then issued and outstanding (together with any associated Rights) shall be converted into the right to receive a fraction of a share of Parent Common Stock equal to the Common Exchange Ratio;

                (iv)  except as provided in clauses "(i)" and "(ii)" above and subject to Sections 2.5(b), 2.5(c), 2.5(d) and 2.7, each share of Company Preferred Stock then issued and outstanding shall be converted into the right to receive a fraction of a share of Parent Common Stock equal to the Preferred Exchange Ratio; and

                 (v)  each share of the common stock, $0.01 par value per share, of Acquisition Sub then issued and outstanding shall be converted into the number of shares of common stock of the Surviving Corporation determined by dividing (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time by (B) 100.

              (b)   If, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Company Common Stock, Company Preferred Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Common Exchange Ratio or the Preferred Exchange Ratio (or, if appropriate, both the Common Exchange Ratio and the Preferred Exchange Ratio) shall be appropriately adjusted.

              (c)   If any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the Company shall ensure that: (i) the shares of Parent Common Stock issuable with respect thereto will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition; and (ii) from and after the Effective Time, Parent is entitled to exercise any such repurchase option or any similar right as the Company's assignee.

              (d)   No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 2.6(b)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on The Nasdaq National Market on the date on which the Merger becomes effective.

            2.6    Surrender of Certificates; Stock Transfer Books.

              (a)   Prior to the Effective Time, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 2, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

              (b)   At the Effective Time: (a) all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a "Company Stock Certificate") is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

              (c)   As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to the record holders of Company Capital Stock entitled to receive Parent Common Stock pursuant to Sections 2.5(a)(iii) and (iv) (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of the Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive, in exchange for each share of Company Capital Stock previously represented by such Company Stock Certificate, a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.6(c), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the shares of Parent Common Stock with respect to each share of Company Capital Stock represented by such Company Stock Certificate (and cash in lieu of any fractional share of Parent Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate).

              (d)   No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 2.6 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

              (e)   Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holder of a Company Stock Certificate that has not theretofore surrendered its Company Stock Certificate in accordance with this Section 2.6 shall thereafter look only to Parent as a general creditor of Parent for satisfaction of such holder's claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

              (f)    Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

              (g)   Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amount, that is delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement. If any Company Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective or (ii) the date immediately prior to the date on which any shares of Parent Common Stock (or dividends or distributions with respect thereto, or cash in lieu of a fractional share) that such Company Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such shares of Parent Common Stock (or dividends or distributions with respect thereto, or cash in lieu of a fractional share) shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

            2.7    Shares Subject to Appraisal Rights.

              (a)   Notwithstanding anything to the contrary contained in this Agreement, any share of Company Capital Stock that, as of the Effective Time, is held by a holder who has preserved appraisal rights under Section 262 of the DGCL with respect to such share shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 2.5(a)(iii) or Section 2.5(a)(iv) (or cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.5(d)), and the holder of such share shall be entitled only to such rights with respect to such share as may be granted to such holder pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise lose such holder's appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect or the loss of such rights, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) Parent Common Stock in accordance with Section 2.5(a)(iii) or Section 2.5(a)(iv) (and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.5(d)).

              (b)   The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

            2.8    Further Action.     If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

        Section 3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Acquisition Sub as follows:

            3.1    Subsidiaries; Due Organization; Etc.

              (a)   The Company has no Subsidiaries, and the Company does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1 of the Company Disclosure Schedule (except where such ownership has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability). The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company is not liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

              (b)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

              (c)   The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability.

            3.2    Certificate of Incorporation and Bylaws.     The Company has delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto.

            3.3    Capitalization, Etc.

              (a)   The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, of which 16,184,486 shares have been issued and are outstanding as of the date of this Agreement (and of which an additional 511,200 shares are held in the Company's treasury); and (ii) 10,000,000 shares of Company Preferred

      Stock, of which (A) 4,000,000 shares have been designated Series A Convertible Preferred Stock, of which 910,822 shares have been issued and are outstanding as of the date of this Agreement and (B) 30,000 shares have been designated Series B Junior Participating Preferred Stock, of which none are outstanding. Since December 31, 1995, 1,132,050 shares of Company Preferred Stock have been converted into 1,132,050 shares of Company Common Stock. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a)(ii) of the Company Disclosure Schedule or where the existence of any of the following (y) has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability, and (z) has not given rise to and could not reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any other claim against the Company: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock.

              (b)   As of the date of this Agreement: (i) 30,000 shares of Company Preferred Stock, designated as Series B Junior Participating Preferred Stock, are reserved for future issuance upon exercise of Rights; (ii) 94,000 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1992 Stock Option Plan; (iii) 1,145,000 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1996 Stock Option Plan; (iv) 1,870,655 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 2000 Stock Option Plan; and (v) 742,500 shares of Company Common Stock are subject to issuance pursuant to exercise of Company Warrants. Part 3.3(b)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; (vii) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (viii) the extent, if any, to which the vesting of any such Company Option shall be accelerated upon the consummation of the transactions contemplated hereby; and (ix) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. Part 3.3(b)(ii) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement, the name of the warrantholder and the date on which such Company Warrant was granted. The Company has delivered to Parent accurate and complete copies of all Company Warrants.

              (c)   Except as set forth in Parts 3.3(b)(i) and (ii) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, other than the Rights Agreement; or (iv) condition or circumstance (including the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby) that could reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

              (d)   All outstanding shares of Company Capital Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts, except for any failure to so comply that (y) has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability, and (z) has not given rise to and could not reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company

            3.4    SEC Filings; Financial Statements.

              (a)   The Company has delivered or made available to Parent via EDGAR accurate and complete copies of (i) the Company SEC Documents and (ii) all comment letters received by the Company from the Staff of the SEC since July 1, 2001 and all responses to such comment letters by or on behalf of the Company. Except as otherwise disclosed in the Company SEC Documents filed with the SEC prior to July 1, 2003, all statements, reports, schedules, forms, certifications and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis, except where the failure to be timely filed has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is eligible to register shares of Company Common Stock on Form S-2 under the Securities Act.

              (b)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for preparing the Company's filings with the SEC and other public disclosure documents. The Company has delivered or made available to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

              (c)   To the best of the knowledge of the Company, except as otherwise disclosed in the Company SEC Documents filed with the SEC prior to July 1, 2003, since July 1, 2001, each director and executive officer of the Company has filed with or otherwise furnished, supplied or delivered to the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has filed with or otherwise furnished, supplied or delivered to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002, each such certification is true and correct, and no such certification includes any qualification or exception to any matter certified in such certification or has been modified or withdrawn. Neither the Company nor any of its officers has received any notice or other communication from any Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of any such certification.

              (d)   The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

              (e)   The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that: (i) transactions are executed with the authorization of the management of the Company; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with the authorization of the management of the Company; (iv) the reporting of the assets of the Company is compared with their existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

              (f)    Part 3.4(f) of the Company Disclosure Schedule sets forth an accurate and complete statement identifying (i) the aggregate dollar amount of the cash and cash equivalents held by the Company as of June 30, 2003 and (ii) by category and month, the Company's projected cash expenditures (including any cash expenditures that the Company has made or is obligated to make) for each month of the period beginning July 1, 2003 and ending November 15, 2003 (other than fees and expenses of the type identified in Section 8.3(a) of this Agreement that are to be shared equally by the Company and Parent, which need not be identified on a monthly basis) and each other cash expenditure that the Company is obligated to make after the end of such period but that is of a type that would have been required to be included in any category set forth on such statement had the Company been obligated to make such expenditure during such period (the "Projected Cash Disbursement Schedule").

            3.5    Absence of Changes.     Except as set forth in Part 3.5 of the Company Disclosure Schedule, since March 31, 2003:

              (a)   there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or give rise to a Material Adverse Effect;

              (b)   the Company has not (i) declared, accrued (other than accruals in respect of dividends required on the Company Preferred Stock), set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

              (c)   except as set forth in the minutes of the board of directors of the Company or any committee of the board of directors of the Company, in each case, that have been provided to Parent prior to the date of this Agreement, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

              (d)   there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of the Company (except for the filing of the Certificate of Designation for the Company's Series B Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on June 9, 2003), and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

              (e)   the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company between March 31, 2003 and the date of this Agreement, exceeds $25,000 in the aggregate;

              (f)    the Company has not (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

              (g)   the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

              (h)   the Company has not incurred or guaranteed any indebtedness for borrowed money;

              (i)    the Company has not (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement, (ii) caused or permitted any Company Employee Plan or Company Employee Agreement to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

              (j)    the Company has not changed any of its methods of accounting or accounting practices in any material respect;

              (k)   the Company has not made any material Tax election;

              (l)    the Company has not commenced or settled any Legal Proceeding;

              (m)  the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

              (n)   the Company has not agreed or committed to take any of the actions referred to in clauses "(b)" through "(m)" above.

            3.6    Title to Assets.     All of the assets purportedly owned by the Company are held by the Company free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (iii) liens described in Part 3.6 of the Company Disclosure Schedule.

            3.7    Loans and Advances.     The Company has delivered to Parent an accurate and complete copy of each Contract providing for a loan or advance made by the Company to any employee, director, consultant or independent contractor (including each loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies), other than routine travel advances made to employees in the ordinary course of business and loans and advances described in the Company SEC Documents filed with the SEC prior to July 1, 2003. Since December 31, 2002, the Company has not extended or maintained credit, arranged for the extension of credit or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

            3.8    Leasehold.     The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property lease between the Company and Carter Bloodcare (f/k/a J.K. and Susie L. Wadley Research Institute and Blood Bank), dated October 1, 1991 (as amended prior to the date of this Agreement, the "Lease"), a complete and accurate copy of which, as amended, has been delivered to Parent by the Company.

            3.9    Intellectual Property.

              (a)   Neither (1) the execution, delivery or performance of this Agreement nor (2) the acquisition of, or the issuance and delivery of shares of Parent Common Stock in exchange for, any shares of Company Capital Stock pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP or (ii) a breach of any Company Contract pursuant to which any material Intellectual Property Right or Intellectual Property is licensed to the Company.

              (b)   To the best of the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

              (c)   The Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person except for any instance of infringement that has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability. No infringement, misappropriation or similar claim or Legal Proceeding is pending or has been threatened against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding. Except as set forth in Part 3.9(c) of the Company Disclosure Schedule, the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Company IP Contracts that have been delivered or made available to Parent).

            3.10    Contracts.

              (a)   Part 3.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." (For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract" if such Contract has created or could reasonably be expected to give rise to an Accrued Liability or a Potential Liability):

                  (i)  any Contract (A) relating to the employment of, or the performance of services by, any employee or consultant, (B) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any current or former employee or director;

                 (ii)  any Contract that, to the best of the knowledge of the Company, provides for indemnification of any officer, director, employee or agent;

               (iii)  any Contract imposing any restriction on the right or ability of the Company or any affiliate of the Company (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

                (iv)  any Contract (other than Contracts evidencing Company Options) that is known to the Company (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                 (v)  any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation;

                (vi)  any Contract entered into or amended by the Company since July 1, 2001 (A) imposing any confidentiality obligation on the Company or (B) containing "standstill" or similar provisions;

               (vii)  any Contract with any investment banker, financial advisor or other professional advisor;

              (viii)  any Contract requiring that the Company give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

                (ix)  any Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

                 (x)  any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate;

                (xi)  any Contract that could reasonably be expected to have a material effect on (A) the business, condition, cash position, liquidity, working capital, capitalization, assets, liabilities, operations, cash flow, financial performance or prospects of the Company or (B) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by, this Agreement; and

               (xii)  any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect.)

        The Company has delivered to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract.

              (b)   Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

              (c)   Except as set forth in Part 3.10(c) of the Company Disclosure Schedule: (i) the Company has not violated or breached, or committed any default under, any Company Contract, except for violations, breaches and defaults that have not had and could not reasonably be expected to have a Material Adverse Effect; and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect; (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not reasonably be expected to have a Material Adverse Effect; and (iii) since July 1, 2001, the

      Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect.

            3.11    Performance of Services.     Except as set forth in Part 3.11 of the Company Disclosure Schedule, no customer or other Person has asserted or threatened to assert any claim against the Company (a) under or based upon any warranty provided by or on behalf of the Company, or (b) based upon any services performed by the Company, except in the case of clauses "(a)" and "(b)" for any assertion or threatened assertion of a claim that has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability.

            3.12    Liabilities.     The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Company since March 31, 2003 in the ordinary course of business and consistent with past practices; and (c) liabilities described in Part 3.12 of the Company Disclosure Schedule. The Company is not a party to and has not otherwise effected any securitization transactions or "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

            3.13    Compliance with Legal Requirements.     The Company is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements except where the failure to be in compliance has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability. Since July 1, 2001, the Company has not received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

            3.14    Certain Business Practices.     The Company has not, and (to the best of the knowledge of the Company) no director, officer, agent or employee of the Company has, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

            3.15    Governmental Authorizations.     The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. The Company is, and at all times since July 1, 2001 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect. Since July 1, 2001, the Company has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

            3.16    Tax Matters.

              (a)   To the best of the knowledge of the Company, each of the Company Returns (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

              (b)   The Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through March 31, 2003 in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from April 1, 2003 through the Closing Date.

              (c)   No Company Return is being examined or audited by any Governmental Body. Except for extensions or waivers of the limitation period applicable to any of the Company Returns related to any income Tax, no extension or waiver has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

              (d)   No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has, since July 1, 2001, been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company is not, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company has not been either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer or the Merger.

              (e)   There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision under state or foreign Tax laws). The Company is not and has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract that has resulted in the imposition on or incurrence by the Company, or could reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability.

            3.17    Employee and Labor Matters; Benefit Plans.

              (a)   Other than those benefits available under COBRA to any former employee of the Company, no former employee of the Company is receiving or is scheduled to receive (and no spouse or other dependent of any such former employee is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee's employment with the Company.

              (b)   The Company has provided to Parent an accurate and complete copy of each employment agreement or severance agreement between the Company and any current or former employee of the Company that has created or could reasonably be expected to give rise to an Accrued Liability or a Potential Liability. With the exception of those current and former employees for whom the Company has provided to Parent an accurate and complete copy of an employment agreement or severance agreement between the Company and such current or former employee of the Company, the employment of each of the Company's employees is terminable by the Company at will. No Person is currently performing services on behalf of the Company as an independent contractor of the Company other than the individual who performs accounting support services for the Company. The Company has delivered or made available to Parent an accurate and complete copy of each employee manual, employee handbook, disclosure material, policy statement and other material relating to the employment of each of the current and former employees of the Company.

              (c)   The Company is not a party to or bound by, and the Company has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract, except where previously being a party to or bound by any of the foregoing has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability.

              (d)   The Company is not, and has never been engaged, in any unfair labor practice of any nature, except to the extent that any such practice has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability. There are no actions, suits, claims, labor disputes or grievances pending or, to the best of the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

              (e)   None of the current or former independent contractors of the Company could properly be reclassified as an employee under the Code, except where such a reclassification (or the fact that such a reclassification is proper under the Code) has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability. To the best of the knowledge of the Company, there are no, and at no time has there been, any independent contractors who have provided services to the

      Company or any Company Affiliate for a period of six consecutive months or longer. No independent contractor of the Company is eligible to participate in any Company Employee Plan.

              (f)    Part 3.17(f) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend to and has not committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

              (g)   The Company has delivered or made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all material written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) all material correspondence to or from any Governmental Body relating to any Company Employee Plan since July 1, 2001; (viii) all COBRA forms and related notices used by the Company with respect to any Company Employee Plan; (ix) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

              (h)   The Company and each of the Company Affiliates have materially performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and the Company does not have knowledge of any default or violation by any other party to, the terms of any Company Employee Plan. Each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained or is the subject of a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the best of the knowledge of the Company, threatened (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the best of the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each of the Company and the Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

              (i)    Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset.

              (j)    No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

              (k)   Except as set forth in Part 3.17(k) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the acquisition of, or the issuance and delivery of shares of Parent Common Stock in exchange for, any shares of Company Common Stock by Acquisition Sub pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or could reasonably be expected to result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

              (l)    Except as set forth in Part 3.17(l) of the Company Disclosure Schedule, the Company and each of the Company Affiliates: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the best of the knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against the Company or any Company Affiliate under any worker's compensation policy or long-term disability policy.

              (m)  To the best of the knowledge of the Company, no stockholder of the Company nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person's efforts to promote the interests of the Company or that would interfere with the business of the Company or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the best of the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any stockholder of the Company or any Company Employee is bound.

            3.18    Environmental Matters.     The Company (a) is in compliance in all material respects with all applicable Environmental Laws, and (b) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof, except where the failure to be in compliance has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability. The Company has not received since July 1, 2001 any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any Environmental Law in the future. To the best of the knowledge of the Company, (i) all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (ii) none of the property leased to, controlled by or used by the Company contains any underground storage tanks, asbestos, equipment using PCBs, or underground injection wells, and (iii) none of the property leased to, controlled by or used by the Company contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. The Company has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (A) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (B) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (C) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site, except with respect to each of clauses "(A)," "(B)" and "(C)," where such action has not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability.

            3.19    Insurance.     The Company has delivered to Parent a copy of all current material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company. Each of such insurance policies is in full force and effect. Since July 1, 2001, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy, except with respect to the directors' and officers' liability policy of the Company (for which the Company has delivered to Parent an accurate and complete copy of each such notice or other communication). Except as set forth in Part 3.19 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of the Company. With respect to each Legal Proceeding that has been filed against the Company, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

            3.20    Transactions with Affiliates.     Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            3.21    Legal Proceedings; Orders.

              (a)   Except as set forth in Part 3.21 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company; (ii) that involves any action against any director (or former director) or officer (or former officer) of the Company under Section 8A or Section 20(b) of the Securities Act or Section 21(d) or Section 21C of the Exchange Act; (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer or the Merger or any of the other transactions contemplated by this Agreement; or (iv) with respect to which the Company may have or may incur any liability, for indemnification or otherwise. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. The Company has provided to Parent copies of all pleadings, correspondence and other documents relating to each Legal Proceeding listed in Part 3.21 of the Company Disclosure Schedule.

              (b)   There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except for those writs, injunctions, judgments and decrees that have not resulted in the imposition on or incurrence by the Company, and could not reasonably be expected to result in the imposition on or the incurrence by the Company, Parent, the Surviving Corporation or any other Subsidiary of Parent, of any Accrued Liability or Potential Liability. To the best of the knowledge of the Company, no officer or key employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

            3.22    Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement.     The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the holders of Company Common Stock and the holders of Company Preferred Stock, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of the DGCL, (c) declared that this Agreement is advisable, (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Capital Stock pursuant to the Offer and (if required by applicable law in order to effectuate the Merger) adopt this Agreement, and (e) to the extent necessary, adopted a resolution for the purpose and having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Offer, the Merger, any of the Stockholder Agreements or any of the other transactions contemplated by this Agreement or any of the Stockholder Agreements. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Stockholder Agreements, the board of directors of the Company approved the Stockholder Agreements and the transactions contemplated thereby. No state takeover statute or similar Legal Requirement applies or purports to apply to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

            3.23    Section 203 of the DGCL Not Applicable.     As of the date of this Agreement and at all times on or prior to the Effective Time, the board of directors of the Company has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to (i) the execution, delivery and performance of this Agreement and each of the Stockholder Agreements and (ii) the acquisition of, and the issuance and delivery of shares of Parent Common Stock in exchange for, any shares of Company Capital Stock by Acquisition Sub pursuant to the Offer, the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Stockholder Agreements.

            3.24    No Discussions.     Since July 1, 2001, the Company has not waived any rights of the Company under any confidentiality, "standstill," nonsolicitation or similar agreement with any Person.

            3.25    Intent to Tender; Vote Required.     The Company has been advised and believes in good faith that all of its directors and executive officers currently intend to tender all of their shares of Company Capital Stock pursuant to the Offer. If required under applicable law, the affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock issued and outstanding on the record date for the Company Stockholders' Meeting, voting together as a single class (the "Required Company Stockholder Vote"), is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement.

            3.26    Non-Contravention; Consents.     Neither (1) the execution, delivery or performance of this Agreement, nor (2) the acquisition of, or the issuance and delivery of shares of Parent Common Stock in exchange for, any shares of Company Capital Stock by Acquisition Sub pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

              (a)   contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Company, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

              (b)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

              (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

              (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any term of such Company Contract;

              (e)   result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company; or

              (f)    result in, or increase the likelihood of, the transfer of any material asset of the Company to any Person.

        Except as may be required by the Exchange Act, the DGCL or the NASD Bylaws, the Company was not, is not and will not be required to make any filing with or give any notice to, or, except as set forth in Part 3.26 of the Company Disclosure Schedule, to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the Stockholder Agreements, or (y) the acquisition of, or the issuance and delivery of shares of Parent Common Stock in exchange for, any shares of Company Capital Stock by Acquisition Sub pursuant to the Offer or (z) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Stockholder Agreements.

            3.27    Fairness Opinion.     Petkevich, financial advisor to the Company, has delivered to the board of directors of the Company, its opinion, dated as of the date of this Agreement, to the effect that the aggregate consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders in the aggregate, from a financial point of view. The Company has furnished an accurate and complete copy of its written opinion to Parent.

            3.28    Financial Advisor.     Except for Petkevich, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Petkevich.

            3.29    Rights Agreement.     The Company has amended the Rights Agreement to provide that: (a) (i) neither Parent nor Acquisition Sub, nor any affiliate of Parent or Acquisition Sub, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement); (ii) no Distribution Date (as defined in the Rights Agreement) or Stock Acquisition Date (as defined in the Rights Agreement) shall be deemed to occur; and (iii) the Rights will not separate from the Company Common Stock, in the case of each of clauses "(i)," "(ii)," or "(iii)," as a result of the execution, delivery or performance of this Agreement or any of the Stockholder Agreements or the acquisition of, or the issuance and delivery of shares of Parent Common Stock in exchange for, any shares of Company Capital Stock by Acquisition Sub pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement or by any of the Stockholder Agreements; (b) the moment in time immediately prior to the Effective Time shall be the "Final Expiration Date" (as defined in the Rights Agreement); and (c) none of the Company, Parent, Acquisition Sub or the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights as of or following the Acceptance Date or the Effective Time.

            3.30    Full Disclosure.

              (a)   This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in clause "(f)(ii)" of Annex II will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

              (b)   None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Registration Statement, the Post-Effective Amendment, the Offer Documents or the Schedule 14D-9 will, at the times the Registration Statement is filed with the SEC, at the time the Post-Effective Amendment is filed with the SEC, at the time the Offer Documents are mailed to the stockholders of the Company, at the time the Schedule 14D-9 is mailed to the stockholders of the Company or at any time between the time the Registration Statement is filed with the SEC and the Acceptance Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

        Section 4.    REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

          Parent and Acquisition Sub represent and warrant to the Company as follows:

            4.1    Valid Existence.     Parent is a corporation duly incorporated and validly existing under the laws of the State of Oregon. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Sub has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used.

            4.2    Capitalization.     The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock of Parent. As of June 30, 2003, 31,177,681 shares of Parent Common Stock were issued and outstanding. As of the date of this Agreement, no shares of preferred stock of Parent are outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

            4.3    SEC Filings; Financial Statements.

              (a)   Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of the Parent SEC Documents. All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since January 1, 2003 have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (b)   The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby.

            4.4    Authority; Binding Nature of Agreement.     Parent and Acquisition Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and

    Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            4.5    Non-Contravention; Consents.     Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the acquisition of, or the issuance and delivery of shares of Parent Common Stock in exchange for, any shares of Company Capital Stock by Acquisition Sub pursuant to the Offer or the consummation of the Merger will (a) contravene, conflict with or result in a violation or any breach of any provision of the articles or certificate of incorporation or bylaws of Parent or Acquisition Sub, (b) result in a material default by Parent or Acquisition Sub under any material Contract to which Parent or Acquisition Sub is a party, except for any default that will not have a material adverse effect on Parent, or (c) result in a material violation by Parent or Acquisition Sub of any Legal Requirement, order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject, except for any violation that will not have a material adverse effect on Parent.

            4.6    No Vote Required.     No vote of the holders of Parent Common Stock is required to authorize the issuance of shares of Parent Common Stock in connection with the Offer or the Merger.

            4.7    Disclosure.     None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Registration Statement, the Post-Effective Amendment or the Offer Documents will, at the time the Registration Statement is filed with the SEC, at the time the Post-Effective Amendment is filed with the SEC or at the time the Offer Documents are mailed to the stockholders of the Company, as the case may be, or on the Acceptance Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        Section 5.    CERTAIN COVENANTS OF THE COMPANY

            5.1    Access and Investigation.

              (a)   During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the Company's Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

              (b)   Without limiting the generality of Sections 5.1(a) and 5.1(c), during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

                  (i)  all material operating and financial reports prepared by the Company for its senior management, including (A) copies of the unaudited monthly balance sheets of the Company and any related unaudited monthly statements of operations, statements of stockholders' equity and statements of cash flows and (B) copies of any reports prepared for the Company's senior management;

                 (ii)  any written material or communication sent by or on behalf of the Company to its stockholders and any written consent or other written material or communication delivered to the Company by or on behalf of any of its stockholders;

               (iii)  any written material or communication sent by the Company to, or received from Foundation Growth Investments LLC or EI Acquisition Inc., or any Representative of either of them;

                (iv)  any material notice, material document or other material communication sent by or on behalf of the Company to any party to any Company Contract or sent to the Company by or on behalf of any party to any Company Contract;

                 (v)  any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement; and

                (vi)  any material notice, report or other document received by the Company from any Governmental Body.

              (c)   Without limiting the generality of Sections 5.1(a) and 5.1(b), the Company shall deliver to Parent two business days before any scheduled expiration date of the Offer (i) a statement (an "Excess Cash Statement") setting forth (A) the Company's calculation of its cash and cash equivalents as of such scheduled expiration date, identifying the accounts in which such cash is located and, with respect to each cash equivalent, the nature of such cash equivalent and a description of where it is located and (B) an itemization of each Accrued Liability and Potential Liability (including a reasonable description of the material facts related to each Potential Liability, the maximum dollar amount that the Company may reasonably be expected to pay or become obligated to pay in connection with such Potential Liability and the adjustments, if any, to such amount agreed to by the Company and Parent as of the date of this Agreement and set forth on such Projected Cash Disbursement Schedule) and (ii) a certificate executed by the Company's Chief Executive Officer and its Chief Financial Officer stating without qualification that such Excess Cash Statement is accurate and complete (it being understood that notwithstanding such certification, Parent will not be bound by any calculation or itemization set forth in such Excess Cash Statement for any purpose under this Agreement).

            5.2    Operation of the Company's Business.

              (a)   During the Pre-Closing Period: (i) the Company shall conduct its business and operations (A) in the ordinary course and in accordance with past practices and, except as otherwise permitted pursuant to Section 5.2(b)(vi), in accordance with the Projected Cash Disbursement Schedule and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts; (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, landlords, creditors, licensors, licensees, employees and other

      Persons having business relationships with the Company; (iii) the Company shall keep in full force all insurance policies of the Company in effect as of the date of this Agreement; (iv) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced or threatened in writing against, relating to or involving or otherwise affecting the Company and any material development in any such Legal Proceeding; and (v) the Company shall (to the extent requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

              (b)   During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent):

                  (i)  declare, accrue (other than accruals in respect of dividends required on the Company Preferred Stock), set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                 (ii)  sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security (other than up to 200,000 shares of Company Common Stock issued to the landlord under the Lease in full satisfaction of the Company's obligation to pay rent under the Lease), (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement);

               (iii)  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

                (iv)  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

                 (v)  form any Subsidiary or acquire any equity interest or other interest in any other Entity;

                (vi)  make any single capital expenditure or make any cash expenditure or payment or series of related capital expenditures or payments not specifically contemplated by the Projected Cash Disbursement Schedule in excess of $10,000 (provided, however, that Parent shall not, after taking into account the interests of the Company and Parent, unreasonably withhold its consent to any such single expenditure or payment or series of related expenditures or payments) or make capital expenditures or cash payments not specifically contemplated by the Projected Cash Disbursement Schedule in excess of $200,000 in the aggregate (provided, however, that Parent shall not, after taking into account the interests of the Company and Parent, unreasonably withhold its consent to any expenditure or payment in excess of such aggregate amount)(it being understood that, to the extent that the Company fully satisfies any liability of the Company without having to make the entire projected cash expenditure or payment attributed to such liability on the Projected Cash Disbursement Schedule, then the Company may use the balance of the amount of such projected cash expenditure or payment to satisfy any other liability of the Company, and the amount so used shall not be taken into account in determining whether the Company must seek Parent's consent pursuant to this Section 5.2(b)(vi));

               (vii)  enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

              (viii)  acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

                (ix)  lend money to any Person, or incur or guarantee any indebtedness or other liability;

                 (x)  establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

                (xi)  hire any employee or promote any employee;

               (xii)  change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

             (xiii)  make any Tax election;

              (xiv)  commence or settle any Legal Proceeding (provided, however, that Parent shall not unreasonably withhold its consent to any proposed settlement);

               (xv)  enter into any transaction or take any other action outside the ordinary course of business or inconsistent with past practices (other than as expressly permitted by this Agreement); or

              (xvi)  agree, commit or offer to take any of the actions described in clauses "(i)" through "(xv)" of this Section 5.2(b).

              (c)   During the Pre-Closing Period, the Company shall (i) procure and maintain in effect six-year "tail" coverage (the "Tail Policy") for the existing directors' and officers' insurance policies for the benefit of each director and officer (and former director and officer) of the Company with whom the Company has entered into an indemnification agreement (the "Insured Persons") (or substantially similar coverage and amounts containing material terms no less advantageous to such Insured Persons) with respect to each such Insured Person's acts and omissions as a director or officer of the Company occurring prior to the Effective Time and (ii) to the extent the Company has or acquires knowledge that the Company has any obligation to any such Insured Person to maintain in effect for the benefit of such Insured Person any policy of directors' and officers' liability insurance other than the Tail Policy, use commercially reasonable efforts to ensure that such obligation is promptly terminated.

              (d)   During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Annex II impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of (1) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company and (2) all documents, materials and correspondence relating to any pending or threatened Legal Proceeding. No notification given to Parent pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

            5.3    No Solicitation.

              (a)   The Company shall not directly or indirectly, and shall not authorize or permit any Representative of the Company directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (including by amending, or granting any waiver under, the Rights Agreement), (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the Acceptance Date, this Section 5.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of the Company shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.3, (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing comprehensive "standstill" provisions, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 5.3 by the Company.

              (b)   The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including, except as otherwise expressly prohibited by the terms of any confidentiality agreement to which the Company is a party that is in effect as of the date of this Agreement, the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Acceptance Date. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

              (c)   The Company shall, upon execution of this Agreement, immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal (it being understood that the Company may, in response to a communication from another Person, inform such Person that this Section 5.3(c) requires that the Company cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal).

              (d)   The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which the Company is a party or under which the Company has any rights, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, on or after December 1, 2002, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use commercially reasonable efforts to cause the return of such confidential information.

        Section 6.    ADDITIONAL COVENANTS OF THE PARTIES

            6.1    Stockholder Approval; Proxy Statement.

              (a)   As promptly as practicable following the Acceptance Date (and following the expiration of any subsequent offering period), if the adoption of this Agreement by the Company's stockholders is required by applicable law in order to consummate the Merger, the Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Capital Stock to vote on the adoption of this Agreement (the "Company Stockholders' Meeting"). The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

              (b)   As promptly as practicable following the Acceptance Date (and following the expiration of any subsequent offering period), if the adoption of this Agreement by the Company's stockholders is required by applicable law in order to consummate the Merger, (i) the Company shall prepare and file with the SEC the Proxy Statement and (ii) Parent shall prepare and file with the SEC the Post-Effective Amendment. Each of Parent and the Company shall use commercially reasonable efforts to cause the Post-Effective Amendment and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendment or supplement to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to the Company Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and after obtaining the consent of Parent to such amendment or supplement, shall promptly transmit such amendment or supplement to the Company's stockholders. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Post-Effective Amendment or the Proxy Statement, then the Company shall promptly inform Parent thereof and shall, with respect to the Post-Effective Amendment, cooperate with Parent in filing such amendment or supplement with the SEC and transmitting such supplement or amendment to the Company's stockholders and, with respect to the Proxy Statement, prepare such an amendment or supplement and after obtaining the consent of Parent to such amendment or supplement, promptly transmit such amendment or supplement to the Company's stockholders.

              (c)   Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

              (d)   Parent agrees to cause all shares of Company Capital Stock owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of this Agreement at the Company Stockholders' Meeting.

              (e)   Notwithstanding anything to the contrary contained in this Agreement, if Acquisition Sub and Parent together shall own (by virtue of the Offer or otherwise) at least 90% of the issued and outstanding shares of each class of Company Capital Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders' meeting in accordance with Section 253 of the DGCL.

            6.2    Regulatory Approvals.     Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, license, dispose of, hold separate or otherwise take or commit to take any action that limits the ability of the Company to operate or retain any of the businesses, product lines or assets of the Company, provided that any such action is conditioned upon the consummation of the Offer.

            6.3    Stock Options; Warrants.

              (a)   Parent and the Company acknowledge that Parent shall not assume any Company Option in connection with the Offer or the Merger.

              (b)   At the Effective Time, each Company Warrant that is outstanding shall be assumed by Parent to the extent required by the terms (as in effect on the date of this Agreement) of the instrument by which such Company Warrant is evidenced. The Company shall take all action that may be necessary to ensure that all rights with respect to Company Common Stock under outstanding Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock in the manner specified in such Company Warrants, and that the holders of such Company Warrants shall have no continuing rights against the Surviving Corporation.

            6.4    Employee Matters.

              (a)   The Company shall terminate the employment of each employee of the Company, such termination to be effective as of immediately following the Acceptance Date. The parties acknowledge that nothing in this Agreement shall be construed to create a right in any employee of the Company who continues employment with Parent or the Surviving Corporation after the Effective Time (a "Continuing Employee") to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent, and the employment of any Continuing Employee shall be "at will."

              (b)   At Parent's request, the Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the acceptance for exchange of shares of Company Capital Stock pursuant to the Offer or the Effective Time, any employee benefit plan sponsored by the Company (or in which the Company participates) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

            6.5    Indemnification of Executive Officers and Directors.     Subject to any limitations imposed by the Sarbanes-Oxley Act of 2002, all rights to indemnification existing in favor of those Persons who are directors and executive officers of the Company as of the date of this Agreement (the "Indemnified Persons") for their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, as provided in the Company's bylaws and certificate of incorporation (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) listed in Part 6.5 of the Company Disclosure Schedule, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of five years from the Effective Time.

            6.6    Additional Agreements.

              (a)   Subject to Section 6.6(b), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer and the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by this Agreement. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

              (b)   Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any Intellectual Property or Intellectual Property Right, or to commit to cause the Company to license or otherwise make available to any Person any Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company; or (vi) to contest any Legal Proceeding relating to the Offer, the Merger or any of the other transactions contemplated by this Agreement if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

            6.7    Disclosure.     Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement unless Parent or the Company, as the case may be, shall have been advised by its outside legal counsel that such consultation is prohibited by applicable law. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any Representative of the Company to, make any disclosure to employees of the Company, to the public or otherwise regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have approved such disclosure or (b) the Company shall have been advised by its outside legal counsel that such disclosure is required by applicable law. Notwithstanding anything in this Agreement or in the Confidentiality Agreement to the contrary, any party to this Agreement (and any employee, representative, shareholder or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that for this purpose, (i) the "tax treatment" of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction. Parent and the Company acknowledge and agree that (A) the tax treatment and tax structure of any transaction contemplated by this Agreement does not include the name of any party to such transaction or any sensitive business information (including, specific information about any party's intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of such transaction, and (B) notwithstanding anything to the contrary herein, this Agreement contains no restrictions on the ability of either Parent or the Company to consult with any (or multiple) legal or tax advisors for legal or tax advice regarding the tax treatment or tax structure of any transaction contemplated by this Agreement, or to disclose the tax treatment or tax structure of any transaction contemplated by this Agreement to federal and state taxing authorities.

            6.8    Letter of the Company's Accountants.     The Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

            6.9    Listing.     Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock being issued in the Offer and in the Merger to be approved for listing (subject to notice of issuance) on The Nasdaq National Market.

            6.10    Affiliate Agreements.     The Company shall use commercially reasonable efforts to cause each of its directors and officers to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit B.

            6.11    Section 16 Matters.     Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Capital Stock and Company Options in connection with the Merger by each director and officer of the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the Section 16 Information (as defined below) to Parent at least 30 days prior to the Effective Time, then, prior to the Effective Time, Parent shall take such reasonable steps as are required to cause the acquisition of Parent Common Stock and options to purchase shares of Parent Common Stock in connection with the Merger by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 6.11, "Section 16 Information" shall mean the following information for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; and (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger.

        Section 7.    CONDITIONS PRECEDENT TO THE MERGER

          The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

            7.1    Stockholder Approval.     If required by applicable law in order to consummate the Merger, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

            7.2    No Restraints.     No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

            7.3    Effectiveness of Registration Statement.     The Registration Statement and the Post-Effective Amendment shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Registration Statement or the Post-Effective Amendment.

            7.4    Consummation of Offer.     Acquisition Sub shall have accepted for exchange all shares of Company Capital Stock validly tendered (and not withdrawn) pursuant to the Offer, and shall have issued and delivered all shares of Parent Common Stock required to be delivered in exchange for such shares of Company Common Stock.

        Section 8.    TERMINATION

            8.1    Termination.     This Agreement may be terminated:

              (a)   by mutual written consent of Parent and the Company at any time prior to the Effective Time;

              (b)   by either Parent or the Company at any time prior to the Effective Time if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting the acquisition or acceptance for exchange of, or the issuance and delivery of shares of Parent Common Stock in exchange for, any shares of Company Capital Stock pursuant to the Offer or the consummation of the Merger or (ii) making the acquisition of, or delivery of consideration for, any shares of Company Capital Stock pursuant to Offer or the consummation of the Merger illegal;

              (c)   by either Parent or the Company at any time prior to the Acceptance Date if the Offer shall have expired without the acceptance for exchange of shares of Company Capital Stock; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure to accept shares of Company Capital Stock for exchange pursuant to the Offer is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party on or prior to the Acceptance Date;

              (d)   by either Parent or the Company at any time prior to the Acceptance Date if the acceptance of shares of Company Capital Stock for exchange pursuant to the Offer shall not have occurred on or prior to the close of business on November 15, 2003; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the acceptance for exchange of shares of Company Capital Stock pursuant to the Offer by the close of business on November 15, 2003 is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party on or prior to the Acceptance Date;

              (e)   by Parent at any time prior to the Acceptance Date if a Triggering Event shall have occurred;

              (f)    by Parent at any time prior to the Acceptance Date if: (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case such that the condition set forth in clause "(a)" of Annex II would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in clause "(b)" of Annex II would not be satisfied;

              (g)   by the Company at any time prior to the Acceptance Date if: (i) Parent's representations and warranties contained in this Agreement shall be materially inaccurate as of the date of this Agreement, or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date); or (ii) Parent shall not have complied in all material respects with Parent's covenants contained in this Agreement;

              (h)   by Parent if since the date of this Agreement (but on or prior to the Acceptance Date): (i) a Material Adverse Effect shall have occurred; or (ii) any event shall have occurred or circumstance shall have arisen that, in combination with any other events or circumstances, could reasonably be expected to have or give rise to a Material Adverse Effect;

              (i)    by the Company at any time prior to the Acceptance Date, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer, if (i) neither the Company nor any Representative of the Company shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3, (ii) the board of directors of the Company, after satisfying all of the requirements set forth in Section 1.2(b) and otherwise causing the Company to comply in all material respects with the provisions of this Agreement, shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (the "Specified Agreement"), (iii) the Company shall have delivered to Parent a written notice (that includes a copy of the Specified Agreement as an attachment) containing the Company's representation that the Specified Agreement has been duly executed and delivered to the Company by the other party thereto, that the board of directors of the Company has authorized the execution and delivery of the Specified Agreement on behalf of the Company and that the Company will enter into the Specified Agreement immediately upon termination of this Agreement pursuant to this Section 8.1(i), (iv) a period of at least five business days shall have elapsed since the receipt by Parent of such notice, and the Company shall have made its Representatives reasonably available during such period for the purpose of engaging in negotiations with Parent regarding a possible amendment of the Offer or a possible alternative transaction and (v) any proposal by Parent to amend the Offer or enter into an alternative transaction shall have been considered by the board of directors of the Company in good faith, and the Company's board of directors shall have determined in good faith (after having taken into account the advice of the Company's outside legal counsel and the advice of Petkevich or another independent financial advisor of at least reasonably equivalent reputation) that the terms of the proposed amended Offer (or other alternative transaction) are not as favorable to the Company's stockholders, from a financial point of view, as the transaction contemplated by the Specified Agreement; or

              (j)    by Parent if (i) the holders of a majority of the issued and outstanding shares of Company Capital Stock (other than Parent) have taken action by written consent to elect any individual to serve as a member of the Company's board of directors in accordance with the DGCL or any other applicable Legal Requirement or (ii) two or more of the individuals who currently serve on the Company's board of directors as of the date of this Agreement no longer serve on the Company's board of directors for any reason (other than as a result of the operation of Section 1.3(a)).

            8.2    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any knowing or willful breach of any representation or warranty or any breach of any covenant, obligation or other provision contained in this Agreement (it being understood that in the event of the termination of this Agreement as provided in Section 8.1, in no event shall the Company have any liability to Parent for any breach of any covenant contained in this Agreement to the extent such breach occurs after the Acceptance Date during the period of time in which a majority of the individuals then serving as members of the board of directors of the Company were designated by Parent to serve as directors pursuant to Section 1.3) and (iii) no termination of this Agreement shall in any way affect any of the parties' rights or obligations with respect to any shares of Company Capital Stock accepted for exchange pursuant to the Offer prior to such termination.

            8.3    Expenses.

              (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not any shares of Company Capital Stock are purchased pursuant to the Offer and whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the Registration Statement, the Offer Documents and the Proxy Statement and any amendments or supplements thereto.

              (b)   If (A) this Agreement is terminated by the Company pursuant to Section 8.1 or by Parent pursuant to Section 8.1(e) and (B) within 180 days after the date of termination of this Agreement, (1) a Superior Transaction is consummated, (2) the Company enters into an agreement contemplating a Superior Transaction or (3) an offer or proposal contemplating a Superior Transaction shall have been disclosed, announced, commenced, submitted or made, then the Company shall make a nonrefundable cash payment to Parent, contemporaneously with the consummation of a Superior Transaction, in an amount equal to the lesser of (y) $500,000 or (z) a dollar amount equal to 40% of the amount by which the aggregate value of such Superior Transaction exceeds the aggregate value of the shares of Parent Common Stock that would otherwise have been issued by Parent in connection with the Offer and the Merger.

              (c)   If Parent or the Company fails to pay when due any amount payable under this Section 8.3, then (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such other party of its rights under this Section 8.3, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to such other party in full) at a rate per annum three percentage points over the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

        Section 9.    MISCELLANEOUS PROVISIONS

            9.1    Amendment.     Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            9.2    Waiver.     No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            9.3    No Survival of Representations and Warranties.     None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

            9.4    Entire Agreement; Counterparts.     This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

            9.5    Applicable Law; Jurisdiction.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the States of Delaware; (b) if any such action is properly commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the same state; and (c) each of the parties irrevocably waives the right to trial by jury.

            9.6    Disclosure Schedule.     The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 3, 5 and 6, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation, warranty or covenant set forth in the corresponding numbered or lettered section in Section 3, 5 or 6, and shall not be deemed to relate to or to qualify any other representation, warranty or covenant. For purposes of this Agreement, each statement or other item of information included in the Company Disclosure Schedule shall be deemed to be a representation and warranty of the Company contained in this Agreement.

            9.7    Time is of the Essence.     Time is of the essence of this Agreement.

            9.8    Assignability.     This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            9.9    Notices.     Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            if to Parent or Acquisition Sub:

        AVI BioPharma, Inc.
        One SW Columbia Street
        Suite 1105
        Portland, OR 97258
        Attention: Denis R. Burger, Chief Executive Officer
        Facsimile: (503) 227-0751

            With a copy to:

        Cooley Godward LLP
        380 Interlocken Crescent, Suite 900
        Broomfield, CO 80021-8023
        Attention: Francis Wheeler
        Facsimile: (720) 566-4099

            if to the Company:

        eXegenics Inc.
        2110 Research Row
        Dallas, TX 75235
        Attention: Ronald L. Goode, President and CEO
        Facsimile: (214) 350-9514

            With a copy to:

        Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
        Chrysler Center
        666 Third Avenue
        New York, NY 10017
        Attention: Joel I. Papernik
        Facsimile: (212) 983-3115

            9.10    Cooperation.     The parties agree to cooperate fully with one another and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

            9.11    Severability.     In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

            9.12    Construction.

              (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

              (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

              (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

              (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Annexes" are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

              (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AVI BioPharma, Inc.
By:	/s/ DENIS R. BURGER
Elk Acquisition, Inc.
By:	/s/ ALAN P. TIMMONS
eXegenics Inc.
By:	/s/ RONALD L. GOODE

ANNEX I
CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Annex I and Annex II):

        Acceptance Date.    "Acceptance Date" shall mean the first date on which Acquisition Sub accepts any shares of Company Capital Stock for exchange pursuant to the Offer.

        Accrued Liability.    "Accrued Liability" shall mean any obligation or other liability of the Company of a type that could reasonably be expected to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles as of the date of such balance sheet.

        Acquisition Proposal.    "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

        Acquisition Transaction.    "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) in which the Company or a subsidiary of the Company is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the issued and outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 15% of the issued and outstanding securities of any class of voting securities of the Company;

          (b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of the Company; or

          (c)   any liquidation or dissolution of the Company.

        Adjusted Outstanding Share Number.    "Adjusted Outstanding Share Number" shall mean the sum of: (a) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the acceptance of shares of Company Capital Stock for exchange pursuant to the Offer, plus (b) at the election of Parent, an additional number of shares up to but not exceeding the aggregate number of shares of Company Capital Stock issuable upon the exercise of outstanding in-the-money options, warrants and other rights to acquire capital stock of the Company.

        Agreement.    "Agreement" shall mean the Agreement and Plan of Merger to which this Annex I is attached, as it may be amended from time to time.

        COBRA.    "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Common Exchange Ratio.    "Common Exchange Ratio" shall mean a fraction of a share of Parent Common Stock (subject to adjustment pursuant to Sections 1.1(e) and 2.5(b) of the Agreement) equal to 0.103.

        Company Affiliate.    "Company Affiliate" shall mean any Person under common control with the Company within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, and the regulations issued thereunder.

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        Company Capital Stock.    "Company Capital Stock" shall mean the Company Common Stock and the Company Preferred Stock.

        Company Common Stock.    "Company Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

        Company Contract.    "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

        Company Disclosure Schedule.    "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

        Company Employee.    "Company Employee" shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.

        Company Employee Agreement.    "Company Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable "at will" without any obligation on the part of the Company or any Company Affiliate to make any payment or provide any benefit in connection with such termination.

        Company Employee Plan.    "Company Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related award, fringe benefit or other employee benefit or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

        Company IP.    "Company IP" shall mean all Intellectual Property Rights and Intellectual Property in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

        Company IP Contract.    "Company IP Contract" shall mean any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company.

        Company Pension Plan.    "Company Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        Company Preferred Stock.    "Company Preferred Stock" shall mean the Preferred Stock, $0.01 par value per share, of the Company.

        Company Options.    "Company Options" shall mean options to purchase shares of Company Capital Stock (whether granted by the Company pursuant to the Company's stock option plans,

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assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

        Company Returns.    "Company Returns" shall mean each of the Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date.

        Company SEC Documents.    "Company SEC Documents" shall mean all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all certifications and statements required by (a) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (b) Section 906 of the Sarbanes-Oxley Act of 2002 with respect to any document referred to above) filed by the Company with, or furnished by the Company to, the SEC since July 1, 2001, and all amendments thereto.

        Company Warrant.    "Company Warrant" shall mean a warrant to purchase shares of Company Capital Stock.

        Confidentiality Agreement.    "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated as of June 20, 2003 between Parent and the Company.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Contract.    "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        DGCL.    "DGCL" shall mean the Delaware General Corporation Law.

        DOL.    "DOL" shall mean the United States Department of Labor.

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        Environmental Law.    "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

        ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        Excess Cash Amount.    "Excess Cash Amount" shall mean, as of any given date, the amount by which (a) the aggregate dollar amount of all cash and cash equivalents (excluding any restricted cash of

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the Company and excluding the aggregate dollar amount of all amounts paid to the Company after the date of this Agreement in connection with the exercise of any outstanding options or warrants to purchase Company Capital Stock) exceeds (b) the sum of (i) the aggregate dollar amount of all Accrued Liabilities plus (ii) the maximum aggregate dollar amount of all Potential Liabilities (as adjusted to account for any decreases in such amount agreed to by the Company and Parent as of the date of this Agreement and set forth on the Projected Cash Disbursement Schedule).

        Exchange Act.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        FMLA.    "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

        Governmental Authorization.    "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

        HIPAA.    "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        Intellectual Property.    "Intellectual Property" shall mean algorithms, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

        Intellectual Property Rights.    "Intellectual Property Rights" shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

        Legal Proceeding.    "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The Nasdaq National Market).

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        Material Adverse Effect.    "Material Adverse Effect" means any effect, change, development, event or circumstance that (considered together with all other effects, changes, developments, events or circumstances) is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), cash position, liquidity, working capital, capitalization, assets (tangible or intangible), liabilities (fixed, contingent or otherwise), operations, cash flow, financial performance or prospects of the Company, (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (c) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that that certain Legal Proceeding captioned M&B Weiss Family Limited Partnership of 1996 vs. Joseph M. Davie, et al., Civil Action No. 20303-NC, in the Court of Chancery of the State of Delaware shall not constitute in and of itself a Material Adverse Effect, except to the extent there shall have been a material adverse development in such Legal Proceeding or any material adverse expansion in the claims or causes of action included in such Legal Proceeding.

        Materials of Environmental Concern.    "Materials of Environmental Concern" shall include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

        Parent Common Stock.    "Parent Common Stock" shall mean the common stock, par value $0.0001 per share, of Parent.

        Parent SEC Documents.    "Parent SEC Documents" shall mean each report, registration statement and definitive proxy statement filed by Parent with the SEC between January 1, 2003 and the date of the Agreement.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Post-Effective Amendment.    "Post-Effective Amendment" shall mean a post-effective amendment to the Registration Statement for the offer and sale of shares of Parent Common Stock in connection with the Merger and in which the Proxy Statement shall be included as a prospectus.

        Potential Liability.    "Potential Liability" means any obligation or other liability of the Company (whether due or to become due) of any nature that is not an Accrued Liability, including (i) any such obligation or other liability that is undetermined in dollar amount or that is unliquidated, unmatured or contingent in nature and (ii) any such obligation or other liability that exists or may arise in connection with any of the matters reflected in the Projected Cash Disbursement Schedule or in connection with any Company Contract or (iii) any such obligation or other liability that exists or may arise in connection with any claim, Legal Proceeding (other than that certain Legal Proceeding captioned M&B Weiss Family Limited Partnership of 1996 vs. Joseph M. Davie, et al., Civil Action No. 20303-NC, in the Court of Chancery of the State of Delaware, except to the extent there shall have been a material adverse development in such Legal Proceeding or any material adverse expansion in the claims or causes of action included in such Legal Proceeding) or other event or circumstance that could give rise to an Accrued Liability or a liability of the type described in clause "(i)" or clause "(ii)" of this sentence.

        Preferred Exchange Ratio.    "Preferred Exchange Ratio" shall mean the fraction of a share of Parent Common Stock (subject to adjustment pursuant to Sections 1.1(e) and 2.5(b) of the Agreement) determined by multiplying the Common Exchange Ratio by 1.5.

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        Proxy Statement.    "Proxy Statement" shall mean the proxy or information statement of the Company to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

        Representatives.    "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        Rights.    "Rights" shall mean rights issued to holders of Company Common Stock pursuant to the Rights Agreement.

        Rights Agreement.    "Rights Agreement" shall mean the Stockholder Rights Agreement, dated as of June 9, 2003, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

        SEC.    "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended.

        Subsidiary.    An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

        Superior Offer.    "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party unaffiliated with the Company to acquire (by way of merger, tender offer or otherwise) of all of the outstanding shares of Company Capital Stock or all or substantially all of the assets of the Company, in any such case, on terms that the board of directors of the Company determines, in its reasonable judgment, based upon a written opinion of Petkevich or another independent financial advisor of at least reasonably equivalent reputation, to be more favorable to the Company's stockholders than the terms of the Offer or the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

        Superior Transaction.    "Superior Transaction" shall mean an acquisition (by way of merger, tender offer or otherwise) of at least 85% of the issued and outstanding shares of Company Capital Stock or all or substantially all of the assets of the Company in which the aggregate value of such acquisition exceeds the aggregate value of the shares of Parent Common Stock that would otherwise have been issued by Parent in connection with the Offer and the Merger. For purposes of this definition and Section 8.3(b): (a) the aggregate value of any Superior Transaction shall be determined by multiplying (i) the consideration paid (including the value of any consideration payable upon the exercise of outstanding options or warrants to acquire Company Capital Stock and the value of any contingent or deferred consideration that may become payable in connection with such acquisition) to the Company and its securityholders in connection with such acquisition by (ii) a fraction, the numerator of which is 100% and the denominator of which is (A) with respect to any acquisition of the issued and outstanding shares of Company Capital Stock, the percentage of the issued and outstanding shares of Company Capital Stock so acquired and (B) with respect to any acquisition of assets of the Company, the percentage of the book value of the assets so acquired; (b) the aggregate value of any security to be paid as consideration in any such Superior Transaction shall be determined by multiplying the total number of shares or other units of such security to be issued in connection with such Superior Transaction by the average of the closing prices of such security reported on the principal market on which such security is traded for the 30 consecutive trading days ending two trading days prior to the consummation of such Superior Transaction (it being understood that if such security is not publicly

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traded, then the aggregate value of any such security shall be determined by multiplying the total number of shares or other units of such security to be issued in connection with such Superior Transaction by the fair market value of a share or unit of such security on the date of consummation of such Superior Transaction); and (c) the aggregate value of the shares of Parent Common Stock that would have otherwise been issued in connection with the Offer and the Merger shall be equal to $10,757,000.

        Tax.    "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Triggering Event.    A "Triggering Event" shall be deemed to have occurred if: (a) the board of directors of the Company shall have failed to unanimously recommend that the Company's stockholders accept the Offer, tender their shares of Company Capital Stock pursuant to the Offer and (if required by applicable law in order to consummate the Merger) vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Offer Documents the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Offer and the Merger are fair to and in the best interests of the holders of Company Common Stock and the holders of Company Preferred Stock; (c) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Offer and the Merger are fair to and in the best interests of the holders of Company Common Stock and the holders of Company Preferred Stock, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (f) a tender or exchange offer relating to securities of the Company shall have been commenced by any Person other than Acquisition Sub, and (i) the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer or (ii) the Company withdraws or modifies its recommendation that such tender or exchange offer be rejected; (g) an Acquisition Proposal is publicly announced, and the Company (i) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (ii) otherwise fails to actively oppose such Acquisition Proposal; or (h) the Company or any Representative of the Company shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3.

        Unaudited Interim Balance Sheet.    "Unaudited Interim Balance Sheet" shall mean the unaudited balance sheet of the Company as of March 31, 2003, included in the Company's Report on Form 10-Q for the fiscal quarter ended March 31, 2003, as filed with the SEC on May 13, 2003.

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ANNEX II
CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer or the Agreement, Acquisition Sub shall not be required to accept for exchange or deliver any consideration in exchange for, and may delay the acceptance for exchange or the delivery of consideration in exchange for, any tendered shares of Company Capital Stock, and may terminate the Offer on any scheduled expiration date and not accept for exchange any tendered shares of Company Capital Stock, if (i) the Minimum Condition shall not have been satisfied by 12:00 midnight, Eastern Time, on the expiration date of the Offer, or (ii) any of the following additional conditions shall not have been satisfied:

          (a)   the representations and warranties of the Company contained in the Agreement shall have been accurate in all material respects as of the date of the Agreement and shall be accurate in all material respects as of the expiration date of the Offer (as it may have been extended) as if made on and as of such expiration date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

          (b)   each covenant or obligation that the Company is required to comply with or to perform on or prior to the Acceptance Date shall have been complied with and performed in all material respects;

          (c)   since the date of the Agreement, there shall not have been any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or give rise to a Material Adverse Effect;

          (d)   all material Consents required to be obtained in connection with the Offer, the Merger or the other transactions contemplated by the Agreement (including the Consents, if any, identified in Part 3.26 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect;

          (e)   the Excess Cash Amount as of the expiration date of the Offer (as it may have been extended) shall be at least $9,000,000;

          (f)    Parent and the Company shall have received each of the following agreements and documents, each of which shall be in full force and effect: (i) Affiliate Agreements in the form of Exhibit B, executed by each of the directors and officers of the Company; and (ii) a certificate executed by the Company's Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses "(a)," "(b)," "(c)," "(d)" and "(e)" of this Annex II have been duly satisfied;

          (g)   the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Registration Statement;

          (h)   Parent shall have received a letter addressed to Parent from Ernst & Young LLP, dated as of a date reasonably acceptable to Parent and reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 6.8 of the Agreement, and such update letter shall not have been withdrawn or modified;

          (i)    no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of, or delivery of consideration for, shares of Company Capital Stock

A-II-1

  pursuant to the Offer or preventing consummation of the Merger or any of the other transactions contemplated by the Agreement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Offer or the Merger or any of the other transactions contemplated by the Agreement that makes the acquisition of, or delivery of consideration for, shares of Company Capital Stock pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Agreement, illegal;

          (j)    there shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the acquisition of, or delivery of consideration for, shares of Company Capital Stock pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer, the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or the Company any damages or other relief that may be material to Parent or the Company; (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) that could materially and adversely affect the right of Parent or the Company to own the assets or operate the business of the Company; or (v) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer, the Merger or any of the other transactions contemplated by the Agreement;

          (k)   there shall not be any pending Legal Proceeding (other than that certain Legal Proceeding captioned M&B Weiss Family Limited Partnership of 1996 vs. Joseph M. Davie, et al., Civil Action No. 20303-NC, in the Court of Chancery of the State of Delaware) or any threatened Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect or a material adverse effect on Parent: (i) challenging or seeking to restrain or prohibit the acquisition of or delivery of consideration for, shares of Company Capital Stock pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer, the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or the Company any damages or other relief that may be material to Parent or the Company; (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (iv) that would materially and adversely affect the right of Parent or the Company to own the assets or operate the business of the Company; or (v) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer, the Merger or any of the other transactions contemplated by the Agreement;

          (l)    since the date of the Agreement, there shall not have been a material adverse development in any Legal Proceeding pending against the Company or any of its directors or any material adverse expansion in the claims or causes of action included in such Legal Proceeding;

          (m)  no Person or "group" (as defined in the Exchange Act and the rules thereunder) of Persons shall have acquired or agreed to acquire directly or indirectly beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company;

          (n)   no Triggering Event shall have occurred; and

          (o)   the Agreement shall not have been terminated.

        The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub.

A-II-2

ANNEX B

STOCKHOLDER AGREEMENT

        THIS STOCKHOLDER AGREEMENT ("Agreement") is entered into as of July 16, 2003, by and between AVI BioPharma, Inc., an Oregon corporation ("Parent"), and                         ("Stockholder").

RECITALS

        A.    Stockholder is a holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of capital stock of eXegenics, Inc., a Delaware corporation (the "Company").

        B.    Parent, eXegenics Acquisition, Inc., a Delaware corporation ("Acquisition Sub"), and the Company are entering into an Agreement and Plan of Merger dated this date (the "Merger Agreement") which provides (subject to the conditions set forth therein) for Parent to acquire the Company by (i) causing Acquisition Sub to make an exchange offer as contemplated by the Merger Agreement (the "Offer") for each of the issued and outstanding shares of capital stock of the Company, and (ii) as promptly as practicable after the closing of the Offer, causing Acquisition Sub to merge into the Company (the "Merger").

        C.    Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

        For purposes of this Agreement:

        (a)    The terms "Acquisition Proposal" and "Acquisition Transaction" shall have the respective meanings assigned to those terms in the Merger Agreement.

        (b)    "Company Capital Stock" shall mean the Company Common Stock and the Company Preferred Stock.

        (c)    "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

        (d)    "Company Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of the Company.

        (e)    Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

        (f)    "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

        (g)    "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Capital Stock and all options, warrants and other rights to acquire shares of Company Capital Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Capital Stock and all additional options, warrants and other rights to acquire shares of Company Capital Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

        (h)    "Subject Shares" shall mean: (i) all shares of Company Capital Stock Owned by Stockholder as of the date of this Agreement; and (ii) all additional shares of Company Capital Stock of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

        (i)    "Termination Date" shall mean the earlier of the following:

    (i)
    the date on which the Merger becomes effective; or

    (ii)
    the date on which the Merger Agreement is validly terminated.

        (j)    A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person's beneficial ownership of, interest in or risk relating to such security.

        (k)    Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

        2.1    Restriction on Transfer of Subject Securities.     Subject to Section 2.3, during the period from the date of this Agreement through the Termination Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

        2.2    Restriction on Transfer of Voting Rights.     During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

        2.3    Permitted Transfers.     Section 2.1 shall not prohibit a transfer of Company Capital Stock by Stockholder (a) if Stockholder is an individual (i) to any member of Stockholder's immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder's immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3. AGREEMENT TO TENDER

        3.1    Tender of Subject Shares.     Stockholder agrees to promptly (and, in any event, not later than five business days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Securities Exchange Act of 1934, all of the Subject Shares Owned by Stockholder as of the date of this Agreement (free and clear of any encumbrances or restrictions), and if Stockholder acquires Ownership of any additional Subject Shares after the date of this Agreement, to promptly (and, in any event, not later than two business days after Stockholder acquires Ownership of such additional Subject Shares) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional Subject Shares (free and clear of any encumbrances or restrictions). Stockholder agrees not to withdraw or cause to be withdrawn any of the Subject Shares from the Offer until the earlier of the time that (a) the Offer expires without Acquisition Sub having accepted for exchange any shares of Company Capital Stock validly tendered in the Offer and (b) the Termination Date. Stockholder acknowledges and agrees that Acquisition Sub's obligation to accept for payment shares of Company Capital Stock in the Offer, including any Subject Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

        3.2    Stockholder Information.     Stockholder hereby agrees to permit Parent and Acquisition Sub to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under the terms of the Delaware General Corporation Law or other applicable law, the Proxy Statement, Stockholder's identity and ownership of the Subject Securities and the nature of Stockholder's commitments, arrangements and understandings under this Agreement.

SECTION 4. VOTING OF SHARES

        4.1    Voting Covenant.     Stockholder hereby agrees that, prior to the Termination Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted:

        (a)    in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

        (b)    against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

        (c)    against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in the individuals who serve as members of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company's corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

        Prior to the Termination Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause "(a)," clause "(b)" or clause "(c)" of the preceding sentence.

4.2   Proxy; Further Assurances.

          (a)   Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Termination Date) with respect to the shares referred to therein (the "Proxy"); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Capital Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

          (b)   Stockholder shall, at Stockholder's own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

          (c)   Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby.

SECTION 5. WAIVER OF APPRAISAL RIGHTS

        Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any Subject Shares Owned by Stockholder.

SECTION 6. NO SOLICITATION

        Stockholder agrees that, during the period from the date of this Agreement through the Termination Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that Stockholder's Representatives (as defined in the Merger Agreement) do not, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract (as defined in the Merger Agreement) contemplating or otherwise relating to any Acquisition Transaction. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that Stockholder's Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        Stockholder hereby represents and warrants to Parent as follows:

        7.1    Authorization, etc.     Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder's obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

        7.2    No Conflicts or Consents.

          (a)   The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder's affiliates or properties is or may be bound or affected.

          (b)   The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person. The execution and delivery of any additional proxy pursuant to Section 4.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any consent or approval of any Person.

          (c)   Exhibit B identifies each Contract under which Stockholder or any affiliate of Stockholder has or may acquire any right against the Company. Except as disclosed on Exhibit B, neither Stockholder nor any affiliate of Stockholder shall have any rights or claims under any such Contract against the Company, Parent or any other Person after the Effective Time.

        7.3    Title to Securities.     As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock and Company Preferred Stock set forth under the heading "Shares of Common Stock Held of Record" and "Shares of Preferred Stock Held of Record," respectively, on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

        7.4    Reliance by Parent.     Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement and the Proxy.

        7.5    Accuracy of Representations.     The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Termination Date and will be accurate in all respects as of the date of the Acceptance by Acquisition Sub of shares of Company Capital Stock for exchange pursuant to the Offer and the date of the consummation of the Merger as if made on each such date.

SECTION 8. ADDITIONAL COVENANTS OF STOCKHOLDER

        8.1    Further Assurances.     From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

        8.2    Legends.     If requested by Parent, immediately after the execution of this Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Termination Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Capital Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

    THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A STOCKHOLDER AGREEMENT DATED AS OF JULY, 16, 2003 AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 9. MISCELLANEOUS

        9.1    Survival of Representations, Warranties and Agreements.     All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Termination Date.

        9.2    Expenses.     All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        9.3    Notices.     Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

          if to Stockholder:

            at the address set forth on the signature page hereof; and

          if to Parent:

      AVI Biopharma, Inc.
      One SW Columbia Street
      Suite 1105
      Attn: President/CEO
      Fax: (503) 227-0751

        9.4    Severability.     If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

        9.5    Entire Agreement.     This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

        9.6    Assignment; Binding Effect.     Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, if the Stockholder is an individual, this Agreement shall be binding upon Stockholder and Stockholder's heirs, estate, executors and personal representatives and, if Stockholder is a corporation, limited liability company, partnership or similar entity, this Agreement shall be binding upon Stockholder and Stockholder's successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

        9.7    Indemnification.     Stockholder shall hold harmless and indemnify Parent and Parent's affiliates from and against, and shall compensate and reimburse Parent and Parent's affiliates for, any loss, damage, claim, liability, fee (including attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent's affiliates, or to which Parent or any of Parent's affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

        9.8    Independence of Obligations.     The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

        9.9    Specific Performance.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        9.10    Non-Exclusivity.     The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Parent, under any Affiliate Agreement between Parent and Stockholder; and nothing in any such Affiliate Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Parent, under this Agreement.

        9.11    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware.

          (b)   STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

        9.12    Counterparts.     This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        9.13    Captions.     The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        9.14    Attorneys' Fees.     If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        9.15    Waiver.     No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        9.16    No Diminution of Director or Officer Duties.     Nothing in any provision of this Agreement shall limit or restrict Stockholder from taking any action taken in Stockholders' capacity as a director or officer of the Company or otherwise fulfilling Stockholder's duties as a director or officer of the Company.

        9.17    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)   The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)   Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, Parent and Stockholder have caused this Stockholder Agreement to be executed as of the date first written above.

AVI BioPharma By Title
STOCKHOLDER Signature Printed Name
Address:
Facsimile:
Shares of Common Stock Held of Record	Shares of Preferred Stock Held of Record	Options and Other Rights	Additional Securities Beneficially Owned
—	—	—	—

Signature Page to Stockholder Agreement

EXHIBIT A
FORM OF IRREVOCABLE PROXY

        The undersigned stockholder (the "Stockholder") of eXegenics, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes DENIS R. BURGER, ALAN P. TIMMINS and AVI BioPharma, Inc., a Delaware corporation ("Parent"), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder's rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

        This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Stockholder Agreement, dated as of the date hereof, between Parent and the Stockholder (the "Stockholder Agreement"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, eXegenics Acquisition, Inc., a wholly-owned subsidiary of Parent, and the Company (the "Merger Agreement"). This proxy will terminate on the Termination Date (as defined in the Stockholder Agreement).

        The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Termination Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

            (i)  in favor of the Merger (as defined in the Stockholder Agreement), the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

           (ii)  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

          (iii)  against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in the individuals who serve as members of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company's corporate structure; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement.

        The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

        This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

        If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: July 16, 2003	STOCKHOLDER Signature Printed Name
Number of shares of common stock of the Company owned of record as of the date of this proxy:
Number of shares of preferred stock of the Company owned of record as of the date of this proxy:

Signature Page to Irrevocable Proxy

EXHIBIT B
CERTAIN CONTRACTS

ANNEX C

AFFILIATE AGREEMENT

        THIS AFFILIATE AGREEMENT is being executed and delivered as of July 16, 2003, by                          ("Stockholder") in favor of and for the benefit of AVI BioPharma, Inc., an Oregon corporation ("Parent").

RECITALS

        A.    Stockholder is a stockholder of and is an officer and/or director of eXegenics, Inc., a Delaware corporation (the "Company").

        B.    Parent, the Company and eXegenics Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for an exchange offer to exchange shares of common stock, par value $0.0001 per share, of Parent ("Parent Common Stock") for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") and all of the issued and outstanding shares of preferred stock, par value $0.01 per share, of the Company ("Company Preferred Stock"), and the merger (such merger, together, with the exchange offer, the "Transaction") of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive common stock of Parent, as set forth in the Merger Agreement. It is accordingly contemplated that Stockholder will receive shares of Parent Common Stock in the Transaction.

        C.    Stockholder understands that the Parent Common Stock being issued in the Transaction will be issued pursuant to a registration statement on Form S-4, and that Stockholder may be deemed an "affiliate" of Parent as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and, as such, Stockholder may only transfer, sell or dispose of such Parent Common Stock in accordance with this Affiliate Agreement and Rule 145.

AGREEMENT

        Stockholder, intending to be legally bound, agrees as follows:

        1.    REPRESENTATIONS AND WARRANTIES.     Stockholder represents and warrants to Parent as follows:

          (a)   Stockholder is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of outstanding shares of Company Common Stock and/or Company Preferred Stock specified beneath Stockholder's signature on the signature page hereof (the "Shares"), and Stockholder has good and valid title to the Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Stockholder has the sole right to vote and to dispose of the Shares.

          (b)   Stockholder is the holder of options to purchase the number of shares of Company Common Stock specified beneath Stockholder's signature on the signature page hereof (the "Company Options"), and Stockholder has good and valid title to the Company Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

          (c)   Stockholder does not own, of record or beneficially, directly or indirectly, any securities of the Company other than the Shares or the Company Options.

          (d)   Stockholder has carefully read this Affiliate Agreement and, to the extent Stockholder felt necessary, has discussed with counsel the limitations imposed on Stockholder's ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock that Stockholder is to receive in the Transaction (the "Specified Parent Shares"). Stockholder fully understands the limitations this Affiliate Agreement places upon Stockholder's ability to sell, transfer or otherwise dispose of the Specified Parent Shares.

        2.    PROHIBITIONS AGAINST TRANSFER.     Stockholder agrees that Stockholder shall not effect any sale, transfer or other disposition of any Specified Parent Shares unless:

          (a)   such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act;

          (b)   such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 promulgated under the Securities Act, as evidenced by a broker's letter and a representation letter executed by Stockholder (satisfactory in form and content to Parent) stating that such requirements have been met and copies of such letters shall have been delivered to Parent;

          (c)   counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from the registration requirements under the Securities Act; or

          (d)   an authorized representative of the Securities and Exchange Commission (the "SEC") shall have rendered written advice to Stockholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

        3.    STOP TRANSFER INSTRUCTIONS; LEGEND.     Stockholder acknowledges and agrees that (a) stop transfer instructions will be given to Parent's transfer agent with respect to the Specified Parent Shares, and (b) each certificate representing any of the Specified Parent Shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF JULY 16, 2003, BETWEEN STOCKHOLDER AND PARENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT."

        4.    SPECIFIC PERFORMANCE.     Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and Stockholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        5.    OTHER AGREEMENTS.     Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Affiliate Agreement.

        6.    NOTICES.     Any notice or other communication required or permitted to be delivered to any party under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) one business day after sent by internationally recognized courier or express delivery service (such as Federal Express) or by facsimile (with confirmation of receipt), provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          If to Parent:

      AVI Biopharma, Inc.
      One SW Columbia Street
      Suite 1105
      Attn: President/CEO
      Fax: (503) 227-0751

          If to the Stockholder, to the address for notice set forth on the signature page hereof.

        7.    SEVERABILITY.     In the event that any provision of this Affiliate Agreement, or the application of any such provision to any Person (as such term is defined in the Merger Agreement) or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Affiliate Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        8.    ATTORNEYS' FEES.     In any action at law or suit in equity to enforce this Affiliate Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        9.    APPLICABLE LAW; JURISDICTION.     This Affiliate Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Affiliate Agreement or any of the transactions contemplated by this Affiliate Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the County of Multnomah, Oregon; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.

        10.    WAIVER; TERMINATION.     No failure on the part of Parent to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

        11.    HEADINGS.     The headings contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

        12.    FURTHER ASSURANCES.     Stockholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

        13.    ENTIRE AGREEMENT; COUNTERPARTS.     This Affiliate Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Affiliate Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

        14.    NON-EXCLUSIVITY.     The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

        15.    AMENDMENTS.     This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

        16.    ASSIGNMENT.     This Affiliate Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

        17.    BINDING NATURE.     Subject to Section 16, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns.

        18.    SURVIVAL.     Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Merger.

        Stockholder has executed this Affiliate Agreement as of the date first written above.

(name)

(signature)
Address:

SHARES BENEFICIALLY OWNED BY STOCKHOLDER

Shares of Company Common Stock:

Shares of Company Preferred Stock:

Shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights:

ANNEX D

§ 262. DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

          (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

            (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

            (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

              b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

              c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

              d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d)   Appraisal rights shall be perfected as follows:

            (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

              (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

              (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

              (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

              (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

              (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

              (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

              (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

              (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

THE EXCHANGE AGENT AND DEPOSITARY FOR THE OFFER IS:

MELLON INVESTOR SERVICES LLC

BY MAIL:	BY OVERNIGHT DELIVERY:	BY HAND DELIVERY:
Attn: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	Attn: Reorganization Dept. 85 Challenger Road Mail-Stop — Reorg. Ridgefield Park, NJ 07660	Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271

FACSIMILE TRANSMISSION (FOR ELIGIBLE INSTITUTIONS ONLY):

(201) 296-4293

CONFIRM RECEIPT OF FACSIMILE BY TELEPHONE ONLY:

(201) 296-4860

THE INFORMATION AGENT IS:

MELLON INVESTOR SERVICES LLC

Call Toll-Free: (866) 323-8164

BY MAIL:	BY OVERNIGHT DELIVERY:	BY HAND DELIVERY:
Attn: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	Attn: Reorganization Dept. 85 Challenger Road Mail-Stop — Reorg. Ridgefield Park, NJ 07660	Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        AVI is an Oregon Corporation. Reference is made to Section 60.047 of the Oregon Business Corporation Act (the "OBCA"), which enables a corporation in its original articles of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its shareholders for conduct as a director, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 60.367 of the OBCA (providing for liability of directors for unlawful distributions), or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference also is made to Sections 60.387 to 60.414 of the OBCA, which provide that a corporation may indemnify any persons, including officers and directors, who are made parties to any proceeding (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, partner, employee or agent of another corporation or enterprise. The indemnity may include reasonable expenses (including attorney's fees) incurred with respect to a proceeding, including the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. An Oregon corporation may indemnify officers and directors for expenses (including attorney's fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted if the officer or director is adjudged to be liable to the corporation. Where an officer or director is wholly successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director reasonably incurred.

        Article VI of the AVI Articles of Incorporation provides for indemnification of the officers and directors of AVI to the full extent permitted by applicable law. Article VI also provides for the advancement of expenses to such persons, provided they set forth in writing their good faith belief that they are entitled to indemnification and their agreement to repay all advances if it is ultimately determined that they are not entitled to indemnification. The AVI Bylaws provide that AVI shall have the power to indemnify its directors and officers pursuant to applicable law. AVI also maintains directors and officers liability insurance coverage.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Merger and Reorganization, dated July 16, 2003, by and among AVI BioPharma, Inc., Elk Acquisition Sub, Inc. and eXegenics, Inc. Corporation (included as Annex A to the prospectus contained in this registration statement). (1)
2.2	Form of Stockholder Agreement between AVI and certain eXegenics officers, directors and affiliates (included as Annex B to the prospectus contained in this registration statement). (1)
2.3	Form of Affiliate Agreement between AVI and certain AVI and eXegenics officers, directors and affiliates (included as Annex C to the prospectus contained in this registration statement). (1)
4.1	Form of Specimen Certificate for Common Stock. (2)
4.2	Form of Warrant for Purchase of Common Stock. (2)
4.3	Form of Warrant Agreement. (2)
4.4	Form of Representative's Warrant. (2)
4.5	Form of Warrant Agreement between AntiVirals Inc. and ImmunoTherapy Shareholders. (3)
4.6	Form of Common Stock Purchase Warrant. (4)
5.1+	Opinion of Hurley Lynch & RE PC as to the validity of the common stock of AVI, Inc. being registered hereby.
23.1+	Consent of KPMG LLP, independent auditors.
23.2+	Consent of Ernst & Young LLP, independent auditors.
23.3+	Consent of Eisner LLP, independent auditors.
23.4+	Consent of Hurley Lynch & RE PC (included in Exhibit 5.1).
24.1+	Power of Attorney of Directors and Officers of AVI BioPharma, Inc. (set forth on the signature pages hereto).
99.1+	Form of Common Stock Letter of Transmittal.
99.2+	Form of Preferred Stock Letter of Transmittal.
99.3+	Form of Notice of Guaranteed Delivery.
99.4+	Form of Letter from Mellon Investor Services LLC to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5+	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients.
99.6+	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.7	Opinion of Petkevich & Partners LLC, dated July 15, 2003, addressed to the board of directors of eXegenics (5)
99.8+	Consent of Petkevich & Partners LLC

+	Filed herewith.
(1)	Incorporated by reference to Exhibits to eXegenics, Inc. Form 8-K filed with the Securities and Exchange Commission on July 16, 2003 (Commission File No. 000-26648).
(2)	Incorporated by reference to Exhibits to Registrant's Registration Statement on Form SB-2, as amended and filed with the Securities and Exchange Commission on May 29, 1997 (Commission Registration No. 333-20513).
(3)	Incorporated by reference to Exhibits to Registrant's Registration Statement on Form S-4, as amended, and filed with the Securities and Exchange Commission on August 7, 1998 (Commission Registration No. 333-60849).
(4)	Incorporated by reference to Exhibits to Registrant's Registration Statement on Form S-3, as amended, and filed with the Securities and Exchange Commission on December 21, 1999 (Commission Registration No. 333-93135).
(5)	Incorporated by reference to Annex B to the Solicitation/Recommendation Statement on Schedule 14D-9, filed with the Securities and Exchange Commission on July 25, 2003

ITEM 22.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

—
to file, during any period in which offers or sales are being made, a post-effective amendment or prospectus supplement to this registration statement:

(1)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

—
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

—
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

—
that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

—
to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

—
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

—
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

—
that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, State of Oregon, on July 25, 2003.

AVI BIOPHARMA, INC.
By:	/s/ ALAN P. TIMMINS Alan P. Timmins President and Chief Operating Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan P. Timmins and Mark M. Webber, with full power to act alone without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DENIS R. BURGER Denis R. Burger	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 25, 2003
/s/ ALAN P. TIMMINS Alan P. Timmins	President, Chief Operating Officer, and Director	July 25, 2003
/s/ MARK M. WEBBER Mark M. Webber	Chief Financial Officer and Chief Information Officer (Principal Financial and Accounting Officer)	July 25, 2003
/s/ PATRICK L. IVERSEN Patrick L. Iversen	Senior Vice President of Research and Development and Director	July 25, 2003
/s/ DWIGHT D. WELLER Dwight D. Weller	Senior Vice President of Chemistry and Manufacturing and Director	July 25, 2003
/s/ ANDREW J. FERRARA Andrew J. Ferrara	Director	July 25, 2003
/s/ JOHN W. FARA John W. Fara	Director	July 25, 2003
/s/ JAMES B. HICKS James B. Hicks	Director	July 25, 2003
/s/ JOSEPH RUBINFELD Joseph Rubinfeld	Director	July 25, 2003